Exhibit 10.1

UNCOMMITTED

MASTER REPURCHASE AGREEMENT

Dated as of December 10, 2015

between

STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C.,

STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C.,

as Sellers,

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Buyer

i

ii

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Sellers

EXHIBIT III-A	Monthly Reporting Package

EXHIBIT III-B	Quarterly Reporting Package

EXHIBIT III-C	Annual Reporting Package

EXHIBIT IV	Form of Custodial Delivery Certificate

EXHIBIT V	Form of Power of Attorney

EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Assets

EXHIBIT VII	Asset Information

EXHIBIT VIII	Purchase and Additional Advance Procedures

EXHIBIT IX	Form of Bailee Letter

EXHIBIT X	Form of Margin Deficit Notice

EXHIBIT XI	Form of U.S. Tax Compliance Certificates

EXHIBIT XII	UCC Filing Jurisdictions

EXHIBIT XIII	[Reserved.]

EXHIBIT XIV	Form of Servicer Notice

EXHIBIT XV	Form of Release Letter

EXHIBIT XVI	Form of Covenant Compliance Certificate

EXHIBIT XVII	Form of Re-direction Letter

iii

UNCOMMITTED MASTER REPURCHASE AGREEMENT

UNCOMMITTED MASTER REPURCHASE AGREEMENT, dated as of December 10, 2015, by and between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States (“Buyer”) and STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C. and STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C., each a Delaware limited liability company (“Seller”).

ARTICLE 1.
APPLICABILITY

From time to time the parties hereto may enter into transactions in which the applicable Seller and Buyer agree to the transfer from such Seller to Buyer all of its rights, title and interest to certain Eligible Assets (as defined herein) or other assets and, in each case, the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Buyer to such Seller, with a simultaneous agreement by Buyer to transfer back to such Seller such Assets at a date certain or on demand, against the transfer of funds by such Seller to Buyer.  Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder.  Each individual transfer of an Eligible Asset shall constitute a distinct Transaction.  Notwithstanding any provision or agreement herein, at no time shall Buyer be obligated to purchase or effect the transfer of any Eligible Asset from any Seller to Buyer.

ARTICLE 2.
DEFINITIONS

“A-Note” shall mean the original promissory note, if any, that was executed and delivered in connection with the senior or pari passu senior position of a Senior Mortgage Loan.

“Accelerated Repurchase Date” shall have the meaning specified in Article 12(b)(i) of this Agreement.

“Acceptable Attorney” means an attorney-at-law that has delivered at the applicable Seller’s request a Bailee Letter, with the exception of an attorney that is not satisfactory to Buyer.

“Accepted Servicing Practices” shall mean with respect to any applicable Purchased Asset, those mortgage loan, participation interest or mezzanine loan servicing practices of prudent mortgage lending institutions that service mortgage loans, participation interests and/or mezzanine loans of the same type as such Purchased Asset in the state where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Act of Insolvency” shall mean, with respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any Insolvency Law, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making of a general assignment for the benefit of creditors; (v) the admission in writing by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; (vi) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person; (vii) the consent by such Person to the entry of an order for relief in an insolvency case under any Insolvency Law; or (viii) the taking of action by any such Person in furtherance of any of the foregoing.

“Additional Advance” shall mean, for any Purchased Asset with Margin Excess, an advance of additional funds on such Purchased Asset by Buyer to the applicable Seller in accordance with Article 3(z).  For the avoidance of doubt, an Additional Advance made with respect to a Purchased Asset shall be deemed to be a part of the related Transaction.

“Additional Advance Conditions” shall have the meaning specified in Article 3(z) of this Agreement.

“Additional Advance Date” shall mean any date upon which an Additional Advance (up to the Margin Excess with respect to the related Purchased Asset) is made by Buyer to the applicable Seller on the related Purchased Asset.

“Additional Facility Capacity” shall mean $400,000,000.

“Additional Facility Capacity Draw Conditions” shall mean all of the following conditions, as determined by Buyer in its sole discretion: (i) Buyer shall have received payment from Seller of that portion of the Structuring Fee due and payable on the Additional Facility Capacity Draw Date pursuant to clause (b) of the Structuring Fee definition set forth in the Fee Letter and, if the Additional Facility Capacity Draw Date occurs on the first anniversary of the Closing Date, Buyer shall have also received payment from Seller of any unpaid portion of the Structuring Fee payable pursuant to clause (c) of the Structuring Fee definition set forth in the Fee Letter, and (ii) no Force Majeure Event, Event of Default or Margin Deficit shall have occurred and be continuing.

“Additional Facility Capacity Draw Date” shall have the meaning assigned thereto in Article 3(dd).

“Advance Rate” shall mean, with respect to each Transaction, the initial Advance Rate selected by Buyer for such Transaction on a case by case basis in its sole discretion as shown in the related Confirmation, as same may be (i) increased (as set forth in an amended Confirmation) in connection with any Additional Advance or Future Funding Transaction (but which shall in no case exceed the Maximum Advance Rate for the related Purchased Asset unless otherwise agreed to by Buyer and the applicable Seller, as specified in the related Confirmation) and (ii) decreased (as set forth in an amended Confirmation) in connection with any partial repurchase pursuant to Article 3(aa).

“Affiliate” shall mean, when used with respect to any specified Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.  Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto, or (ii) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Affiliated Hedge Counterparty” shall mean JPMorgan Chase Bank, National Association, or any Affiliate thereof, in its capacity as a party to any Hedging Transaction with the applicable Seller.

“Agreement” shall mean this Uncommitted Master Repurchase Agreement, dated as of December 10, 2015, by and among Sellers and Buyer as such agreement may be modified or supplemented from time to time.

“Alternative Rate” shall have the meaning specified in Article 3(h) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Annual Reporting Package” shall mean the reporting package described on Exhibit III-C.

“Anti-Money Laundering Laws” shall have the meaning specified in Article 9(b)(xxxiii) of this Agreement.

“Applicable Spread” shall mean, with respect to a Transaction involving a Purchased Asset:

(i)            with respect to any Purchased Asset and any Pricing Rate Period, so long as no Event of Default shall have occurred and be continuing, the incremental per annum rate (expressed as a number of “basis points”, each basis point being equivalent to 1/100 of 1%) specified in Schedule I attached to the Fee Letter as being the “Applicable Spread” for such Purchased Asset for the applicable LTV (as determined by Buyer in its sole discretion) shown in Schedule I attached to the Fee Letter, or such other rate as may be agreed upon between the applicable Seller and Buyer and as set forth in the related Confirmation, and

(ii)           after the occurrence and during the continuance of an Event of Default, the applicable incremental per annum rate described in clause (i) of this definition, plus 500 basis points (5.0%).

“Appraisal” shall mean, with respect to each Underlying Mortgaged Property, an appraisal of the related Underlying Mortgaged Property conducted by an Independent Appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and the Interagency Appraisal and Evaluation Guidelines, as amended, and, in addition, certified by such Independent Appraiser as having been prepared in accordance with the requirements of the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, addressed to (either directly or pursuant to a reliance letter in favor of Buyer or reliance language in such Appraisal running to the benefit of Buyer as a successor and/or assign) and reasonably satisfactory to Buyer.

“Asset Due Diligence” shall have the meaning set forth in Article 3(b)(iv) hereof.

“Asset Information” shall mean, with respect to each Purchased Asset, the information set forth in Exhibit VII attached hereto.

“Assets” shall have the meaning specified in Article 1 of this Agreement.

“Assignee” shall have the meaning set forth in Article 17(a) hereof.

“B-Note” shall mean the original promissory note, if any, that was executed and delivered in connection with a Junior Mortgage Loan.

“Bailee Letter” shall mean a letter from an Acceptable Attorney or from a Title Company, or another Person acceptable to Buyer in its sole and absolute discretion, in the form attached to this Agreement as Exhibit IX, wherein such Acceptable Attorney, Title Company or other Person described above in possession of a Purchased Asset File (i) acknowledges receipt of such Purchased Asset File, (ii) confirms that such Acceptable Attorney, Title Company, or other Person acceptable to Buyer is holding the same as bailee of Buyer under such letter and (iii) agrees that such Acceptable Attorney, Title Company or other Person described above shall deliver such Purchased Asset File to the Custodian by not later than the third (3rd) Business Day following the Purchase Date for the related Purchased Asset.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Breakage Costs” shall have the meaning assigned thereto in Article 3(m).

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange or the Federal Reserve Bank of New York is authorized or obligated by law or executive order to be closed and (iii) a day on which banks in the State of New York, Pennsylvania, Kansas or Minnesota are authorized or obligated by law or executive order to be closed or, with respect to a “London Business Day” for the determination of LIBOR, any day other than a day on which banks in London, England are authorized or obligated by law or executive order to be closed.

“Buyer” shall mean JPMorgan Chase Bank, National Association, or any successor or permitted assign thereof.

“Buyer Compliance Policy” shall have the meaning specified in the Fee Letter.

“Buyer Funding Costs” shall mean the actual funding costs of Buyer or of any corporate entity controlling Buyer associated with any one or more of the Transactions (including any related Additional Advance or Future Funding Transaction) or otherwise with Buyer’s obligations under the Transaction Documents.

“Buyer’s Margin Amount” shall mean with respect to any Transaction and any Purchased Asset on any date of determination, the applicable Maximum Advance Rate for such Purchased Asset, multiplied by the Market Value of such Purchased Asset as of such date of determination.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, any and all partner or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Cash Equivalents” shall mean, as of any date of determination, (a) marketable securities issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, and (b) the market value (as determined by Buyer in its sole discretion) of publicly traded debt and equity securities of entities listed on the New York Stock Exchange, NASDAQ stock exchange or any other nationally-recognized U.S., European, Hong Kong, Singapore or Tokyo stock exchange, in each case which are rated at least AAA by S&P (or the equivalent thereof by Moody’s) and, in each case, without any restrictions on the transferability or exchange of such assets.

“Change of Control” shall mean: (a) at any time prior to an internalization of management by Guarantor, if (i) Manager or an Affiliate of Manager or Guarantor is no longer the manager of Guarantor, or (ii) there is a change in Control of Manager from the Person or Persons who are directly or indirectly Controlling Manager as of the Closing Date, (b) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all Capital Stock of Guarantor entitled to vote generally in the election of directors, members or partners of 20% or more, (c) Guarantor shall cease to own and Control, of record and beneficially, directly or indirectly 100% of each class of outstanding Capital Stock of each of SPM and SPM BC, (d) SPM shall cease to own and Control, of record and beneficially, directly 100% of each class of outstanding Capital Stock of Starwood Property Mortgage Sub-14-A, L.L.C., or (e) SPM BC shall cease to own and Control, of record and beneficially, directly 100% of each class of outstanding Capital Stock of Starwood Property Mortgage Sub-14, L.L.C.

“Closing Date” shall mean December 10, 2015.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collection Period” shall mean (i) with respect to the first Remittance Date, the period beginning on and including the Closing Date and continuing to, and including the calendar day immediately preceding such Remittance Date, and (ii) with respect to each subsequent Remittance Date, the period beginning on and including the Remittance Date in the month preceding the month in which such Remittance Date occurs and continuing to and including the calendar day immediately preceding the following Remittance Date.

“Confirmation” shall have the meaning specified in Article 3(b) of this Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “Control,” “Controlling” and “Controlled” shall have meanings correlative thereto.

“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate in form and substance identical to the certificate attached hereto as Exhibit XVI.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, by and among the Custodian, Sellers and Buyer, or any successor agreement thereto approved in writing by Sellers and Buyer, as same may be amended, modified and/or restated from time to time in accordance therewith.

“Custodial Delivery Certificate” shall mean the form executed by the applicable Seller in order to deliver the Purchased Asset Schedule and the Purchased Asset File to Buyer or its designee (including the Custodian) pursuant to Article 7 of this Agreement, a form of which is attached hereto as Exhibit IV.

“Custodian” shall mean Wells Fargo Bank, National Association, or any successor Custodian appointed by Buyer.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Asset” shall mean any Purchased Asset (a) that is thirty (30) days or more (or, in the case of payments due at maturity, one (1) Business Day) delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related Purchased Asset Documents, (b) for which there is a breach of the applicable representations and warranties set forth on Exhibit VI hereto that materially and adversely affects the value of such Purchased Asset, the Underlying Mortgaged Property related thereto or the interests of the Buyer in such Purchased Asset, except to the extent specifically disclosed in writing in a Requested Exceptions Report previously approved by Buyer, (c) as to which an Act of Insolvency shall have occurred with respect to the related borrower or guarantor of any of the obligations of such borrower, (d) as to which any material non-monetary default or event of default (howsoever defined in the related Purchased Asset Documents) shall have occurred and be continuing with respect to the Purchased Asset beyond any applicable notice and/or cure periods under the related Purchased Asset Documents, (e) with respect to which there has been a Significant Modification that has a material adverse effect on such Purchased Asset, as determined by Buyer in its sole discretion, except to the extent Buyer has consented thereto in writing, or (f) for which foreclosure proceedings have commenced or notice of proposed foreclosure has been delivered with respect to any lien on any related Underlying Mortgaged Property; provided that with respect to any Junior Mortgage Loan, Participation Interest or Mezzanine Loan, in addition to the foregoing, such Junior Mortgage Loan, Participation Interest or Mezzanine Loan shall also be considered a Defaulted Asset to the extent that the related Senior Mortgage Loan or Underlying Mortgage Loan, as applicable, would be considered a Defaulted Asset as described in this definition.

“Depository” shall mean Wells Fargo Bank, National Association, or any successor Depository appointed by Buyer in its sole discretion.

“Depository Account” shall mean a segregated interest bearing account, in the name of Buyer, established on the books and records of the Depository pursuant to the Depository Agreement.

“Depository Agreement” shall mean the Depository Agreement among Buyer, Sellers and Depository to be entered into on or prior to the first Purchase Date in connection with the initial Transaction, or any successor agreement thereto approved in writing by Sellers and Buyer, as same may be amended, modified and/or restated from time to time.

“Draft Appraisal” shall mean a short form appraisal, “letter opinion of value,” or any other form of draft appraisal acceptable to Buyer.

“Due Diligence Package” shall have the meaning specified in Exhibit VIII to this Agreement.

“Early Repurchase” shall mean a repurchase of a Purchased Asset as described in Article 3(f) of this Agreement.

“Early Repurchase Date” shall have the meaning specified in Article 3(f) of this Agreement.

“Eligible Assets” shall mean any of the following types of assets or loans (1) that are acceptable to Buyer in its sole and absolute discretion as of the Purchase Date for the related

Purchased Asset, (2) on each day, with respect to which there is no breach of the applicable representations and warranties set forth in this Agreement (including the exhibits hereto) that materially and adversely affects the value of such Asset, the Underlying Mortgaged Property related thereto or the interests of Buyer in such Asset, except to the extent specifically disclosed in writing in a Requested Exceptions Report approved by Buyer, and (3) that are secured directly or indirectly by properties that are multi-family, mixed use, industrial, office building or hospitality or such other types of commercial properties that Buyer may agree to in its sole discretion, and are properties located in the United States of America, its territories or possessions (or elsewhere, in the sole discretion of Buyer):

(i)            Senior Mortgage Loans, including Senior Mortgage Loans evidenced by an A-Note; provided that, to the extent that any A-Note that is a Purchased Asset represents a Senior Pari Passu Interest that does not have control over servicing and other decisions pursuant to the related participation agreement or co-lender agreement, such Senior Pari Passu Interest shall only be an Eligible Asset hereunder to the extent that it, together with all other such Senior Pari Passu Interests that are Purchased Assets, do not exceed, in the aggregate, twenty-five percent (25%) of the Maximum Facility Amount;

(ii)           Junior Mortgage Loans, including Junior Mortgage Loans evidenced by a B-Note, but only to the extent that the Senior Mortgage Loan or A-Note, as applicable, to which such Junior Mortgage Loan or B-Note relates is also a Purchased Asset;

(iii)          Participation Interests; provided, that to the extent that any Senior Pari Passu Interest that is a Purchased Asset does not have control over servicing and other decisions pursuant to the related participation agreement or co-lender agreement, such Senior Pari Passu Interest shall only be an Eligible Asset hereunder to the extent that it, together with all other such Senior Pari Passu Interests without such control rights, do not exceed, in the aggregate, twenty-five percent (25%) of the Maximum Facility Amount;

(iv)          Mezzanine Loans, which may be either stand-alone Mezzanine Loans or Related Mezzanine Loans (as specified in the related Confirmation); provided that, in the case of any such Asset identified in the related Confirmation as a Related Mezzanine Loan, such Asset shall be not be an Eligible Asset at any time that the related Underlying Mortgage Loan is not also a Purchased Asset; and

(v)           any other asset types or classifications that are acceptable to Buyer, subject to its consent on all necessary and appropriate modifications to this Agreement and each of the Transaction Documents, as determined by Buyer in its sole and absolute discretion.

Notwithstanding anything to the contrary contained in this Agreement, the following shall not be Eligible Assets for purposes of this Agreement: (i) non-performing loans; (ii) loans that are Defaulted Assets; (iii) construction loans or land loans, (iv) any Asset, where the purchase thereof would cause the aggregate of all Repurchase Prices to exceed the Maximum Facility Amount; (v) loans for which the applicable Appraisal is (a) not dated within three hundred sixty-four (364) days of the proposed Purchase Date or (b) not ordered by a “Financial Services Institution” as defined in the Interagency Appraisal and Evaluation Guidelines, or (vi)

any Asset, which may not be a Purchased Asset pursuant to any Requirement of Law due to a change in any Requirement of Law that affects the legal, regulatory or capital treatment of such Purchased Asset (other than any change in a Requirement of Law which permits such Purchased Asset to remain a Purchased Asset hereunder, so long as Sellers pay to Buyer such additional amounts as required pursuant to Articles 3(h), (i), (k) or (l), as applicable).

“Eligible Loans” shall mean any Senior Mortgage Loans, Junior Mortgage Loans, Participation Interests and Mezzanine Loans that are also Eligible Assets.

“Eligible Transferee” shall mean any insurance company, financial institution, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, federal reserve bank, federal home loan bank, governmental entity or plan, or any Affiliate of Buyer.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Site Assessment” shall have the meaning specified in Exhibit VI.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.  Article references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Article 414(b) or (c) of the Code of which any Seller is a member and (ii) solely for purposes of potential liability under Article 302(c)(11) of ERISA and Article 412(c)(11) of the Code and the lien created under Article 302(f) of ERISA and Article 412(n) of the Code, described in Article 414(m) or (o) of the Code of which any Seller is a member.

“Event of Default” shall have the meaning specified in Article 12 of this Agreement.

“Exchange Act” shall have the meaning specified in the definition of “Change of Control”.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Buyer or any Transferee, or required to be withheld or deducted from a payment to or for the account of

Buyer or Transferee, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer or Transferee being organized under the laws of, or having its principal office or the office from which it books the Transactions located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Buyer or Transferee with respect to an interest under this Agreement pursuant to a law in effect on the date on which (i) such Buyer or Transferee acquires such interest hereunder (other than pursuant to an assignment request by a Seller under Article 3(w)) or (ii) Buyer or Transferee changes the office from which it books the Transactions, except in each case to the extent that, pursuant to Article 3(p) or Article 3(s), amounts with respect to such Taxes were payable either to Buyer or Transferee’s assignor immediately before such Buyer or Transferee acquired an interest hereunder or to such Buyer or Transferee immediately before it changed the office from which it books the Transactions, (c) Taxes attributable to Buyer’s or such Transferee’s failure to comply with Article 3(t) and Article 21(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exit Fee” shall have the meaning specified in the Fee Letter.

“Extension Fee” shall have the meaning specified in the Fee Letter.

“Extension Period” shall have the meaning specified in Article 3(n)(i) of this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into with a Governmental Authority pursuant thereto (including pursuant to Section 1471(b)(1) of the Code).

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Buyer from three (3) federal funds brokers of recognized standing selected by it.

“Fee Letter” the Fee and Pricing Letter among Sellers and Buyer dated as of December 10, 2015, or any successor agreement thereto approved in writing by Sellers and Buyer, as same may be amended, modified and/or restated from time to time in accordance therewith.

“Filings” shall have the meaning specified in Article 6(b) of this Agreement.

“Final Maturity Date” shall have the meaning specified in the definition of “Maturity Date”.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fitch” shall mean Fitch, Inc., and its successors-in-interest.

“Force Majeure Event” shall have the meaning specified in the Fee Letter.

“Foreign Buyer” shall mean (a) if the applicable Seller is a U.S. Person, a Buyer that is not a U.S. Person, and (b) if the applicable Seller is not a U.S. Person, a Buyer that is resident or organized under the laws of a jurisdiction other than that in which such Seller is resident for tax purposes.

“Future Funding Amount” shall mean, with respect to any Purchased Asset as of any Future Funding Date, the product of (a) the lesser of (x) the amount of additional funding obligations that were expressly identified to and approved by Buyer in connection with the initial Transaction as set forth in the Confirmation for such Purchased Asset and (y) the amount of additional funding obligations actually funded by or on behalf of Seller in connection with such future funding obligation, and (b) the Advance Rate for such Purchased Asset as of such Future Funding Date; provided, that the sum of the Purchase Price (prior to the funding of such Future Funding Amount) and Future Funding Amount shall in no event exceed the product of (i) the pro forma Market Value of such Purchased Asset (after giving effect to the proposed Future Funding Transaction) as of the related Future Funding Date and (ii) the Advance Rate of such Eligible Asset as of such Future Funding Date.

“Future Funding Conditions” shall have the meaning set forth in Article 3(c)(ii) hereof.

“Future Funding Date” shall mean, with respect to any Eligible Asset, the date on which Buyer advances any portion of the Future Funding Amount related to such Eligible Asset.

“Future Funding Due Diligence” shall have the meaning set forth in Article 3(c)(ii) hereof.

“Future Funding Transaction” shall mean an additional Transaction requested with respect to any Eligible Asset to provide for the advance of additional funds that were expressly identified to and approved by Buyer in connection with the initial Transaction entered into in respect of such Eligible Asset.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the date hereof, from Guarantor in favor of Buyer, as same may be amended, modified and/or restated from time to time in accordance therewith.

“Guarantor” shall mean Starwood Property Trust Inc., a Maryland corporation.

“Guarantor Liquidity Certification” shall have the meaning specified in the Fee Letter.

“Guarantor Liquidity Test” shall have the meaning specified in the Fee Letter.

“Hedge-Required Asset” shall mean any Eligible Asset that is a fixed rate Eligible Asset.

“Hedging Transactions” shall mean, with respect to any or all of the Purchased Assets, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, entered into by any Affiliated Hedge Counterparty or Qualified Hedge Counterparty with the applicable Seller, Guarantor or its Affiliate, either generally or under specific contingencies that is required by Buyer, or otherwise pursuant to this Agreement, to hedge the financing of a Hedge-Required Asset, or that the applicable Seller has elected to pledge or transfer to Buyer pursuant to this Agreement.

“Income” shall mean, with respect to any Purchased Asset at any time, (a) any collections or receipts of principal, interest, dividends, receipts or other distributions or collections or any other amounts related to such Purchased Asset, (b) all net sale proceeds received by any Seller or any Affiliate of any Seller in connection with a sale or liquidation of such Purchased Asset and (c) all payments actually received by Buyer on account of Hedging Transactions; provided, that Qualified Servicing Expenses and Underlying Purchased Asset Reserves shall not be included in the term “Income”.

“Indebtedness” shall mean, for any Person,  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (i) Capitalized Lease Obligations of such Person; (j) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement; and (k) all obligations of such Person under Financing Leases.

“Indemnified Amounts” shall have the meaning specified in Article 25 of this Agreement.

“Indemnified Parties” shall have the meaning specified in Article 25 of this Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Independent Appraiser” shall mean a professional real estate appraiser that (i) is approved by Buyer in its sole discretion; (ii) was not selected or identified by the Mortgagor; (iii) is not affiliated with the lender under the mortgage or the Mortgagor; (iv) is a member in good standing of the American Appraisal Institute; (v) such appraiser is certified or licensed in the state where the subject Underlying Mortgaged Property is located and (vi) in each such case, has a minimum of five years’ experience in the subject property type.  If such Independent Appraiser was selected or engaged directly by any Seller or an Affiliate thereof, each Seller further represents and warrants to Buyer that such Seller or related Affiliate is a “Financial Services Institution” as defined in the Interagency Appraisal and Evaluation Guidelines.

“Independent Director” shall mean an individual with at least three (3) years of employment experience serving as an independent director at the time of appointment who is provided by, and is in good standing with, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers or is not acceptable to the Rating Agencies, another nationally recognized company reasonably approved by Buyer, in each case that is not an Affiliate of any Seller and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of the applicable Seller and is not, and has never been, and will not while serving as independent director or manager be:

(a)           a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of any Seller or any of its equityholders or Affiliates (other than as an independent director or manager of an Affiliate of a Seller that does not own a direct or indirect interest in any Seller and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of business);

(b)           a customer, creditor, supplier or service provider (including provider of professional services) to any Seller or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent directors or managers and other corporate services to any Seller or any of its equityholders or Affiliates in the ordinary course of business);

(c)           a family member of any such member, partner, equityholder, manager, director, officer, employee, customer, creditor, supplier or service provider; or

(d)           a Person that Controls or is under common Control with (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (a) by reason of being the independent director or manager of a single purpose bankruptcy remote entity affiliated with a Seller that does not own a direct or indirect interest in any Seller shall not be disqualified from serving as an independent director or manager of any Seller, provided that the fees that such individual earns from serving as independent directors or managers of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Initial Facility Capacity” shall mean $600,000,000.

“Initial Maturity Date” shall have the meaning specified in the definition of “Maturity Date”.

“Insolvency Law” shall mean any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors.

“Interim Servicer” shall mean Situs Asset Management LLC, or any other interim servicer approved by Buyer in its sole and absolute discretion.

“Interim Servicing Agreement” shall mean the Interim Servicing Agreement between Sellers, Buyer and Interim Servicer to be entered into on or prior to the first Purchase Date in connection with the initial Transaction, or any successor agreement thereto approved in writing by Sellers and Buyer, as may be amended from time to time in accordance therewith.

“IRS” shall mean the United States Internal Revenue Service.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Junior Mortgage Loan” shall mean a performing commercial or multifamily fixed or floating rate mortgage loan evidenced by one or more junior promissory notes, or B-Notes related to a performing commercial or multifamily fixed or floating rate mortgage loan, in each case secured by a first lien on multifamily or commercial properties.

“Knowledge” shall mean, as of any date of determination, the then-current actual (as distinguished from imputed or constructive) knowledge of (i) Cary Carpenter, Andrew J. Sossen, Rina Paniry or Mark Cagley (or, if following the Closing Date any such individual ceases to be an officer of, or in the employ of, Seller and/or Guarantor then such other individual or individuals employed in such capacity or in comparable capacity, or (ii) any asset manager of Manager or Guarantor that is responsible for the management of any applicable Purchased Asset.

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate determined by Buyer to be (i) the per annum rate for deposits in U.S. dollars for a period equal to the applicable Pricing Rate Period that appears on the Thomson Reuters ICE LIBOR# Rates - LIBOR01 Page (or any successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the Pricing Rate Determination Date (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Thomson Reuters ICE LIBOR# Rates - LIBOR01 Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Buyer from the Reference Banks for deposits in U.S. dollars for a period equal to the applicable Pricing Rate Period to prime banks in the London Interbank market as of approximately 11:00 a.m., London time, on the Pricing Rate Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Buyer with such quotations, the rate per annum which Buyer determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Buyer are quoting at approximately 11:00 a.m., New York City time, on the Pricing Rate Determination Date for loans in U.S. dollars to leading European banks for a period equal to the applicable Pricing Rate Period in amounts of not less than U.S. $1,000,000.00; provided that, in each of clauses (i), (ii) and (iii) above, if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  Buyer’s determination of LIBOR shall be binding and conclusive on Sellers absent manifest error.  LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Buyer prices loans on the date which LIBOR is determined by Buyer as set forth above; provided, that any such determination by Buyer shall be made in the same manner as determinations made by Buyer for all similarly-situated counterparties in similar repurchase facilities.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, England are not open for business.

“LTV” shall mean, with respect to any Purchased Asset, the loan-to-value ratio for such Purchased Asset, as determined by Buyer in its sole discretion.

“Manager” shall mean SPT Management, LLC, a Delaware limited liability company.

“Margin Deficit” shall have the meaning specified in Article 4(a).

“Margin Deficit Extension Period” shall have the meaning specified in the Fee Letter.

“Margin Deficit Extension Requirements” shall have the meaning specified in the Fee Letter.

“Margin Deficit Extension Threshold” shall have the meaning specified in the Fee Letter.

“Margin Deficit Notice” shall have the meaning specified in Article 4(a).

“Margin Deficit Payment Date” shall have the meaning specified in Article 4(d).

“Margin Excess” shall mean, for any Purchased Asset, as of the applicable date of determination, the extent to which an amount equal to (a) the product of (i) the Maximum Advance Rate for such Purchased Asset or such lesser percentage as set forth in the related Confirmation and (ii) the Market Value of such Purchased Asset on such date of determination exceeds (b) the outstanding Repurchase Price of such Purchased Asset; provided that, the Market Value (expressed as a percentage of par) on such date of determination shall not exceed the Market Value (expressed as a percentage of par) as of the related Purchase Date.

“Margin Excess Requirements” shall mean requirements that will be satisfied as of any date of determination if Buyer has determined in its sole and absolute discretion applied in good faith that: (a) no Event of Default has occurred and is continuing or will result from any application of Margin Excess, and (b) the request for Margin Excess will not cause, after giving effect to such request for Margin Excess, the outstanding Purchase Price of the related Purchased Asset to exceed the Maximum Purchase Price for such Purchased Asset as of such date of determination.

“Market Value” shall have the meaning specified in the Fee Letter.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations, financial condition or prospects of any Seller or Guarantor, (b) the ability of any Seller or Guarantor to perform its obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer under any of the Transaction Documents, (e) the timely payment of any amounts payable under the Transaction Documents, (f) the timely payment of any amounts payable under this Agreement or any other Transaction Document, or (g) the Market Value of all of the Purchased Assets in the aggregate.

“Material Default” shall have the meaning specified in the Fee Letter.

“Materials of Environmental Concern” shall mean any toxic mold, any petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products (including, without limitation, gasoline) or any hazardous or toxic substances, materials or wastes, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

“Maturity Date” shall mean December 10, 2018 or the immediately succeeding Business Day, if such day shall not be a Business Day (the “Initial Maturity Date”), as such date may be extended subject to, and in accordance with, Article 3(n) hereof.  For the sake of clarity, the Maturity Date shall not be any date beyond five (5) years from the Closing Date (the “Final Maturity Date”).

“Maturity Date Extension Conditions” shall have the meaning set forth in Article 3(n)(ii).

“Maximum Advance Rate” shall mean, with respect to each Purchased Asset, the maximum amount, expressed as a percentage of par, as specified in the appropriate row for such Purchased Asset under the “Maximum Advance Rate” specified in Schedule I attached to the Fee Letter for the related loan-to-value ratios shown in Schedule I, or if not shown in Schedule I or if otherwise agreed to by the applicable Seller and Buyer, in the related Confirmation for such Purchased Asset; provided, however, that with respect to any Eligible Asset to be purchased hereunder, the Advance Rates shown in Schedule I attached to the Fee Letter are only indicative of the maximum advance rate available to Sellers, and Buyer is not obligated to purchase any Eligible Asset at such Maximum Advance Rates.

“Maximum Facility Amount” shall mean the Initial Facility Capacity, plus, if and when the Additional Facility Capacity is made available pursuant to Article 3(dd), the Additional Facility Capacity.

“Maximum Purchase Price” shall mean, with respect to any Purchased Asset, the amount set forth in the Confirmation related thereto, which shall be equal to the product of the Maximum Advance Rate and the Market Value of such Purchased Asset as of the Purchase Date, as such amount shall be (a) increased by Future Funding Amounts actually funded in respect of such Purchased Asset by Buyer pursuant to this Agreement and (b) decreased by any principal repayments made by or on behalf of the related borrower, to the extent of the amount of such principal repayment actually paid to Buyer as a return of Purchase Price pursuant to Article 5 hereof.

“Mezzanine Loan” shall mean a performing loan evidenced by a note and primarily secured by pledges of all the equity interests in entities (the “Mezzanine Loan Collateral”) that own, directly or indirectly, multifamily or commercial properties that serve as collateral for Senior Mortgage Loans.

“Mezzanine Loan Collateral” shall have the meaning specified in the definition of “Mezzanine Loan”.

“Mezzanine Loan Documents” shall mean, with respect to any Mezzanine Loan, the Mezzanine Note, all other documents executed in connection with, evidencing or governing such Mezzanine Loan and copies of the Mortgage Loan Documents for the related Underlying Mortgage Loan, including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement.

“Mezzanine Note” shall mean the original promissory note that was executed and delivered in connection with a particular Mezzanine Loan.

“Minimum Purchased Asset Fee” shall have the meaning specified in Article 3(bb).

“Minimum Purchased Asset Requirement” shall have the meaning specified in Article 3(bb).

“Minimum Transfer Amount” shall mean, with respect to any Purchased Asset as of any date of determination, an amount equal to seven and one half percent (7.5%) of the outstanding principal balance of such Purchased Asset, as of such date of determination; provided, however, that if an Event of Default has occurred and is continuing hereunder, the Minimum Transfer Amount shall be U.S. $0.

“Monthly Reporting Package” shall mean the reporting package described on Exhibit III-A.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors-in-interest.

“Mortgage” shall mean any mortgage, deed of trust, assignment of rents, security agreement and fixture filing, or other instruments creating and evidencing a lien on real property and other property and rights incidental thereto.

“Mortgage Loan Documents” shall mean, with respect to any Senior Mortgage Loan (including any Senior Mortgage Loan evidenced by an A-Note) or Junior Mortgage Loan (including any Junior Mortgage Loan evidenced by a B-Note), as applicable, the Mortgage Note, Mortgage and all other documents executed in connection with and/or evidencing or governing such Senior Mortgage Loan or Junior Mortgage Loan, as applicable, including, without limitation (a) those documents that are required to be delivered to Custodian under the Custodial Agreement and (b) in the case of any Purchased Asset that is an A-Note where the original Purchased Asset Documents are not held by or on behalf of the applicable Seller or a Junior Mortgage Loan, copies of the Mortgage Loan Documents for the Senior Mortgage Loan to which such Purchased Asset relates.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor with respect to a Senior Mortgage Loan or Junior Mortgage Loan.

“Mortgagor” shall mean (a) with respect to a Senior Mortgage Loan, the obligor on a Mortgage Note and the grantor of the related Mortgage, (b) with respect to a Participation Interest, the obligor on a Mortgage Note and the grantor of the related Mortgage on the Underlying Mortgage Loan related to such Participation Interest and (c) with respect to a Mezzanine Loan, the obligor on a Mezzanine Note and the grantor of the related security instrument related to such Mezzanine Loan.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Article 3(37) of ERISA to which contributions have been, or were required to have been, made by any Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“New Asset” shall mean an Eligible Asset that the applicable Seller proposes to be included as a Purchased Item.

“OFAC” shall mean the U.S. Department of the Treasury Office of Foreign Assets Control.

“Originated Asset” shall mean any Eligible Asset originated by the applicable Seller.

“Other Connection Taxes” shall mean Taxes imposed as a result of a present or former connection between such Buyer or Transferee and the jurisdiction imposing such Tax (other than connections arising from such Buyer or Transferee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other Transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction or any Transaction Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, Purchased Asset, or Purchased Item except for any such Taxes (x) that are Other Connection Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Documents (other than an assignment made pursuant to Article 3(w) hereof), or (y) that are imposed with respect to a Secondary Market Transaction effected pursuant to Article 28(a).

“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest.

“Participation Interest” shall mean a Senior A/B Participation Interest or a Senior Pari Passu Interest.

“Participation Interest Documents” shall mean, with respect to any Participation Interest, the Participation Certificate, any co-lender agreements, participation agreements and/or intercreditor agreements, all other documents governing or otherwise relating to such Participation Interest, and copies of the Mortgage Loan Documents for the related Underlying Mortgage Loan, and including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which any Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Article 302 of ERISA or Article 412 of the Code, other than a Multiemployer Plan.

“Plan Asset Regulations” shall mean the regulations promulgated at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Plan Party” shall have the meaning set forth in Article 20(a) of this Agreement.

“Pledge Agreement” shall mean each Pledge Agreement, dated as of the date hereof, made by the applicable Pledgor in favor of Buyer, pledging all of the related Seller’s Capital Stock to Buyer, in each case, as same may be amended, modified and/or restated from time to time in accordance therewith.

“Pledgor” shall mean (a) with respect to Starwood Property Mortgage Sub-14-A, L.L.C., SPM and (b) with respect to Starwood Property Mortgage Sub-14, L.L.C., SPM BC.

“Pre-Existing Asset” shall mean any Eligible Asset that is not an Originated Asset.

“Pre-Transaction Legal Expenses”  shall mean all of the legal fees, costs and expenses incurred by Buyer in connection with the Asset Due Diligence associated with Buyer’s decision as to whether or not to enter into a particular Transaction, Additional Advance or Future Funding Transaction.

“Price Differential” shall mean, with respect to any Purchased Asset as of any date, the aggregate amount obtained by daily application of the applicable Pricing Rate for such Purchased Asset to the Purchase Price of such Purchased Asset on a 360-day-per-year basis for the actual number of days during each Pricing Rate Period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by the applicable Seller to Buyer with respect to such Purchased Asset).

“Pricing Rate” shall mean, for any Pricing Rate Period and any Purchased Asset, an annual rate equal to the sum of (i) LIBOR, (ii) the relevant Applicable Spread with respect to such Purchased Asset and (iii) until such time as that portion of the Structuring Fee payable pursuant to clause (c) of the definition thereof has been paid to Buyer by Sellers in full, the Structuring Fee Spread, in each case, for the applicable Pricing Rate Period for the related Purchased Asset.  The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Transaction Documents or the related Confirmation.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) London Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, with respect to any Transaction, Remittance Date or Repurchase Date (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding such Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset.

“Primary Servicer” shall mean Wells Fargo Bank, National Association, and/or any other primary servicer approved by, or in the case of a termination of Primary Servicer pursuant to Article 27(c), appointed by Buyer, in each case in Buyer’s sole and absolute discretion.  Notwithstanding any provision to the contrary set forth elsewhere in this Agreement, immediately upon the termination of the Primary Servicing Agreement, all references in this Agreement to the term “Primary Servicer” shall automatically be changed to the term “Interim Servicer”.

“Primary Servicing Agreement” shall mean the Servicing Agreement by and between Sellers and Primary Servicer to be entered into on or prior to the first Purchase Date in connection with the initial Transaction, as same may be amended, modified and/or restated from time to time in accordance with the terms of this Agreement, and, if any other Primary Servicer is approved by Buyer in its sole and absolute discretion, any servicing agreement with such other Primary Servicer in respect of the Purchased Assets, which agreement is approved by Sellers and Buyer in their reasonable discretion, as same may be amended, modified and/or restated from time to time in accordance with the terms of this Agreement.

“Principal Proceeds” shall mean, with respect to any Purchased Asset, any scheduled or unscheduled payment or prepayment of principal (including net sale proceeds) received by the Depository or allocated as principal in respect of any such Purchased Asset.

“Prohibited Investor” shall mean (1) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons by OFAC, (2) any foreign shell bank, and (3) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur.  (See http://www.fatf-gati.org for FATF’s list of Non-Cooperative Countries and Territories.)

“Prohibited Person” shall have the meaning set forth in Article 9(b)(xxxi).

“Properties” shall have the meaning set forth in Article 9(b)(xxix)(a).

“Purchase Agreement” shall mean any purchase agreement between the applicable Seller and any Transferor pursuant to which such Seller purchased or acquired an Asset that is subsequently sold to Buyer hereunder.

“Purchase Date” shall mean, with respect to any Purchased Asset, the initial date on which Buyer purchases such Purchased Asset from the applicable Seller hereunder.

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by the applicable Seller to Buyer on the applicable Purchase Date, adjusted after the Purchase Date as set forth below.  The Purchase Price as of the Purchase Date for any Purchased Asset shall be an amount (expressed in dollars) equal to the product obtained by multiplying (i) the Market Value of such Purchased Asset as of the Purchase Date (or the par amount of such Purchased Asset, if lower than Market Value) by (ii) the Advance Rate for such Purchased Asset, as determined by Buyer in its sole and absolute discretion and as set forth on the related Confirmation.  The Purchase Price of any Purchased Asset shall be (x) increased by any Additional Advance, any Future Funding Amount actually funded by Buyer or any amount of Margin Excess in respect of such Purchased Asset applied pursuant to Article 4 to a Margin Deficit relating to any other Purchased Asset, and any other additional amounts advanced by Buyer to the applicable Seller or to the related Mortgagor on behalf of such Seller or otherwise with respect to such Purchased Asset and (y) decreased by (A) the portion of any Principal

Proceeds on such Purchased Asset that are applied pursuant to Article 5 hereof to reduce such Purchase Price, (B) any amount of cash or Margin Excess transferred to Buyer by the applicable Seller and applied pursuant to Article 4 to any Margin Deficit relating to such Purchased Asset, (C) any amounts transferred by Seller to Buyer in partial repurchase of the Purchase Price pursuant to Article 3(aa), and (D) any other amounts paid to Buyer by the applicable Seller specifically to reduce such Purchase Price or that are otherwise applied pursuant to Article 5 hereof to reduce such Purchase Price.

“Purchased Asset” shall mean (i) with respect to any Transaction, the Eligible Asset sold by the applicable Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Assets sold by Sellers to Buyer (other than Purchased Assets that have been repurchased by any Seller).

“Purchased Asset Documents” shall mean the Mortgage Loan Documents, Participation Interest Documents and/or Mezzanine Loan Documents, as applicable.

“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” in Article 7(b), together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement; provided that to the extent that Buyer waives, including pursuant to Article 7(c), receipt of any document in connection with the purchase of an Eligible Asset (but not if Buyer merely agrees to accept delivery of such document after the Purchase Date), such document shall not be a required component of the Purchased Asset File until such time as Buyer determines in good faith that such document is necessary or appropriate for the servicing of the applicable Purchased Asset.

“Purchased Asset Schedule” shall mean a schedule of Purchased Assets attached to each Trust Receipt and Custodial Delivery Certificate containing information substantially similar to the Asset Information.

“Purchased Items” shall have the meaning specified in Article 6(a) of this Agreement.

“Qualified Hedge Counterparty” shall mean, with respect to any Hedging Transaction, any entity, other than an Affiliated Hedge Counterparty, that (a) qualifies as an “eligible contract participant” as such term is defined in the Commodity Exchange Act (as amended by the Commodity Futures Modernization Act of 2000), (b) the long-term unsecured debt of which is rated no less than “A+” by S&P and “A1” by Moody’s and (c) is reasonably acceptable to Buyer; provided, that with respect to clause (c), if Buyer has approved an entity as a counterparty, it may not thereafter deem such counterparty unacceptable with respect to any previously outstanding Transaction unless clause (a) or clause (b) no longer applies with respect to such counterparty.

“Qualified Servicing Expenses” shall mean any fees and expenses payable to any third-party servicer pursuant to any Servicing Agreement in respect of the Purchased Assets, and which fees and expenses are netted by such servicer out of collections pursuant to the related Servicing Agreement.

“Quarterly Reporting Package” shall mean the reporting package described on Exhibit III-B.

“Rating Agency” shall mean any of Fitch, Moody’s, S&P, DBRS, Inc. and Kroll Bond Rating Agency Inc.

“Re-direction Letter” shall mean a letter in the form of Exhibit XVII hereto.

“Reference Banks” shall mean banks each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London.  Initially, the Reference Banks shall be JPMorgan Chase Bank, National Association, Barclays Bank, Plc and Deutsche Bank AG.  If any such Reference Bank should be unwilling or unable to act as such or if Buyer shall terminate the appointment of any such Reference Bank or if any of the Reference Banks should be removed from the Reuters Monitor Money Rates Service or in any other way fail to meet the qualifications of a Reference Bank, Buyer, in its sole discretion exercised in good faith, may designate alternative banks meeting the criteria specified in clauses (i) and (ii) above.

“Register” shall have the meaning assigned in Article 17(b).

“Related Mezzanine Loan” shall mean any Mezzanine Loan that is identified as such pursuant to the terms of the related Confirmation and that satisfies the definition of Eligible Asset.

“Release Letter” shall mean a letter substantially in the form of Exhibit XV hereto (or such other form as may be acceptable to Buyer).

“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.

“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Sellers and Buyer.

“REOC” shall mean a Real Estate Operating Company within the meaning of Regulation Section 2510.3-101(e) of the Plan Asset Regulations.

“Repurchase Date” shall mean, with respect to a Purchased Asset, the earliest to occur of (i) any Early Repurchase Date for such Transaction; (ii) the date set forth in the applicable Confirmation; (iii) the Accelerated Repurchase Date; (iv) the Maturity Date and (v) the date that is two (2) Business Days prior to the maturity date of such Purchased Asset (subject to extension, if applicable, in accordance with the related Purchased Asset Documents); provided, that, solely with respect to clause (v), the settlement with respect to such Repurchase Date and Purchased Asset may occur two (2) Business Days later.

“Repurchase Notice” shall have the meaning assigned thereto in Article 17(a).

“Repurchase Obligations” shall have the meaning assigned thereto in Article 6(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Buyer to the applicable Seller; such price will be determined by Buyer in each case as the sum of (i) the currently outstanding Purchase Price of such Purchased Asset; (ii) the accreted and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination (other than, with respect to calculations in connection with the determination of a Margin Deficit, accreted and unpaid Price Differential for the current Pricing Rate Period); (iii) any other amounts due and owing by Sellers to Buyer and its Affiliates pursuant to the terms of this Agreement as of such date; and (iv) if such Repurchase Date is not a Remittance Date, except as otherwise expressly set forth in this Agreement, any Breakage Costs payable in connection with such repurchase other than with respect to the determination of a Margin Deficit.

“Requested Exceptions Report” shall have the meaning assigned thereto in Article 3(b)(iv)(E).

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Responsible Officer” shall mean any executive officer of the applicable Seller.

“S&P” shall mean Standard and Poor’s Ratings Services, a Standard and Poor’s Financial Services LLC business, and its successors-in-interest.

“Sanctions Laws and Regulations” shall mean any sanctions, prohibitions or requirements imposed by any executive order or by any sanctions program administered by OFAC.

“Secondary Market Transaction” shall have the meaning set forth in Article 28(a).

“Seller” or “Sellers” shall mean, individually or collectively as the context may require, the entities identified as “Sellers” in the Recitals hereto and such other sellers as may be approved by Buyer in its sole discretion from time to time.

“Senior A/B Participation Interest” shall mean the most senior participation interest representing the single most senior interest in a performing Senior Mortgage Loan that is evidenced by a Participation Certificate.

“Senior Mortgage Loan”  shall mean a performing senior commercial or multifamily fixed or floating rate mortgage loan or A-Note related to a performing senior commercial or multifamily fixed or floating rate mortgage loan, in each case secured by a first lien on multifamily or commercial properties.

“Senior Pari Passu Interest” shall mean an A-Note in an A/B structure or a pari passu structure or a pari passu participation interest, in each case, representing one pari passu portion of the most senior interests in a performing Senior Mortgage Loan that is evidenced by an A-Note or a Participation Certificate, respectively.

“Servicer Notice” shall mean the agreement between Buyer, the applicable Seller and Primary Servicer, substantially in the form of Exhibit XIV hereto, as amended, supplemented or otherwise modified from time to time.

“Servicing Agreement” shall have the meaning specified in Article 27(b).

“Servicing Records” shall have the meaning specified in Article 27(b).

“Servicing Rights” shall mean all right, title and interest of Sellers, Pledgor, Guarantor, or any Affiliate of any Seller, Pledgor or Guarantor, or any other Person, in and to any and all of the following:  (a) rights to service and/or sub-service, and collect and make all decisions with respect to, the Purchased Assets and/or any related Underlying Mortgage Loans, (b) amounts received by Seller, Pledgor, Guarantor or any Affiliate of any Seller, Pledgor or Guarantor, or any other Person, for servicing and/or sub-servicing the Purchased Assets and/or any related Underlying Mortgage Loans, (c) late fees, penalties or similar payments with respect to the Purchased Assets and/or any related Senior Mortgage Loans, (d) agreements and documents creating or evidencing any such rights to service and/or sub-service (including, without limitation, all Servicing Agreements), together with all Servicing Records, and rights of any Seller, Pledgor, Guarantor or any Affiliate of any Seller, Pledgor, or Guarantor, or any other Person, thereunder, (e) escrow, reserve and similar amounts with respect to the Purchased Assets and/or any related Underlying Mortgage Loans, (f) rights to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Purchased Assets and/or any related Underlying Mortgage Loans, and (g) accounts and other rights to payment related to the Purchased Assets and/or any related Underlying Mortgage Loans.

“Servicing Tape” shall have the meaning specified in Exhibit III-A hereto.

“Significant Modification” shall have the meaning specified in the Fee Letter.

“SPM” shall mean Starwood Property Mortgage, L.L.C., a Delaware limited liability company.

“SPM BC” shall mean Starwood Property Mortgage BC, L.L.C., a Delaware limited liability company.

“Structuring Fee” shall have the meaning specified in the Fee Letter.

“Structuring Fee Spread” shall have the meaning specified in the Fee Letter.

“Subordinate Eligible Assets” shall mean Junior Mortgage Loans (including B-Notes) or Mezzanine Loans.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the applicable Seller.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the collateral is located) survey of the underlying real estate directly or indirectly securing or supporting such Purchased Asset prepared by a registered independent surveyor or engineer and in form and content satisfactory to Buyer and the company issuing the Title Policy for such Underlying Mortgaged Property.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Company” shall mean a nationally-recognized title insurance company acceptable to Buyer.

“Title Policy” shall have the meaning specified in Exhibit VI.

“Transaction” shall mean a Transaction, as specified in Article 1 of this Agreement and shall include any related Additional Advance and any related Future Funding Transaction.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Schedules, Exhibits and Annexes to this Agreement, the Guarantee Agreement, the Custodial Agreement, the Interim Servicing Agreement, the Depository Agreement, the Pledge Agreements, the Fee Letter, the Primary Servicing Agreement and related Servicer Notice, and all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions.

“Transferee” shall have the meaning set forth in Article 17(a) hereof.

“Transferor” shall mean the seller of an Asset under a Purchase Agreement.

“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming the Custodian’s possession of certain Purchased Asset Files that are the property of and held by Custodian for the benefit of Buyer (or any other holder of such trust receipt) or a Bailee Letter.

“UCC” shall have the meaning specified in Article 6(b) of this Agreement.

“Underlying Mortgage Loan” shall mean, in the case of (a) a Participation Interest, the mortgage loan in which the applicable Seller owns such Participation Interest, and (b) a Mezzanine Loan, the mortgage loan made to the borrower whose Capital Stock comprises the security for such Mezzanine Loan.

“Underlying Mortgaged Property” shall mean, in the case of:

(a)           a Senior Mortgage Loan, the real property securing such Senior Mortgage Loan;

(b)           a Junior Mortgage Loan, the real property securing such Junior Mortgage Loan;

(c)           a Mezzanine Loan, the real property that is owned by the Person the equity of which is pledged as collateral security for such Mezzanine Loan; and

(d)           a Participation Interest, the real property securing the related Underlying Mortgage Loan.

“Underlying Purchased Asset Reserves” shall mean, with respect to any Purchased Asset, the escrows or reserve funds required to be maintained pursuant to the Purchased Asset Documents and retained in accounts maintained by the related Primary Servicer unless and until such funds are, pursuant to and as required in accordance with the terms of the related Purchased Asset Documents, either (i) released or otherwise available to the applicable Seller (but not if such funds are used for the purpose for which they are maintained), or (ii) released to the applicable Mortgagor.

“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which the applicable Seller intends to request a Transaction, Additional Advance or Future Funding Transaction all material information that has come to such Seller’s attention that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a defect in loan documentation or closing deliveries (such as any absence of any Purchased Asset Document(s)), to a reasonable institutional mortgage buyer in determining whether to originate or acquire the Purchased Asset in question.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Article 3(t)(ii)(B)(3).

“VCOC” shall mean a “venture capital operating company” within the meaning of Section 2510.3-101(d) of the Plan Asset Regulations.

All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.  References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.

ARTICLE 3.
INITIATION; CONFIRMATION; TERMINATION; FEES; EXTENSION OF MATURITY DATE; EXTENSION OF REPURCHASE DATE

Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Sellers payment of an amount equal to all fees and expenses payable hereunder, and all of the following items, each of which shall be satisfactory in form and substance to Buyer and its counsel and the satisfaction of the other conditions precedent in clause (a) below:

(a)           The following documents, delivered to Buyer on the Closing Date unless otherwise specified below, and the consents and payment of all amounts specified below:

(i)            this Agreement, duly completed and executed by each of the parties hereto (including all exhibits hereto);

(ii)           a Custodial Agreement, duly executed and delivered by each of the parties thereto;

(iii)          a Depository Agreement, duly completed and executed by each of the parties thereto and delivered to Buyer on or prior to the first Purchase Date in connection with the initial Transaction, along with an enforceability opinion covering such Depository Agreement and an opinion as to perfection of the security interest in the related Depository Account and amounts from time to time credited thereto;

(iv)          a Guarantee Agreement, duly completed and executed by each of the parties thereto;

(v)           the Pledge Agreements, in each case, duly completed and executed by the applicable Pledgor in favor of Buyer and acknowledged by the related Seller;

(vi)          the Primary Servicing Agreement, the related Servicer Notice and the Interim Servicing Agreement, each duly completed and executed by each of the parties thereto and delivered to Buyer on or prior to the first Purchase Date in connection with the initial Transaction, along with an enforceability opinion covering such Primary Servicing Agreement, Servicer Notice and Interim Servicing Agreement, and Sellers shall make commercially reasonable efforts to deliver a legal opinion to Buyer as to perfection of Buyer’s security interest in the Servicer Account established under the Primary Servicing Agreement and amounts from time to time credited thereto;

(vii)         any and all consents and waivers applicable to Sellers or to the Purchased Assets;

(viii)        UCC financing statements for filing in each of the UCC filing jurisdictions described on Exhibit XII hereto, (x) in the case of each Seller, naming such Seller as “Debtor” and Buyer as “Secured Party” and adequately describing as “Collateral” all of the items set forth in the definition of Purchased Items in this Agreement, together with any other documents necessary or requested by Buyer to perfect the security interests granted by each Seller in favor of Buyer under this Agreement or any other Transaction Document such that the lien created in favor of Buyer is a perfected, first priority security interest senior to the claim of any other creditor of any Seller and (y) in the case of each Pledgor, naming such Pledgor as “Debtor” and Buyer as “Secured Party” and adequately describing as “Collateral” all of the items set forth in the definition of “Pledged Collateral” under the related Pledge Agreement such that the lien created in favor of Buyer is a perfected, first priority security interest senior to the claim of any other creditor of such Pledgor;

(ix)          any documents relating to any Hedging Transactions;

(x)           opinions of outside counsel to Sellers reasonably acceptable to Buyer (including, but not limited to, those relating to bankruptcy safe harbor, enforceability, corporate matters, applicability of the Investment Company Act of 1940 to Sellers or any Affiliate of any Seller, and security interests);

(xi)          good standing certificates and certified copies of the charters and by-laws (or equivalent documents) of Sellers and Guarantor and of all corporate or other authority for Sellers and Guarantor with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by Sellers and Guarantor from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Sellers to the contrary);

(xii)         with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date that is serviced by any servicer other than Primary Servicer (or is serviced pursuant to any servicing agreement other than the Primary Servicing Agreement), the applicable Seller shall have provided to Buyer a copy of the related servicing agreement, certified as a true, correct and complete copy of the original, together with a Servicer Notice, fully executed by the applicable Seller(s) and such servicer;

(xiii)        Buyer shall have received payment from Sellers of an amount equal to the amount of actual out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of outside counsel to Buyer, incurred by Buyer in connection with the development, preparation and execution of this Agreement, the other Transaction Documents and any other documents prepared in connection herewith or therewith;

(xiv)        Buyer shall have received payment from Sellers, as consideration for Buyer’s agreement to enter into this Agreement, the initial installment of the Structuring Fee on January 4, 2016, as set forth in the Fee Letter;

(xv)         the Depository Account shall have been established on the books and records of the Depository on or prior to the first Purchase Date in connection with the initial Transaction; and

(xvi)        all such other and further documents, documentation and legal opinions as Buyer in its discretion shall reasonably require.

(b)           Buyer’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i)            the sum of (A) the unpaid Repurchase Price for all prior outstanding Transactions and (B) the requested Purchase Price for the pending Transaction, in each case, including any Future Funding Amount, shall not exceed the Maximum Facility Amount;

(ii)           no Force Majeure Event has occurred and is continuing, no Margin Deficit equal to or greater than the Minimum Transfer Amount exists, and no Default or Event of Default has occurred and is continuing under this Agreement or any other Transaction Document;

(iii)          the applicable Seller shall give Buyer no less than two (2) Business Days prior written notice of each Transaction (including the initial Transaction), together with a signed, written confirmation in the form of Exhibit I attached hereto prior to each Transaction (a “Confirmation”).  Each Confirmation shall describe the Purchased Assets, shall identify Buyer and the applicable Seller and shall be executed by both Buyer and the applicable Seller; provided, however, that Buyer shall not be liable to any Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of the applicable Seller, and shall set forth (among other things):

(A)          the Purchase Date for the Purchased Assets included in the Transaction;

(B)          the Purchase Price and Maximum Purchase Price for the Purchased Assets included in the Transaction;

(C)          the Repurchase Date for the Purchased Assets included in the Transaction;

(D)          the requested Advance Rate and Maximum Advance Rate for the Purchased Assets included in the Transaction;

(E)           the total future funding obligations of Seller with respect to each Purchased Asset included in the Transaction;

(F)           the amount of any Future Funding Amount required to be funded pursuant to the terms of the applicable Purchased Asset Documents, together with a description of the anticipated Future Funding Date with respect to the funding of such Future Funding Amount;

(G)          the Applicable Spread; and

(H)          any additional terms or conditions not inconsistent with this Agreement.

(iv)          Buyer shall have the right to review, as described in Exhibit VIII hereto, the Eligible Assets the applicable Seller proposes to sell to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Assets as Buyer determines (each, “Asset Due Diligence”).  Buyer shall be entitled to make a determination, in the exercise of its sole discretion, that, in the case of a Transaction, it shall or shall not purchase any or all of the assets proposed to be sold to Buyer by the applicable Seller.  On the Purchase Date for the Transaction, which shall be not less than one (1) Business Day following the final approval of an Eligible Asset by Buyer in accordance with Exhibit VIII hereto, the Eligible Assets shall be transferred to Buyer or the Custodian on Buyer’s behalf against the transfer of the Purchase Price to an account of the applicable Seller.  Buyer shall inform the applicable Seller of its determination with respect to any such proposed Transaction solely in accordance with Exhibit VIII attached hereto.  Upon the approval by Buyer of a particular proposed Transaction, Buyer shall deliver to the applicable Seller a signed copy of the related Confirmation described in clause (iii) above, on or before the scheduled date of the underlying proposed Transaction.  Prior to the approval of each proposed Transaction:

(A)          Buyer shall have (i) determined, in its sole and absolute discretion, that the asset proposed to be sold to Buyer by the applicable Seller in such Transaction is an Eligible Asset, (ii) determined conformity to the terms of the Transaction Documents, Buyer’s internal credit and underwriting criteria and conformity with all Buyer’s predicted requirements of a qualifying securitization offering, and (iii) obtained internal credit approval, to be granted or denied in Buyer’s sole and absolute discretion, for the inclusion of such Eligible Asset as a Purchased Asset in a Transaction, without regard for any prior credit decisions by Buyer or any Affiliate of Buyer, and with the understanding that Buyer shall have the absolute right to change any or all of its internal underwriting criteria at any time, without notice of any kind to such Seller;

(B)          Buyer shall have fully completed all external legal due diligence;

(C)          Buyer shall have determined the Pricing Rate applicable to the Transaction (including the Applicable Spread);

(D)          no Default or Event of Default shall have occurred or Force Majeure Event shall have occurred and be continuing under this Agreement or any other Transaction Document and no event shall have occurred that has, or would reasonably be expected to have, a Material Adverse Effect;

(E)           the applicable Seller shall have delivered to Buyer a list of all exceptions to the representations and warranties relating to the Eligible Asset and any other eligibility criteria for such Eligible Asset (the “Requested Exceptions Report”);

(F)           Buyer shall have approved in writing all exceptions in the Requested Exceptions Report (it being acknowledged that wherever in this Agreement or in any Transaction Document Buyer’s approval of any exceptions to the representations and warranties disclosed in any Requested Exceptions Report or otherwise disclosed in writing by the applicable Seller shall be required, other than as specified in the related Confirmation, Buyer’s execution of the Confirmation shall be deemed evidence of such approval of exceptions contained in any Requested Exception Reports delivered to Buyer prior to the Purchase Date);

(G)          both immediately prior to the requested Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the applicable Seller in each of Exhibit VI and Article 9 shall be true, complete and correct on and as of such Purchase Date in all respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), subject to such exceptions specified in any Requested Exceptions Report that has been approved by Buyer;

(H)          subject to Buyer’s right to perform one or more due diligence reviews pursuant to Article 26, Buyer shall have completed its due diligence review of the Purchased Asset File, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Eligible Asset as Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to Buyer in its sole discretion and Buyer has consented in writing to the Eligible Asset becoming a Purchased Asset;

(I)            with respect to any Eligible Loan to be purchased hereunder on the related Purchase Date that is not primarily serviced by Interim Servicer or Primary Servicer or an Affiliate thereof, the applicable Seller shall have provided to Buyer a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, together with a Servicer Notice, fully executed by such Seller and the servicer named in the related Servicing Agreement;

(J)            Sellers shall have paid to Buyer all reasonable legal fees and expenses and the reasonable out-of-pocket costs and expenses incurred by Buyer in connection with the entering into of any Transaction hereunder, including, without limitation, out-of-pocket costs associated with due diligence or other expenses necessary or incidental to the execution of any Transaction hereunder, which amounts, at Buyer’s option, may be withheld from the sale proceeds of any Transaction hereunder;

(K)          Buyer shall have determined, in its sole and absolute discretion, that no Margin Deficit equal to or greater than the Minimum Transfer Amount shall exist (regardless of whether the amount of such Margin Deficit is due and payable), either immediately prior to or after giving effect to the requested Transaction;

(L)           Buyer shall have received from Custodian on each Purchase Date an Asset Schedule and Exception Report (as defined in the Custodial Agreement)

 with respect to each Eligible Asset, dated the Purchase Date, duly completed and with exceptions acceptable to Buyer in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Business Day;

(M)         Buyer shall have received from the applicable Seller a Release Letter covering each related Eligible Asset to be sold to Buyer;

(N)          Buyer shall have reasonably determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has not made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions;

(O)          the Repurchase Date for such Transaction is not later than the Maturity Date;

(P)           each Seller shall have taken such other action as Buyer shall have reasonably requested in order to transfer the Purchased Assets pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer with respect to the Purchased Assets;

(Q)          with respect to any Eligible Asset to be purchased hereunder, if such Eligible Asset was acquired by the applicable Seller, such Seller shall have disclosed to Buyer the acquisition cost of such Eligible Asset (including therein reasonable supporting documentation required by Buyer, if any);

(R)          Buyer shall have received all such other and further documents, documentation and legal opinions regarding the perfection of Buyer’s security interests if required due to any change in Requirements of Law and, if the applicable Seller acquired the applicable Purchased Asset from an Affiliate (other than any Affiliate that is a direct or indirect Subsidiary of Guarantor), opinions regarding the true sale of such Asset, as Buyer in its reasonable discretion shall reasonably require; and

(S)           Buyer shall have received a copy of any documents relating to any Hedging Transaction, and the applicable Seller shall have pledged and assigned to Buyer, pursuant to Article 6 hereunder, all of such Seller’s rights under each Hedging Transaction included within a Purchased Asset, if any.

(v)           After giving effect to such Transaction, the initial amount funded by Buyer shall be such that the Purchase Price of the applicable Purchased Asset shall be equal to or greater than ten percent (10%) of the Maximum Purchase Price of such Purchased Asset as of the related Purchase Date.

(c)           Buyer’s agreement to enter into each Future Funding Transaction is subject to the satisfaction of the following conditions precedent, both immediately prior to entering into such Future Funding Transaction and also after giving effect to the consummation thereof:

(i)            the applicable Seller shall request each Future Funding Transaction by written notice to Buyer at least five (5) Business Days prior to such proposed Future Funding Transaction, together with an amended Confirmation, signed by a Responsible Officer of the applicable Seller.  Each such Confirmation shall identify the related Purchased Asset, shall identify Buyer and the applicable Seller and shall be executed by both Buyer and such Seller; provided, however, that Buyer shall not be liable to any Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of the applicable Seller, and shall set forth:

(A)          the Future Funding Date;

(B)          the Future Funding Amount to be funded in the Future Funding Transaction;

(C)          the remaining future funding obligations of the applicable Seller, related to the applicable Asset after giving effect to the Future Funding Amount to be funded in connection with such Future Funding Transaction;

(D)          the Repurchase Date of the related Purchased Asset;

(E)           any additional terms or conditions proposed by the applicable Seller which are not inconsistent with this Agreement; and

(F)           the applicable Advance Rate.

(ii)           Buyer shall have the right to conduct an additional due diligence investigation of the related Purchased Asset as Buyer determines (including, without limitation, Buyer’s review of any documents, records, agreements, instruments, mortgaged properties or information relating to such Purchased Asset as Buyer in its commercially reasonable discretion deems appropriate to review, the results of which review shall be satisfactory to Buyer in its commercially reasonable discretion) (“Future Funding Due Diligence”) in order for Buyer to determine whether the related borrower has satisfied in all material respects all conditions required under the related Purchased Asset Documents to be entitled to the advance of the Future Funding Amount (the “Future Funding Conditions”).  In connection with any request for a proposed Future Funding Transaction, the applicable Seller shall provide to Buyer (x) copies of all items delivered to Seller by the related borrower in connection with such proposed advance, and (y) any additional documents or information requested by Buyer that the related borrower is required to provide pursuant to the related Purchased Asset Documents.  The related borrower on such Purchased Asset shall have satisfied the Future Funding Conditions, and Buyer shall be entitled to make a determination in the exercise of its commercially reasonable discretion that the Future Funding Conditions have been satisfied in all material respects.  On the Future Funding Date for the Future Funding Transaction, which shall occur following the final determination by Buyer in its commercially reasonable discretion that (A) the related borrower has satisfied in all material respects all of the Future Funding Conditions and (B) the proposed Future Funding Transaction satisfies, and the applicable Seller has satisfied, all of the terms and conditions set forth in this Article 3(c), the Future Funding Amount shall be transferred by Buyer to the applicable Seller or, at such Seller’s direction, to the related Mortgagor; provided that, notwithstanding the Future Funding Amount set forth in the related Confirmation on the Purchase Date, no Future Funding Amount shall (a) exceed the product of (I) the Advance Rate for such Purchased Asset as of such Future Funding Date, multiplied by (II) the amount of additional funding obligations actually funded by or on behalf of Seller in connection with such future funding obligation, or (b) be in an amount that would cause the outstanding Purchase Price of the related Purchased Asset, after giving effect to such Future Funding Transaction (together with all other Future Funding Amounts previously funded by Buyer with respect to such Purchased Asset in the aggregate), to exceed the Maximum Purchase Price for such Purchased Asset as of the related Future Funding Date.  In connection with any Future Funding Transaction that complies with the terms of this Article 3(c), Buyer shall deliver to the applicable Seller on or before the scheduled date of the underlying proposed Future Funding Transaction a signed copy of the amended Confirmation described in clause (i) above.  Notwithstanding anything to the contrary herein, Buyer shall not be obligated to fund any Future Funding Amount unless the applicable Seller has previously or simultaneously with Buyer’s funding of the related Future Funding Amount funded or caused to be funded to the underlying Mortgagor (or to an escrow agent or as otherwise directed by the underlying Mortgagor) the related future funding amount required pursuant to the terms of the related Purchased Asset Documents.  Prior to any proposed Future Funding Transaction by Buyer:

(A)          Buyer shall have (i) determined, in its sole and absolute discretion, that the related Senior Mortgage Loan, Junior Mortgage Loan, Mezzanine Loan or Participation Interest is not a Defaulted Asset, and (ii) fully completed all Future Funding Due Diligence;

(B)          no Default or Event of Default shall have occurred and be continuing under this Agreement or any other Transaction Document and no event shall have occurred that has, or would reasonably be expected to have, a Material Adverse Effect;

(C)          both immediately prior to the requested Future Funding Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the applicable Seller in each of Exhibit VI and Article 9 of this Agreement, as applicable, (subject to such exceptions specified in the Requested Exceptions Report that have been approved by Buyer) shall be true, correct and complete on and as of such Future Funding Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(D)          Sellers shall have paid to Buyer reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket legal fees and expenses) incurred by Buyer in connection with the entering into of any Future Funding Transaction hereunder, including, without limitation, reasonable costs associated with due diligence or other expenses necessary or incidental to the execution of any Future Funding Transaction hereunder;

(E)           Buyer shall have determined, in its commercially reasonable discretion, that no Margin Deficit equal to or greater than the Minimum Transfer Amount shall exist (regardless of whether the amount of such Margin Deficit is due), either immediately prior to or after giving effect to the requested Future Funding Transaction;

(F)           Buyer shall have determined in its commercially reasonable discretion that no introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions;

(G)          Sellers shall have taken any other action as Buyer shall have reasonably requested in connection with any change in Requirements of Law relating to the perfection of all security interests granted under this Agreement or any other Transaction Document in favor of Buyer with respect to the funds to be advanced; and

(H)          the applicable Seller shall have delivered to Buyer a certificate of a Responsible Officer of such Seller, certifying that the related borrower has met all conditions (except for any conditions that have been expressly waived in writing by Buyer and the applicable Seller) required under the related Purchased Asset Documents to be entitled to receive from Seller the future funding advances under the Purchased Asset Documents to which the Future Funding Amount relates.

(d)           Upon the satisfaction of all conditions set forth in Articles 3(a) and (b), the applicable Seller shall sell, transfer, convey and assign to Buyer on a servicing released basis all of such Seller’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights against the transfer of the Purchase Price to an account of the applicable Seller.  With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on the Pricing Rate Determination Date for each of the next succeeding Pricing Rate Periods for such Transaction.  Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period in Buyer’s sole and absolute discretion, and notify Sellers of such rate for such period each such Pricing Rate Determination Date.

(e)           Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction (including any Additional Advance) or Future Funding Transaction, as applicable, covered thereby.  In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, other than with respect to the Advance Rate or the applicable Pricing Rate set forth in the related Confirmation, this Agreement shall prevail.

(f)            Sellers shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to a Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i)            the applicable Seller uses commercially reasonable efforts to notify Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date, no later than thirty (30) calendar days prior to such Early Repurchase Date (but in no event shall the applicable Seller notify Buyer of such repurchase later than five (5) Business Days prior to such Early Repurchase Date),

(ii)           on such Early Repurchase Date, the applicable Seller pays to Buyer an amount equal to the sum of (x) the Repurchase Price for the Purchased Assets, (y) any Exit Fee payable in connection with the repurchase of such Purchased Asset and (z) any other amounts payable under this Agreement (including, without limitation, Article 3(j) of this Agreement) with respect to the Purchased Assets against transfer to the applicable Seller or its agent of the Purchased Assets, and

(iii)          on such Early Repurchase Date, after giving effect to such Early Repurchase, the aggregate Repurchase Price of all Purchased Assets shall not exceed the sum of the Buyer’s Margin Amount for all Purchased Assets in the aggregate.

(g)           On the Repurchase Date for any Transaction, termination of the Transaction will be effected by transfer to the applicable Seller or its agent of the Purchased Assets being repurchased and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Sellers pursuant to Article 5 of this Agreement) against the simultaneous transfer of the Repurchase Price to an account of Buyer.  Notwithstanding the foregoing and any provision of this Agreement to the contrary, in the case of any Purchased Asset that has a Related Mezzanine Loan, Junior Mortgage Loan or B-Note, (i) no Seller may repurchase in whole or in part such Purchased Asset without simultaneously repurchasing in whole the Related Mezzanine Loan, Junior Mortgage Loan or B-Note, as applicable, and (ii) if such Purchased Asset is required to be repurchased by the applicable Seller pursuant to the terms of this Agreement, such Seller shall also simultaneously repurchase in whole the Related Mezzanine Loan, Junior Mortgage Loan or B-Note, as applicable.

(h)           The terms and provisions governing LIBOR and the Alternative Rate under Article 3(h) are set forth in the Fee Letter, and are hereby incorporated by reference.

(i)            The terms and provisions governing Requirements of Law or Buyer Compliance Policy under Article 3(i) are set forth in the Fee Letter, and are hereby incorporated by reference.

(j)            Upon demand by Buyer, Sellers shall indemnify Buyer and hold Buyer harmless from any out-of-pocket loss, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements) that Buyer may sustain or incur as a consequence of (i) default by any Seller repurchasing any Purchased Asset after such Seller has given a notice in accordance with Article 3(f) of an Early Repurchase, (ii) any payment of the Repurchase Price on any day other than a Remittance Date, including Breakage Costs, (iii) a default by any Seller in selling Eligible Assets after such Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Assets in accordance with the provisions of this Agreement, (iv) Buyer’s enforcement of the terms of any of the Transaction Documents, (v) any actions taken to perfect or continue any lien created under any Transaction Documents, and/or (vi) Buyer entering into any of the Transaction Documents or owning any Purchased Item.  A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Sellers and shall be prima facie evidence of the information set forth therein.

(k)           The terms and provisions governing Requirements of Law or Buyer Compliance Policy under Article 3(k) are set forth in the Fee Letter, and are hereby incorporated by reference.

(l)            The terms and provisions governing Requirements of Law or Buyer Compliance Policy under Article 3(l) are set forth in the Fee Letter, and are hereby incorporated by reference.

(m)          If any Seller repurchases Purchased Assets or reduces the Purchase Price of a Purchased Asset on a day other than the last day of a Pricing Rate Period, Sellers shall indemnify Buyer and hold Buyer harmless from any actual out-of-pocket losses, costs and/or expenses which Buyer sustains as a direct consequence thereof (“Breakage Costs”), in each case for the remainder of the applicable Pricing Rate Period.  Buyer shall deliver to Sellers a statement setting forth the amount and basis of determination of any Breakage Costs in reasonable detail, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon Sellers absent manifest error.  This Article 3(m) shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.

(n)           (i)  Notwithstanding the definition of Maturity Date herein, upon written request of Sellers prior to the then current Maturity Date (which request may be delivered by Sellers to Buyer no earlier than twelve (12) months following the Closing Date with respect to the initial Extension Period (as defined below), if any, and no earlier than twenty-four (24) months following the Closing Date with respect to the second Extension Period, if any; and, in each case, no later than 60 days prior to the then-current Maturity Date), and provided that Buyer determines in its sole discretion that all of the Maturity Date Extension Conditions (as defined below) are satisfied as of the then-current Maturity Date, Buyer may, in its sole and absolute discretion, agree on no more than two (2) occasions to extend the Maturity Date for three hundred sixty-four (364) additional days (each such extension, an “Extension Period”) by, in each case, giving notice to Sellers of the granting of such extension of the then-current Maturity Date; provided, that any failure by Buyer to deliver a notice granting any such extension or the then-current Maturity Date within thirty (30) days from the date of Buyer’s receipt of Sellers’ request therefor shall be deemed a denial of Sellers’ request.  Notwithstanding anything to the contrary in this Article 3(n)(i) hereof, in no event shall the Maturity Date be extended for more than two (2) Extension Periods and in no event shall the Final Maturity Date occur after December 10, 2020; provided, that Sellers may request that this Agreement be amended by Buyer and Sellers to provide for an additional extension of the final Maturity Date, which request Buyer may grant or deny in its sole discretion and which extension, if granted, may be subject to such terms and conditions as Buyer may require.  For the avoidance of doubt, if the Initial

Maturity Date is not extended pursuant to this Article 3(n), no second Extension Period shall be available.

(ii)           For purposes of this Article 3(n), the following conditions (the “Maturity Date Extension Conditions”) shall be deemed to have been satisfied if, with respect to the applicable Extension Period:

(A)          Within five (5) Business Days after Sellers’ receipt of Buyer’s written notice granting Sellers’ request for an extension of the then-current Maturity Date, Buyer shall have received payment from Sellers, as consideration for Buyer’s granting of such extension, the related Extension Fee, such amount to be paid to Buyer in U.S. Dollars, in immediately available funds, without deduction, set-off or counterclaim;

(B)          no Margin Deficit (regardless of whether the amount of such Margin Deficit is due and payable and whether or not such Margin Deficit is equal to or greater than the Minimum Transfer Amount), Material Default or Event of Default under this Agreement shall have occurred and be continuing as of the date such extension is granted by Buyer or the then-current Maturity Date; and

(C)          all representations and warranties are true, correct, complete and accurate in all respects as of the existing Maturity Date.

Upon extension of the Maturity Date pursuant to this Article 3(n), except as otherwise specified in the related Confirmation, the reference to the Maturity Date as set forth in clause (iv) of the definition of “Repurchase Date” shall be deemed to be the new Maturity Date as so extended hereunder.

(o)           [Reserved.]

(p)           Any and all payments by or on account of any obligation of Sellers under this Agreement or any other Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law (including FATCA).  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Sellers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 3) the applicable Buyer or Transferee receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(q)           Sellers shall timely pay (i) any Other Taxes imposed on Sellers to the relevant Governmental Authority in accordance with Requirements of Law, and (ii) any Other Taxes imposed on the Buyer or Transferee upon written notice from such Person setting forth in reasonable detail the calculation of such Other Taxes.

(r)            As soon as practicable after any payment of Taxes by any Seller to a Governmental Authority pursuant to Article 3(p), Article 3(q) or Article 3(s), the applicable Seller shall deliver to Buyer or Transferee, as applicable, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer or Transferee, as applicable.

(s)            Sellers shall indemnify Buyer and each Transferee, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Article 3(q) or this Article 3(s)) payable or paid by Buyer or such Transferee or required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Sellers by Buyer or such Transferee shall be conclusive absent manifest error.

(t)            (i) Any Buyer or any Transferee that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to Sellers, at the time or times reasonably requested by Sellers, such properly completed and executed documentation reasonably requested by Sellers as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, Buyer or Transferee, if reasonably requested by Sellers, shall deliver such other documentation prescribed by applicable law or reasonably requested by Sellers as will enable Sellers to determine whether or not Buyer or Transferee is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Articles 3(t)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in Buyer or Transferee’s reasonable judgment such completion, execution or submission would subject Buyer or such Transferee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer or such Transferee.

(ii)           Without limiting the generality of the foregoing:

(A)          Buyer or any Transferee that is a U.S. Person shall deliver to Sellers on or prior to the date on which Buyer or such Transferee acquires an interest under any Transaction Document (and from time to time thereafter upon the reasonable request of Sellers), executed originals of IRS Form W-9 certifying that Buyer and such Transferee is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Sellers (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer acquires an interest under this Agreement (and from time to time thereafter upon the reasonable request of Sellers), whichever of the following is applicable:

(1)           in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E , as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed originals of IRS Form W-8ECI;

(3)           in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit XI-1 to the effect that such Foreign Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)           to the extent a Foreign Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit XI-2 or Exhibit XI-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit XI-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Sellers (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer acquires an interest under this Agreement (and from time to time thereafter upon the reasonable request of Sellers), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Sellers to determine the withholding or deduction required to be made; and

(D)          if a payment made to Buyer or Transferee under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer or Transferee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer or such Transferee shall deliver to Sellers at the time or times prescribed by law and at such time or times reasonably requested by Sellers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Sellers as may be necessary for Sellers to comply with its obligations under FATCA and to determine that Buyer or Transferee has complied with Buyer or Transferee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Buyer and each Transferee agrees that if any form or certification described in items (A), (B), (C) or (D) above it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Sellers in writing of its legal inability to do so.

(u)           If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article 3 (including by the payment of additional amounts pursuant to this Article 3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Article 3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Article 3(u) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Article 3(u), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Article 3(u) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(v)           Each party’s obligations under this Article 3 shall survive any assignment of rights by, or the replacement of, Buyer or Assignee, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under this Agreement.

(w)          If any Buyer or Assignee requests compensation under Article 3 or, if any Seller is required to pay any Indemnified Taxes or additional amounts to any Buyer or any Assignee or any Governmental Authority for the account of any Buyer or Assignee pursuant to Article 3(k), or if any Buyer or Assignee defaults in its obligations under this Agreement, then Sellers may, at their sole expense and effort, upon notice to such Buyer or Assignee, require such Buyer or Assignee to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Article 17), all its interests, rights (other than its existing rights to payments pursuant to Articles 3(k) or (l)) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Buyer, if a Buyer accepts such assignment); provided that (i) such Buyer shall have received payment of an amount equal to the Repurchase Price for all Transactions, Price Differential accreted with respect thereto, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding Repurchase Price principal and accreted Price Differential and fees) or Sellers (in the case of all other amounts), (ii) in the case of any such assignment resulting from a claim for compensation under Article 3(k) or payments required to be made pursuant to Article 3(g), such assignment will result in a reduction in such compensation or payments, and (iii) such assignment or delegation would not subject such Buyer or Assignee to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Buyer or Assignee.  A Buyer or Assignee shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Buyer or Assignee or otherwise, the circumstances entitling Sellers to require such assignment and delegation cease to apply.

(x)           The terms and provisions governing non-use fees or other similar charges under Article 3(x) are set forth in the Fee Letter, and are hereby incorporated by reference.

(y)           [Reserved].

(z)           (i) If at any time Buyer determines that Margin Excess exists for a related Purchased Asset, the applicable Seller may request that an Additional Advance be made in a specified amount up to such Margin Excess for such Purchased Asset; provided that Buyer has determined in its commercially reasonable discretion that all of the following conditions have been satisfied (collectively, the “Additional Advance Conditions”): (i) no Margin Deficit equal to or greater than the Minimum Transfer Amount shall exist, no Force Majeure Event, Default or Event of Default exists or would result from such Additional Advance, and no event shall have occurred that has, or would reasonably be expected to have, a Material Adverse Effect, and (ii) Seller has satisfied the conditions and obligations with respect to entering into a new Transaction set forth in clauses (G) and (J) of Article 3(b)(iv).  Provided that the Additional Advance Conditions are satisfied, Buyer shall pay to the applicable Seller the additional Purchase Price requested by such Seller with respect to such Purchased Asset up to an amount not to exceed the available Margin Excess for such Purchased Asset on such Additional Advance Date within three (3) Business Days after the applicable Seller’s request therefor.  Upon funding of any such Additional Advance, the Margin Excess (if any remains) shall be recalculated taking into account such increase in Purchase Price.  Notwithstanding the foregoing, in no event shall the amount of any Additional Advance transferred to a Seller be in an amount that would cause (a) the outstanding Purchase Price of the related Purchased Asset, after giving effect to such Additional Advance, to exceed the Maximum Purchase Price for such Purchased Asset as of the related Additional Advance Date or (b) the aggregate Repurchase Price of all Purchased Assets to exceed the Maximum Facility Amount.  In connection with any such Additional Advance, prior to the Additional Advance Date, the applicable Seller shall prepare and deliver to Buyer an amended and restated Confirmation reflecting such Additional Advance, and Buyer and the applicable Seller shall execute and deliver to each other an updated Confirmation setting forth the new outstanding Purchase Price and Advance Rate with respect to such Transaction.

(aa)         On any Business Day prior to the Repurchase Date for the applicable Purchased Asset, Sellers shall have the right, from time to time, to transfer cash to Buyer for the purpose of reducing the outstanding Purchase Price of such Purchased Asset, but not terminating, the related Transaction and without the release of any Purchased Items; provided, that (i) any such reduction in outstanding Purchase Price occurring on a date other than a Remittance Date shall be required to be accompanied by payment of all unpaid accrued Price Differential and other amounts payable in connection therewith (including amounts payable pursuant to Article 3(m)) as of the applicable Business Day on the amount of such reduction, (ii) such transfer of cash to Buyer shall be in an amount no less than $500,000, (iii) the Purchase Price of such Purchased Asset immediately after giving effect to such partial repurchase shall be no less than ten percent (10%) of the Maximum Purchase Price of such Purchased Asset as of the related Purchase Date thereof, and (iv) the applicable Seller shall provide Buyer with three (3) Business Days’ prior notice of any such partial repurchase.  Notwithstanding the foregoing, no Seller may transfer cash to Buyer for the purpose of reducing the outstanding Purchase Price of any Purchased Asset that is a Junior Mortgage Loan or B-Note, without making a simultaneous, pro-rata reduction of the Purchase Price of the related Senior Mortgage Loan or A-Note, as applicable.  In connection with any such reduction of outstanding Purchase Price pursuant to this Article 3(aa), Buyer and the applicable Seller shall execute and deliver to each other an updated Confirmation setting forth the new outstanding Purchase Price and related Advance Rate with respect to such Transaction.

(bb)         The terms and provisions governing the Minimum Purchased Asset Requirement and the Minimum Purchased Asset Fee under Article 3(bb) are set forth in the Fee Letter, and are hereby incorporated by reference.

(cc)         At any time following (i) Buyer’s exercise of its right to convert the Transactions hereunder to Alternative Rate Transactions pursuant to Article 3(i) or (ii) Buyer’s initial demand for, and Sellers’ payment to Buyer of, any non-use fee, Minimum Purchased Asset Fee or any other additional amounts pursuant to Articles 3(k), 3(l), 3(x) or 3(bb), as applicable, Sellers shall have the option to notify Buyer in writing of their intent to terminate this Agreement and all, but not less than all, of the Transactions and repurchase the related Purchased Assets pursuant to and in accordance with Article 3(f) upon payment in full of the Repurchase Price of all Purchased Assets.  Any such notification by Sellers shall be irrevocable.  The election by Sellers to terminate the Transactions in accordance with this Article 3(cc) shall not relieve Sellers of any liability with respect to any Price Differential, non-use fee, Minimum Purchased Asset Fee or any other additional amounts owed pursuant to this Agreement, as applicable, incurred by Buyer (or any Transferee) prior to the actual repurchase of all Purchased Assets; provided that, if Sellers elect to terminate the Transactions and repurchase all Purchased Assets in accordance with this Article 3(cc) within one hundred and eighty (180) calendar days following Buyer’s initial demand for payment of any fees or amounts pursuant to Articles 3(k), 3(l), 3(x) or 3(bb), then Buyer shall, at Buyer’s option, either reimburse or credit Sellers for any and all such fees and amounts incurred and paid by Sellers during such one hundred and eighty (180) day period; provided, further that if Buyer is exercising its rights and remedies pursuant to Articles 3(k), 3(l), 3(x) or 3(bb), as applicable, in the same manner under similar agreements with all similarly situated counterparties, the first proviso of this clause (cc) shall not apply.

(dd)         If a Seller submits a Transaction request with a proposed Purchase Date on or prior to the first anniversary of the Closing Date, and the proposed Purchase Price for the Purchased Asset(s) that are the subject of such proposed Transaction would, if such Purchased Asset(s) were purchased by Buyer hereunder, cause the aggregate Purchase Prices of all Purchased Assets (including the Purchased Assets subject to such Transaction) to equal or exceed the Initial Facility Capacity, then, so long as all of the Additional Facility Capacity Draw Conditions are satisfied, the Maximum Facility Amount shall be increased by the amount of the Additional Facility Capacity on the Purchase Date for the Purchased Assets subject to such proposed Transaction (such date, the “Additional Facility Capacity Draw Date”).

(ee)         The terms and provisions governing Price Differential under Article 3(ee) are set forth in the Fee Letter, and are hereby incorporated by reference.

ARTICLE 4.
MARGIN MAINTENANCE

(a)           If at any time on any date the Buyer’s Margin Amount for any Purchased Asset is less than the Repurchase Price for such Purchased Asset (a “Margin Deficit”), then, to the extent such Margin Deficit equals or exceeds the Minimum Transfer Amount for such Purchased Asset,  Buyer may, by notice to Sellers in the form of Exhibit X, which notice shall also include a calculation of available Margin Excess (a “Margin Deficit Notice”), require Sellers to, within the time limits set forth in Article 4(d) below, at Sellers’ option no later than the Margin Deficit Payment Date, (i) repurchase the Purchased Asset giving rise to such Margin Deficit at its respective Repurchase Price, (ii) make a payment in reduction of the Purchase Price of such Purchased Asset, or in lieu of a payment in reduction such Purchase Price, deliver Cash Equivalents, subject to Buyer’s determination of the market value of such Cash Equivalents and Buyer’s reasonable satisfaction with such Cash Equivalents as additional posted collateral, (iii) subject to the provisions of Article 4(c) below, apply available Margin Excess, or (iv) choose any combination of the foregoing, such that, after giving effect to such transfers, repurchases, payments and/or applications of Margin Excess, Buyer’s Margin Amount for each Purchased Asset, considered individually, shall be equal to or greater than the related Repurchase Price for each such Purchased Asset.  In connection with the delivery of Cash Equivalents in accordance with clause (ii) above, Sellers shall deliver to Buyer any additional documents (including, without limitation, to the extent not covered by any previously delivered legal opinions, one or more opinions of counsel reasonably satisfactory to Buyer as to safe harbor treatment and enforceability of security interests in connection with such Cash Equivalents) and take any actions reasonably necessary in Buyer’s discretion for Buyer to have a first priority, perfected security interest in such Cash Equivalents.  Buyer and the applicable Seller shall amend the related Confirmation relating to any Purchased Asset with respect to which the related Purchase Price has been reduced pursuant to this Article 4(a), as well as that of any related Purchased Asset where the Purchase Price has been increased due to Margin Excess pursuant to Article 4(c), and, if applicable, shall amend the related Confirmation to reflect the corresponding revised Advance Rate of any Purchased Asset with respect to which the applicable Seller has made payments in reduction of the related Purchase Price to satisfy the Margin Deficit Extension Threshold.

(b)           The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date.  Sellers and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Sellers.

(c)           If Buyer issues a Margin Deficit Notice pursuant to Article 4(a) and if Margin Excess exists with respect to any other Purchased Asset as determined by Buyer in its sole and absolute discretion, applied in good faith, Buyer shall include with such Margin Deficit Notice a notice to Sellers of the amount of any Margin Excess determined by Buyer to be then available (if any) and, provided that each of the Margin Excess Requirements have been met as determined by Buyer in its sole discretion, Buyer shall, in response to the applicable Seller’s written request, apply such Margin Excess to all or a portion of the related Margin Deficit, and, solely to the extent so applied, the amount of such Margin Deficit shall be reduced by the application of such Margin Excess and the Purchase Price of the Purchased Asset from which such Margin Excess was applied shall be increased by the amount of such Margin Excess, and the parties shall amend the related Confirmation to reflect the revised Advance Rate corresponding to such increase in Purchase Price; provided, that no request by any Seller to apply Margin Excess to any Margin Deficit shall in any way relieve Sellers of their obligations under this Agreement to cause such Margin Deficit to be cured within the time limits set forth in Article 4(a).

(d)           Upon delivery by Buyer of a Margin Deficit Notice pursuant to Article 4(a), Sellers shall cure the related Margin Deficit on the second Business Day following receipt of such Margin Deficit Notice; provided that, if the Margin Deficit Extension Requirements are satisfied, then such Margin Deficit shall not be required to be cured during the Margin Deficit Extension Period (such date on which the related Margin Deficit is required to be cured pursuant to this sentence, the “Margin Deficit Payment Date”).  At all times that a Margin Deficit Extension Period is in effect, (i) Seller shall provide notice to Buyer within one (1) Business Day of any applicable Person’s obtaining Knowledge of Guarantor failing the Guarantor Liquidity Test and (ii) Guarantor shall, within one (1) Business Day after Buyer’s request, provide an updated Guarantor Liquidity Certification.

ARTICLE 5.
INCOME PAYMENTS AND PRINCIPAL PROCEEDS

(a)           The Depository Account shall be established at the Depository and shall be subject to the Depository Agreement concurrently with the execution and delivery of this Agreement by Sellers and Buyer.  Pursuant to the Depository Agreement, Buyer shall have sole dominion and control (including “control” within the meaning of the UCC (as defined in Article 6(b) below) over the Depository Account.  The Depository Account shall, at all times, be subject to the Depository Agreement.  All Income shall be deposited directly by the applicable servicer into the Depository Account in accordance with the applicable Servicer Notice.  Depository shall then apply such Income in accordance with the applicable provisions of Articles 5(c) through 5(e) of this Agreement.

(b)           Contemporaneously with the sale to Buyer of any Purchased Asset, Sellers shall cause the servicer with respect to each Purchased Asset to enter into a Servicer Notice with respect to such Purchased Asset (if the applicable Servicer has not already executed and delivered a Servicer Notice) pursuant to which such Servicer shall agree to pay all Income payable under the related Purchased Asset into the Depository Account.  If a Servicer or borrower with respect to a Purchased Asset forwards any Income with respect to a Purchased Asset to Sellers or any Affiliate of Sellers rather than directly into the Depository Account, Sellers shall, or shall cause such Affiliate to, deposit in the Depository Account any such amounts within one (1) Business Day of the applicable Seller’s (or its Affiliate’s) receipt thereof.

(c)           So long as no Event of Default shall have occurred and be continuing, all Income or other amounts received by the Depository in respect of any Purchased Asset (other than Principal Proceeds) during each Collection Period shall be applied by the Depository on the related Remittance Date in the following order of priority:

(i)            first, (i) to the Custodian for payment of the document custodian fees payable to Custodian pursuant to the Custodian Agreement, then (ii) to the Depository for payment of fees payable to the Depository in connection with the Depository Account and then (iii) to the Interim Servicer for payment of the loan servicing fees payable monthly to the Interim Servicer plus reasonable out-of-pocket costs and expenses, in each case, as required under the Interim Servicing Agreement as in effect from time to time;

(ii)           second, to Buyer, an amount equal to the Price Differential that has accreted and is outstanding as of such Remittance Date;

(iii)          third, to Buyer, an amount equal to any other amounts then due and payable to Buyer under any Transaction Document (including any outstanding Margin Deficit which is then due and payable); and

(iv)          fourth, to Sellers, the remainder, if any; provided that, if a Material Default has occurred and is continuing on such Remittance Date, all amounts otherwise payable to Sellers hereunder shall be retained in the Depository Account until the earlier of (x) the day on which Buyer provides written notice to the Depository that such Material Default has been cured to the satisfaction of Buyer in its sole discretion and no other Material Default or Event of Default has occurred and is continuing, at which time the Depository shall apply all such amounts pursuant to this priority fourth; and (y) the day that the related Material Default becomes an Event of Default, at which time the Depository shall apply all such amounts pursuant to Article 5(e).

(d)           So long as no Event of Default shall have occurred and be continuing, (i) any scheduled payment of Principal Proceeds shall be applied by the Depository on the related Remittance Date, and (ii) any unscheduled prepayment in full of Principal Proceeds or prepayment in part of Principal Proceeds in an amount equal to or greater than $1,000,000 shall be applied by the Depository on the second Business Day following written request by Buyer or written requested by Seller (and countersigned by Buyer) following receipt of such Principal Proceeds, in each case, in the following order of priority:

(i)            first, to Buyer, an amount equal to (1) in the case of any scheduled or unscheduled (x) repayment in part of the related Purchased Asset made in connection with any release of any of the Underlying Mortgaged Property or other collateral for the related Purchased Asset, unless otherwise specified in the related Confirmation, or (y) repayment in whole of the related Purchased Asset, 100% of such Principal Proceeds until the Repurchase Price is reduced to zero, and (2) in all other cases, the product of (A) the amount of such payment of Principal Proceeds and (B) the Advance Rate for such Purchased Asset as of the date of such payment;

(ii)           second, to Buyer, an amount equal to any other amounts due and owing to Buyer under any Transaction Document (including any outstanding Margin Deficits then due and payable) (without duplication of any amount paid under Article 5(c)(iii) above); and

(iii)          third, to Sellers, any remainder; provided that, if any Material Default has occurred and is continuing on such Remittance Date, all amounts otherwise payable to the applicable Seller hereunder shall be retained in the Depository Account until the earlier of (x) the day on which Buyer provides written notice to the Depository that such Material Default has been cured to the satisfaction of Buyer in its sole discretion and no other Material Default or Event of Default has occurred and is continuing, at which time the Depository shall apply all such amounts pursuant to this priority third; and (y) the day that the related Material Default becomes an Event of Default, at which time the Depository shall apply all such amounts pursuant to Article 5(e).

(e)           If an Event of Default shall have occurred and be continuing, all Income (including, without limitation, any Principal Proceeds or any other amounts received, without regard to their source) or any other amounts received by the Depository in respect of a Purchased Asset shall be applied by the Depository on the Business Day next following the Business Day on which such funds are deposited in the Depository Account in the following order of priority:

(i)            first, (i) to the Custodian for payment of the document custodian fees payable to Custodian pursuant to the Custodian Agreement, then (ii) to the Depository for payment of fees payable to the Depository in connection with the Depository Account and then (iii) to the Interim Servicer for payment of the loan servicing fees payable monthly to the Interim Servicer pursuant plus the reasonable out-of-pocket costs and expenses, in each case, as required under the Interim Servicing Agreement as in effect from time to time;

(ii)           second, to Buyer, an amount equal to the Price Differential that has accreted and is outstanding in respect of all of the Purchased Assets as of such Business Day;

(iii)          third, to Buyer, on account of the Repurchase Price of such Purchased Asset until the Repurchase Price for such Purchased Asset has been reduced to zero;

(iv)          fourth, to Buyer, on account of the Repurchase Price of all other Purchased Assets until the Repurchase Prices for all such other Purchased Assets have been reduced to zero;

(v)           fifth, to Buyer, an amount equal to any other amounts due and owing to Buyer under any Transaction Document; and

(vi)          sixth, to Sellers, any remainder.

ARTICLE 6.
SECURITY INTEREST

(a)           Buyer and Sellers intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Sellers secured by the Purchased Assets.  However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for the performance by Sellers of all of Sellers’ obligations to Buyer under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Buyer, each Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items (as defined below) to Buyer to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by Sellers or Sellers’ Affiliates to Buyer and any of Buyer’s present or future Affiliates hereunder, including, without limitation, amounts owing pursuant to Article 25, and under the other Transaction Documents, including to secure the obligation of Sellers or their designees to service the Purchased Assets in conformity with Article 27 and any other obligation of Sellers to Buyer (collectively, the “Repurchase Obligations”).  Each Seller hereby acknowledges and agrees that each Purchased Asset serves as collateral for the Buyer under this Agreement and that, upon the occurrence and during the continuance of an Event of Default, Buyer has the right, subject to and in accordance with the terms of this Agreement, to realize on any or all of the Purchased Assets in order to satisfy the Sellers’ obligations hereunder.  Each Seller agrees to mark its computer records and tapes to evidence the interests granted to Buyer hereunder.  All of each Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Purchased Items”:

(i)            the Purchased Assets and all “securities accounts” (as defined in Article 8-501(a) of the UCC) to which any or all of the Purchased Assets are credited;

(ii)           any and all interests of Sellers in, to and under the Depository Account and all monies from time to time on deposit in the Depository Account;

(iii)          any cash or Cash Equivalents delivered to Buyer in accordance with Article 4(a);

(iv)          the Purchased Asset Documents, Servicing Agreements, Servicing Records, Servicing Rights, all servicing fees relating to the Purchased Assets, insurance policies relating to the Purchased Assets, and collection and escrow accounts and letters of credit relating to the Purchased Assets;

(v)           each Seller’s right under each Hedging Transaction, if any, relating to the Purchased Assets to secure the Repurchase Obligations;

(vi)          all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing;

(vii)         any other items, amounts, rights or properties transferred or pledged by Sellers to Buyer under any of the Transaction Documents; and

(viii)        all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

(b)           Buyer’s security interest in the Purchased Items shall terminate only upon termination of all of Sellers’ obligations under this Agreement and the other Transaction Documents, and the documents delivered in connection herewith and therewith.  Upon such termination, Buyer shall deliver to Sellers such UCC termination statements and other release documents as may be commercially reasonable and return the Purchased Assets to the applicable Seller and reconvey the Purchased Items to the applicable Seller and release its security interest in the Purchased Items.  For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”).  Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York.  In furtherance of the foregoing, (a) Buyer, at Sellers’ sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Sellers upon the filing thereof, and (b) Sellers shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder).  For the avoidance of doubt, Buyer’s security interest in any particular Purchased Asset or Purchased Item shall not terminate until the applicable Seller has fully paid the related Repurchase Price.  In connection with the security interests granted pursuant to this Agreement, each Seller authorizes the filing of UCC financing statements describing the collateral as “all assets of Seller, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof” or other similar language to that effect.

(c)           Each Seller acknowledges that neither it nor Guarantor has any rights to service the Purchased Assets but, subject to Articles 7(d) and 27, only has rights as a party to the Primary Servicing Agreement, the Interim Servicing Agreement or any other servicing agreement with respect to the Purchased Assets.  Without limiting the generality of the foregoing and in the event that any Seller or Guarantor is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, each of each Seller and Guarantor grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created.  The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of the Bankruptcy Code.

ARTICLE 7.
PAYMENT, TRANSFER AND CUSTODY

(a)           On the Purchase Date for each Transaction, (i) ownership of and title to the Purchased Asset shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price in immediately available funds to an account of the applicable Seller specified in the Confirmation relating to such Transaction, (ii) in connection with the purchase by Buyer of any Purchased Asset relating to a Related Mezzanine Loan, the applicable Seller shall also convey, transfer and assign to Buyer, for no additional consideration from Buyer, each such Related Mezzanine Loan in form and substance satisfactory to Buyer, together with all other documents necessary or desirable to effect such collateral assignment, in each case as determined by Buyer and its counsel in their discretion and (iii) the applicable Seller hereby sells, transfers, conveys and assigns to Buyer on a servicing-released basis all of such Seller’s right, title and interest in and to such Purchased Asset, together with all related Servicing Rights.  For the avoidance of doubt, the Purchase Price of each Related Mezzanine Loan shall be zero.  Subject to this Agreement, Sellers may sell to Buyer, repurchase from Buyer and re-sell Eligible Assets to Buyer, but may not substitute other Eligible Assets for Purchased Assets.  Buyer has the right to designate each Servicer of the Purchased Assets; provided, that the servicer of any Purchased Asset as of the Purchase Date of such Purchased Asset shall be deemed approved by Buyer. The Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Assets under this Agreement; and, such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Transaction Documents.

(b)           (i) With respect to each Transaction, the applicable Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery Certificate in the form attached hereto as Exhibit IV, provided, that notwithstanding the foregoing, upon request of the applicable Seller, Seller may in accordance with the terms of the Custodial Agreement make such delivery by not later than the third (3rd) Business Day after the related Purchase Date, so long as such Seller causes an Acceptable Attorney, Title Company or other Person acceptable to Buyer to deliver to Buyer and the Custodian a Bailee Letter on or prior to such Purchase Date.  Subject to Article 7(c), in connection with each sale, transfer, conveyance and assignment of a Purchased Asset, on or prior to each Purchase Date with respect to such Purchased Asset, the applicable Seller shall deliver or cause to be delivered and released to the Custodian a copy or original of each document as specified in the Purchased Asset File (as defined in the Custodial Agreement, and collectively, the “Purchased Asset File”), pertaining to each of the Purchased Assets identified in the Custodial Delivery Certificate delivered therewith, together with any other documentation in respect of such Purchased Asset requested by Buyer, in Buyer’s sole but good faith discretion.

(ii)           With respect to each Additional Advance and/or Future Funding Transaction, the applicable Seller shall deliver or cause to be delivered to Buyer or its designee an updated Custodial Delivery Certificate that includes any additional documents delivered and/or executed in connection with any such Additional Advance or Future Funding Transaction, as applicable, provided, that notwithstanding the foregoing, upon request of such Seller, such Seller may in accordance with the terms of the Custodial Agreement make such delivery by not later than the third (3rd) Business Day after the Additional Advance Date or Future Funding Date, as applicable, so long as the applicable Seller causes an Acceptable Attorney, Title Company or other Person acceptable to Buyer to deliver to Buyer and the Custodian a Bailee Letter on or prior to such date.  Subject to Article 7(c), on or prior to that date of an Additional Advance or Future Funding Transaction, as applicable, the applicable Seller shall deliver or cause to be delivered and released to the Custodian a copy or original of each additional document delivered and/or executed in connection with each such Additional Advance or Future Funding Transaction, as applicable, as specified in the Purchased Asset File (as defined in the Custodial Agreement), pertaining to each of the Purchased Assets identified in the Custodial Delivery Certificate delivered therewith, together with any other documentation in respect of such Purchased Asset requested by Buyer, in Buyer’s sole but good faith discretion.

(c)           From time to time, the applicable Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement (including without limitation in connection with an Additional Advance or Future Funding Transaction), and upon receipt of any such other documents, the Custodian shall hold such other documents as Buyer shall request from time to time.  With respect to any documents that have been delivered or are being delivered to recording offices for recording and have not been returned to the applicable Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, such Seller shall deliver to Buyer a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation.  The applicable Seller shall deliver such original documents to the Custodian promptly when they are received.  With respect to all of the Purchased Assets delivered by Sellers to Buyer or its designee (including the Custodian), the applicable Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V attached hereto irrevocably appointing Buyer its attorney-in-fact with full power, upon the occurrence and during the continuance of an Event of Default hereunder or under the other Transaction Documents, to (i) complete the endorsements of the Purchased Assets, including without limitation the Mortgage Notes and Assignments of Mortgages, Mezzanine Notes, Participation Certificates and assignments of participation interests and any transfer documents related thereto, (ii) record the Assignments of Mortgages, (iii) prepare and file and record each assignment of mortgage, (iv) take any action (including exercising voting and/or consent rights) with respect to Participation Interests, Mezzanine Loans, or intercreditor or participation agreements, (v) complete the preparation and filing, in form and substance satisfactory to Buyer, of such financing statements, continuation statements, and other UCC forms, as Buyer may from time to time, reasonably consider necessary to create, perfect, and preserve Buyer’s security interest in the Purchased Assets, (vi) enforce such Seller’s rights under the Purchased Assets purchased by Buyer pursuant to this Agreement and (vii) to take such other steps as may be necessary or desirable to enforce Buyer’s rights against, under or with respect to such Purchased Assets and the related Purchased Asset Files and the Servicing Records.  Buyer shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with the Custodian.  The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement.  If a Purchased Asset File is not delivered to Buyer or its designee (including the Custodian), such Purchased Asset File shall be held in trust by the applicable Seller or its designee for the benefit of Buyer as the owner thereof.  The applicable Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee.  The possession of the Purchased Asset File by such Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by such Seller or its designee is in a custodial capacity only.  The books and records (including, without limitation, any computer records or tapes) of the applicable Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer.  Each Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets, is in connection with a repurchase of any Purchased Asset by the applicable Seller or as otherwise required by law.

(d)           Subject to clause (f) below, Buyer hereby grants to the applicable Seller a revocable option to exercise all voting and corporate rights with respect to the related Purchased Assets and to vote, take corporate actions and exercise any rights in connection with such Purchased Assets, so long as no Event of Default has occurred and is continuing.  Such revocable option is not evidence of any ownership or other interest or right of any Seller in any Purchased Asset.  Upon (i) the occurrence and during the continuation of an Event of Default, (ii) the occurrence of any Significant Modification without the prior written consent of Buyer, the revocable option discussed above shall be deemed to automatically terminate and Buyer shall be entitled to exercise all voting and corporate rights with respect to the Purchased Assets without regard to any Seller’s instructions (including, but not limited to, if an Act of Insolvency shall occur with respect to any Seller, to the extent any Seller controls or is entitled to control selection of any servicer, Buyer may transfer any or all of such servicing to an entity satisfactory to Buyer).

(e)           Notwithstanding the provisions of Article 7(b) above requiring the execution of the Custodial Delivery Certificate and corresponding delivery of the Purchased Asset File to the Custodian on or prior to the related Purchase Date, with respect to each Transaction involving a Purchased Asset that is identified in the related Confirmation as a “Table Funded” Transaction, the applicable Seller shall, in lieu of effectuating the delivery of all or a portion of the Purchased Asset File on or prior to the related Purchase Date, (i) deliver to the Custodian by facsimile or email on or before the related Purchase Date for the Transaction (A) the promissory note(s), original stock certificate or Participation Certificate in favor of such Seller evidencing the making of the Purchased Asset, with such Seller’s endorsement of such instrument to Buyer, (B) the mortgage, security agreement or similar item creating the security interest in the related collateral and the applicable assignment document evidencing the transfer to Buyer, (C) such other components of the Purchased Asset File as Buyer may require on a case by case basis with respect to the particular Transaction, and (D) evidence satisfactory to Buyer that all documents necessary to perfect such Seller’s (and, by means of assignment in blank on the Purchase Date,

Buyer’s or its designees’) interest in the Purchased Items for the Purchased Asset, (ii) deliver to Buyer and Custodian a Bailee Letter from an Acceptable Attorney, Title Company or other Person acceptable to Buyer on or prior to such Purchase Date and (iii) not later than the third (3rd) Business Day following the Purchase Date, deliver to Buyer the Custodial Delivery Certificate and to the Custodian the entire Purchased Asset File.

(f)            Notwithstanding the rights granted to the applicable Seller pursuant to clause (d) above, Sellers shall not, and shall not permit Interim Servicer, Primary Servicer or any other servicer of any Purchased Asset to make, permit or consent to any Significant Modification relating in any way to any Purchased Asset without the prior written consent of Buyer.

ARTICLE 8.
SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a)           Title to all Purchased Assets and Purchased Items shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Assets and Purchased Items, subject, however, to the terms of this Agreement.  Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets or Purchased Items or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Assets and Purchased Items on terms and conditions that shall be in Buyer’s discretion, but no such transaction shall relieve Buyer of its obligations to transfer the applicable Purchased Assets to the applicable Seller pursuant to Article 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Sellers pursuant to Article 5 hereof.  Notwithstanding the foregoing, Buyer shall not engage in repurchase transactions or otherwise sell, transfer, pledge, repledge, hypothecate or re-hypothecate the Purchased Assets or Purchased Items with any Person other than an Eligible Transferee without the prior consent of the applicable Seller, such consent not to be unreasonably withheld, conditioned or delayed, unless a Material Default or an Event of Default has occurred and is continuing, in which case such Seller’s consent shall not be required.

(b)           Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets or Purchased Items transferred or delivered to Buyer by any Seller.  Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of any Seller or an Affiliate of any Seller.

ARTICLE 9.
REPRESENTATIONS AND WARRANTIES

(a)           Each of Buyer and each Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any Governmental Authority required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect, (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any Requirement of Law applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected and (vi) it has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer in the case of a Seller) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.  On the Purchase Date for any Transaction for the purchase of any Purchased Assets by Buyer from any Seller and any Transaction hereunder and at all times while this Agreement and any Transaction thereunder is in effect, Buyer and each Seller shall each be deemed to repeat all the foregoing representations made by it.

(b)           In addition to the representations and warranties in Article 9(a) above, each Seller represents and warrants to Buyer as of the date of this Agreement and will be deemed to represent and warrant to Buyer as of the Purchase Date for the purchase of any Purchased Assets by Buyer from such Seller and any Transaction thereunder and covenants that at all times while this Agreement and any Transaction thereunder is in effect, unless otherwise stated herein:

(i)            Organization.  Seller is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of Seller’s incorporation or organization, as the case may be, and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except where failure to so qualify could not be reasonably likely to have a Material Adverse Effect.  Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)           Due Execution; Enforceability.  The Transaction Documents have been or will be duly executed and delivered by Seller, for good and valuable consideration.  The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)          Ability to Perform.  Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Transaction Documents applicable to it to which it is a party.

(iv)          Non-Contravention.  Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (A) the organizational documents of Seller, (B) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, (D) any Purchased Asset Document, or (E) any applicable Requirement of Law, in the case of clauses (B) or (C) above, to the extent that such conflict or breach would have a Material Adverse Effect upon Seller’s ability to perform its obligations hereunder.

(v)           Litigation; Requirements of Law.  As of the date hereof and as of the Purchase Date for any Transaction hereunder, there is no action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of Seller, threatened against any Seller, any Pledgor or Guarantor or any of their respective assets that could reasonably be expected to result in any Material Adverse Effect.  As of the date hereof, each Purchase Date, each Future Funding Date and each Additional Advance Date, except as previously disclosed to Buyer in writing, Seller and Guarantor are each in compliance in all material respects with all Requirements of Law, and to the Knowledge of Seller, no Purchased Asset contravenes any Requirements of Law.  As of the date hereof, each Purchase Date, each Future Funding Date and each Additional Advance Date, except as previously disclosed to Buyer in writing, none of any Seller, any Pledgor or Guarantor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(vi)          No Broker.  Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(vii)         Good Title to Purchased Assets.  Immediately prior to the purchase of any Purchased Assets by Buyer from Seller, such Purchased Assets are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Assets to Buyer and, upon transfer of such Purchased Assets to Buyer, Buyer shall be the owner of such Purchased Assets free of any adverse claim.  In the event the related Transaction is recharacterized as a secured financing of the Purchased Assets, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Purchased Assets.

(viii)        No Decline in Market Value; No Margin Deficit; No Defaults.  As of the date hereof, each Purchase Date, each Future Funding Date and each Additional Advance Date, except as previously disclosed to Buyer in writing, Seller has no Knowledge of any post-Transaction facts or circumstances that are reasonably likely to cause or have caused the Market Value of any Purchased Asset to decline in any material respect.  As of the date hereof, each Purchase Date, each Future Funding Date and each Additional Advance Date, no Margin Deficit exists (other than any Margin Deficit for which the related Margin Deficit Payment Date has not yet occurred), no Event of Default or, to Seller’s

Knowledge, Default has occurred or exists under or with respect to the Transaction Documents.  As of the date hereof, each Purchase Date, each Future Funding Date and each Additional Advance Date, no event of default (however defined) beyond applicable notice and grace periods on the part of Guarantor exists under any credit facility, repurchase facility or substantially similar facility that is presently in effect, to which Guarantor is a party.

(ix)          Authorized Representatives.  The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit II attached to this Agreement.

(x)           Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File.

(A)          As of the date hereof, Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person, and immediately prior to the sale of such Purchased Asset to Buyer, Seller was the sole owner of such Purchased Asset and had good and marketable title thereto, free and clear of all liens, in each case except for (1) liens to be released simultaneously with the sale to Buyer hereunder and (2) liens granted by Seller in favor of the counterparty to any Hedging Transaction, solely to the extent such liens are expressly subordinate to the rights and interests of Buyer hereunder.

(B)          The provisions of this Agreement and the related Confirmation are effective to either constitute a sale of Purchased Items to Buyer or to create in favor of Buyer a legal, valid and enforceable security interest in all right, title and interest of Seller in, to and under the Purchased Items.

(C)          Upon receipt by the Custodian of each Mortgage Note, Mezzanine Note, or Participation Certificate, endorsed in blank by a duly authorized officer of Seller, either a purchase shall have been completed by Buyer of such Mortgage Note, Mezzanine Note or Participation Certificate, as applicable, or Buyer shall have a valid and fully perfected first priority security interest in all right, title and interest of Seller in the Purchased Items described therein.

(D)          Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit VI are true and correct, except to the extent disclosed in writing in a Requested Exceptions Report approved by Buyer.

(E)           Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party”, Seller as “Debtor” and describing the Purchased Items, in the jurisdiction and recording office listed on Exhibit XII attached hereto, the security interests granted hereunder in that portion of the Purchased Items which can be perfected by filing under the UCC will constitute fully perfected security interests under the UCC in all right, title and interest of Seller in, to and under such Purchased Items.

(F)           Upon execution and delivery of the Depository Agreement, Buyer shall have a valid and fully perfected first priority security interest in, the Depository Account and all amounts at any time on deposit therein.

(G)          Upon execution and delivery of the Depository Agreement, Buyer shall have a valid and fully perfected first priority security interest in, the “investment property” and all “deposit accounts” (each as defined in the UCC) comprising Purchased Items or any after-acquired property related to such Purchased Items.  Except to the extent disclosed in writing in a Requested Exceptions Report approved by Buyer, Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to the Custodian.

(H)          [Reserved.]

(I)            With respect to each Purchased Asset purchased by Seller or an Affiliate of Seller from a Transferor, (a) such Purchased Asset (other than any Purchased Asset acquired from an Affiliate of the applicable Seller) was acquired and transferred pursuant to a Purchase Agreement, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Purchased Asset, (c) no such transfer was made for or on account of an antecedent debt owed by such Transferor to Seller or an Affiliate of Seller, (d) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code, (e) if Seller acquired the Purchased Asset from an Affiliate (other than any Affiliate that is a direct or indirect Subsidiary of Guarantor), Seller has delivered to Buyer an opinion of counsel regarding the true sale of the purchase of such Asset by Seller and, if such Asset was acquired by Seller’s Affiliate from another Affiliate, the true sale of the purchase of the Asset by the Affiliate of Seller from the Transferor Affiliate, which opinions shall be in form and substance satisfactory to Buyer, and (f) the representations and warranties made by such Transferor to Seller or such Affiliate in such Purchase Agreement are hereby incorporated herein mutatis mutandis and are hereby remade by Seller to Buyer as of each Purchase Date, each Future Funding Date and each Additional Advance Date.

(J)            Except as set forth in any Trust Receipt approved by Buyer for any Purchased Asset, Seller has complied in all material respects with all requirements of the Custodial Agreement with respect to each Purchased Asset, including delivery to Custodian of all required Purchased Asset Documents.  As of the date hereof, each Purchase Date, each Future Funding Date and each Additional Advance Date, Seller has no Knowledge of any fact that could reasonably lead it to expect that any Purchased Asset will not be paid in full.

(K)          The Purchased Assets constitute the following, as defined in the UCC: a general intangible, instrument, investment property, security, deposit account, financial asset, uncertificated security, securities account, or security entitlement.  Seller has not authorized the filing of and is not aware of any UCC financing statements filed against Seller as debtor that include the Purchased Assets, other than any financing statement that has been terminated or filed pursuant to this Agreement.

(xi)          Adequate Capitalization; No Fraudulent Transfer.  Seller has, as of each Purchase Date, adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations.  Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.  Seller has not become, or is not presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction.  Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(xii)         No Conflicts or Consents.  Neither the execution and delivery of this Agreement and the other Transaction Documents by Seller, nor the consummation of any of the transactions by it herein or therein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict with or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Seller pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or instrument to which Seller is a party or by which Seller may be bound, or to which Seller may be subject, other than liens created pursuant to the Transaction Documents.  No consent, approval, authorization, or order of any third party is required in connection with the execution and delivery by Seller of the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby which has not already been obtained (other than consents, approvals and filings that have been obtained or made, as applicable, or that, if not obtained or made, are not reasonably likely to have a Material Adverse Effect).

(xiii)        Governmental Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (A) the execution, delivery and performance of any Transaction Document to which Seller is or will be a party, (B) the legality, validity, binding effect or enforceability of any such Transaction Document against Seller or (C) the consummation of the transactions contemplated by this Agreement (other than the filing of certain financing statements in respect of certain security interests).

(xiv)        Organizational Documents.  Seller has delivered to Buyer certified copies of its organization documents, together with all amendments thereto, if any.

(xv)         No Encumbrances.  There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets, and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, except as contemplated by the Transaction Documents.

(xvi)        Federal Regulations.  (A) None of any Seller, any Pledgor or Guarantor is required to register as an “investment company” under the Investment Company Act or is a company “controlled” by an “investment company” within the meaning of the Investment Company Act and (B) none of any Seller, any Pledgor or Guarantor is a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(xvii)       Taxes.  Each Seller is either a U.S. Person that is a partnership for U.S. federal income tax purposes, or a disregarded entity of a U.S. Person for U.S. federal income tax purposes.  Each of Seller and Guarantor has timely filed or caused to be filed all required federal and other material tax returns and has paid all U.S. federal and other material Taxes imposed on it and any of its assets by any Governmental Authority except for any such Taxes as are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP.  No liens for material amounts of Taxes have been filed against any of Seller’s assets and no claims are being asserted in writing with respect to any such Taxes (except for liens and with respect to Taxes not yet due and payable or liens or claims with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP).

(xviii)      Judgments/Bankruptcy.  Except as disclosed in writing to Buyer, there are no judgments against Seller unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller which would be reasonably expected to result in a Material Adverse Effect.

(xix)        Solvency.  Neither the Transaction Documents nor any Transaction, Additional Advance or Future Funding Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any creditor of any Seller, Guarantor or an Affiliate of any Seller or Guarantor.  The transfer of the Purchased Assets subject hereto and the obligation to repurchase such Purchased Assets is not undertaken with the intent to hinder, delay or defraud any creditor of any Seller, Guarantor or an Affiliate of any Seller or Guarantor.  As of the Purchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Purchased Assets pursuant hereto and the obligation to repurchase such Purchased Asset (A) will not cause the liabilities of Seller to exceed the assets of Seller, (B) will not result in Seller having unreasonably small capital, and (C) will not result in debts that would be beyond Seller’s ability to pay as the same mature.  Seller received reasonably equivalent value in exchange for the transfer and sale of the Purchased Assets and the Purchased Items subject hereto.  No petition in bankruptcy has been filed against Seller in the last ten (10) years, and Seller has not in the last ten (10) years made an assignment for the benefit of creditors or taken advantage of any debtors relief laws.  Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(xx)         Use of Proceeds; Margin Regulations.  All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction shall be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(xxi)        Full and Accurate Disclosure.  No information contained in any Confirmation or assignment documents for any Purchased Asset or any other written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with the Transaction Documents and the Transactions shall be true, correct and complete in all material respects, or in the case of projections shall be based on reasonable estimates prepared and presented in good faith, on the date as of which such information is stated or certified.

(xxii)       Financial Information.  All financial data concerning Seller and the Purchased Assets that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects (other than information relating to specific Purchased Assets that was prepared by third parties that are not Affiliates of Seller or Guarantor, which information is, to Sellers’ Knowledge, true, complete and correct in all material respects).  All financial data concerning Seller has been prepared fairly in accordance with GAAP.  Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller or the Purchased Assets, or in the results of operations of Seller, which change is reasonably likely to have a Material Adverse Effect on Seller.

(xxiii)      Hedging Transactions.  To the actual knowledge of Seller, as of the Purchase Date for any Purchased Asset that is subject to a Hedging Transaction, each such Hedging Transaction is in full force and effect in accordance with its terms, each counterparty thereto is an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty, and no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event, however denominated, has occurred and is continuing with respect thereto.

(xxiv)     [Reserved].

(xxv)      Servicing Agreements.  Seller has delivered to Buyer all Servicing Agreements pertaining to the Purchased Assets and to the actual knowledge of Seller, as of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets subject to a Servicing Agreement, each such Servicing Agreement is in full force and effect in accordance with its terms and no default or event of default exists thereunder.

(xxvi)     No Reliance.  Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary.  Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(xxvii)    PATRIOT Act.

(x)           Seller is in compliance, in all material respects, with the (A) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (B) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(y)           Seller agrees that, from time to time upon the prior written request of Buyer, it shall (A) execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with the USA Patriot Act of 2001 and to fully effectuate the purposes of this Agreement and (B) provide such opinions of counsel as Buyer shall reasonably request due to any change in Requirements of Law or Buyer Compliance Policy concerning matters described in this Article 9(b)(xxvii), Article 9(b)(xxxi) or Article 9(b)(xxxiii); provided, however, that nothing in this Article 9(b)(xxvii) shall be construed as requiring Buyer to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder.  In order to enable Buyer and its Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the USA Patriot Act of 2001 and regulations thereunder, Seller on behalf of itself and its Affiliates makes the following representations and covenants to Buyer and its Affiliates (for purposes of this Article 9(b)(xxvii), the “Seller Entities”) that neither Seller, nor, to Seller’s Knowledge, any of its Affiliates, is a Prohibited Investor, and Seller is not acting on behalf of or for the benefit of any Prohibited Investor.  Seller agrees to promptly notify Buyer or a person appointed by

Buyer to administer their anti-money laundering program, if applicable, of any change in information affecting this representation and covenant.

(xxviii)   Ownership of Property.  Seller does not own, and has not ever owned, any assets other than (A) the Purchased Assets (or assets which were previously Purchased Assets) and (B) such incidental personal property related thereto.

(xxix)     Environmental Matters.

(a)           As of the date of this Agreement, each Purchase Date, each Future Funding Date and each Additional Advance Date, no properties owned or leased by Seller and no properties formerly owned or leased by Seller (the “Properties”), contain, or have previously contained, any Materials of Environmental Concern in amounts or concentrations which constitute or constituted a violation of, or reasonably could be expected to give rise to liability under, Environmental Laws;

(b)           As of the date of this Agreement, each Purchase Date, each Future Funding Date and each Additional Advance Date, Seller is in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Laws which reasonably would be expected to interfere with the continued operations of Seller;

(c)           As of the date of this Agreement, each Purchase Date, each Future Funding Date and each Additional Advance Date, Seller has not received any notice of violation, alleged violation, non-compliance, liability or potential liability under any Environmental Law, nor does Seller have knowledge that any such notice will be received or is being threatened;

(d)           As of the date of this Agreement, each Purchase Date, each Future Funding Date and each Additional Advance Date, Materials of Environmental Concern have not been transported or disposed by Seller in violation of, or in a manner or to a location which reasonably would be expected to give rise to liability under, any applicable Environmental Law, nor has Seller generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that reasonably would be expected to give rise to liability under, any applicable Environmental Law;

(e)           As of the date of this Agreement, each Purchase Date, each Future Funding Date and each Additional Advance Date, no judicial proceedings or governmental or administrative action is pending, or, to the Knowledge of Seller, threatened, under any Environmental Law which Seller is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements arising out of judicial proceedings or governmental or administrative actions, outstanding under any Environmental Law to which Seller is a party;

(f)            As of the date of this Agreement, each Purchase Date, each Future Funding Date and each Additional Advance Date, there has been no release or threat of release of Materials of Environmental Concern in violation of or in amounts or in a manner that reasonably would be expected to give rise to liability under any Environmental Law for which Seller may become liable; and

(g)           As of the date of this Agreement, each Purchase Date, each Future Funding Date and each Additional Advance Date, each of the representations and warranties set forth in the preceding clauses (a) through (f) is true and correct with respect to each parcel of real property owned or operated by Seller.

(xxx)      Insider.  Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, Controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which Buyer is a Subsidiary, or of any Subsidiary, of a bank holding company of which Buyer is a Subsidiary, of any bank at which Buyer maintains a correspondent account or of any lender which maintains a correspondent account with Buyer.

(xxxi)     Office of Foreign Assets Control.  Seller warrants, represents and covenants that neither Seller nor any of its Affiliates are or will be an entity or person (A) that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO13224”); (B) whose name appears on OFAC’s most current list of “Specifically Designed National and Blocked Persons,” (C) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO 13224; or (D) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in (A) through (D) above are herein referred to as a “Prohibited Person”).  Seller covenants and agrees that none of Seller or any of its Affiliates will knowingly (1) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person or (2) engage in or conspire to engage in any transaction that evades or avoids or that the purpose of evading or avoiding any of the prohibitions of EO 13224.  Seller further covenants and agrees that (i) it shall not, directly or indirectly, use the proceeds of any Transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person or entity (x) to fund any activities or business of or with any Prohibited Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, or (y) in any other manner that would result in a violation of any Sanction Laws and Regulations by any party to this Agreement and (ii) none of the funds or the assets of Seller that are used to pay any amount due pursuant to this Agreement or any other Transaction Document shall constitute funds obtained from transactions with or relating to Prohibited Persons or countries or territories that are the subject of sanctions under any Sanctions Laws and Regulations.  Seller further covenants and agrees to deliver to Buyer any such certification or other evidence as may be requested by Buyer in its sole and absolute discretion, confirming that none of Seller or any of the its Affiliates is a Prohibited Person and none of Seller, or any of its

Affiliates has engaged in any business transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person.

(xxxii)    Notice Address; Jurisdiction of Organization.  On the date of this Agreement, Seller’s location (within the meaning of Article 9 of the UCC) and address for notices is as specified on Annex I.  Each Seller’s legal name is, and has at all times been, STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C. and STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C., respectively.  Each Seller’s sole jurisdiction of organization is, and at all times has been, Delaware.  The location where each Seller keeps its books and records (within the meaning of Article 9 of the UCC), including all computer tapes and records relating to the Purchased Items, is its notice address.  Neither Seller has changed its name or location within the past twelve (12) months.  STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C.’s organizational identification number is 5868454 and its tax identification number is 90-0619025.  STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C.’s organizational identification number is 5868462 and its tax identification number is 27-0247747.  The fiscal year of each Seller is the calendar year.

(xxxiii)   Anti-Money Laundering Laws.  Seller either (1) is entirely exempt from or (2) has otherwise fully complied with all applicable anti-money laundering laws and regulations (collectively, the “Anti-Money Laundering Laws”), by (A) establishing an adequate anti-money laundering compliance program as required by the Anti-Money Laundering Laws, (B) conducting the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the related obligor (if applicable) and the origin of the assets used by such obligor to purchase the property in question, and (C) maintaining sufficient information to identify the related obligor (if applicable) for purposes of the Anti-Money Laundering Laws.

(xxxiv)   Ownership.  Seller is and shall remain at all times a wholly owned direct or indirect Subsidiary of Guarantor.

(xxxv)    Compliance with ERISA.  (a)  Neither Seller nor Guarantor has any employees as of the date of this Agreement; (b) each of Seller and Guarantor either (i) qualifies as a VCOC or a REOC, (ii) complies with an exception set forth in the Plan Asset Regulations such that the assets of such Person would not be subject to Title I of ERISA and/or Section 4975 of the Code, or (iii) does not hold any “plan assets” within the meaning of the Plan Asset Regulations that are subject to ERISA; and (c) assuming that no portion of the Purchased Assets are funded by Buyer with “plan assets” within the meaning of the Plan Asset Regulations, none of the transactions contemplated by the Transaction Documents will constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Buyer to any tax or penalty or prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

(xxxvi)   Reserved.

(xxxvii)  Chief Executive Office; Jurisdiction of Organization.  As of the date hereof, Seller’s chief executive office, is, and has been, located at 591 West Putnam Avenue, Greenwich, Connecticut 06830.  As of the date hereof, Seller’s jurisdiction of organization is Delaware.

ARTICLE 10.
NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, neither Seller shall without the prior written consent of Buyer:

(a)           take any action that would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Assets;

(b)           transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Items (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Items (or any of them) with any Person other than Buyer;

(c)           modify in any material respect or terminate any Servicing Agreements to which it is a party, without the consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed; provided that if a Material Default or Event of Default has occurred and is continuing, Buyer’s consent shall be in Buyer’s sole and absolute discretion;

(d)           create, incur or permit to exist any lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets, the other Purchased Items, whether now owned or hereafter acquired, other than the liens and security interest granted by any Seller pursuant to Article 6 of this Agreement and the lien and security interest granted by each Pledgor under the related Pledge Agreement;

(e)           enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets (except in the ordinary course of business) without the consent of Buyer in its sole and absolute discretion;

(f)            consent or assent to any Significant Modification with respect to any note, loan agreement, mortgage or guarantee relating to the Purchased Assets or other agreement or instrument relating to the Purchased Assets other than in accordance with Article 27;

(g)           permit the organizational documents or organizational structure of any Seller to be amended without the prior written consent of Buyer in its sole and absolute discretion (provided that Sellers may make immaterial ministerial, noneconomic amendments to their respective organizational documents without Buyer’s prior written consent);

(h)           acquire or maintain any right or interest in any Purchased Asset or Underlying Mortgaged Property that is senior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Transaction Documents unless such right or interest becomes a Purchased Asset hereunder;

(i)            use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System; or

(j)            take any action, cause, allow, or permit any of any Seller, Pledgor or Guarantor to be required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act, or to violate any provisions of the Investment Company Act, including Section 18 thereof or any rules or regulations promulgated thereunder.

ARTICLE 11.
AFFIRMATIVE COVENANTS OF SELLERS

The following covenants shall be given independent effect (so that if a particular action or condition is prohibited by any covenant, the fact that it would be permitted by an exception to or be otherwise within the limitations of another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.  On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction:

(a)           Sellers shall promptly notify Buyer of any material adverse change in its business operations and/or financial condition; provided, however, that nothing in this Article 11 shall relieve Sellers of their obligations under this Agreement.

(b)           Sellers shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Article 9.

(c)           Each Seller shall (1) defend the right, title and interest of Buyer in and to the Purchased Items against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer) and (2) at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Assets subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d)           Sellers shall notify Buyer of the occurrence of any Default or Event of Default with respect to any Seller as soon as possible but in no event later than the immediately succeeding Business Day after obtaining Knowledge of such event.

(e)           [Reserved.]

(f)            Sellers shall promptly (and in any event not later than two (2) Business Days following receipt) deliver to Buyer (i) any notice of transfer of servicing under the Purchased

Asset Documents and (ii) any other information with respect to the Purchased Assets that may be reasonably requested by Buyer from time to time to the extent such information is in Sellers’ possession; provided that Sellers shall not be in breach of their obligations under this Article 11(f) so long as Sellers have made commercially reasonable efforts to obtain and deliver to Buyer any such information that is not in Sellers’ possession.  In the event that (i) Sellers shall be unable to obtain and deliver any information reasonably requested by Buyer with respect to a Purchased Asset as a result of the failure of the related Mortgagor to deliver such information when required under the related Purchased Asset Documents; (ii) such failure by the related Mortgagor constitutes an event of default by such Mortgagor beyond applicable notice and grace periods under the related Purchased Asset Documents and (iii) Buyer has reasonably determined that such failure has a material adverse effect on Buyer’s ability to determine the Market Value of the related Purchased Asset, then Buyer may deliver written notice to Sellers requiring Sellers to repurchase the related Purchased Asset within seven (7) days after receipt by Sellers of such written notice from Buyer and/or may, in connection with Buyer’s determination of Market Value with respect to the related Purchased Asset, draw any adverse inference from any such missing information as Buyer may determine in its sole discretion.

(g)           Sellers will permit Buyer, its Affiliates or its designated representative to inspect each Seller’s records with respect to the Purchased Items and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency (unless a Default or an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Buyer and the applicable Seller.  In connection therewith, each Seller shall provide Buyer the opportunity to (i) review any operating statements, occupancy status and other property level information with respect to the underlying real estate directly or indirectly securing or supporting the Purchased Assets that either is in such Seller’s possession or is available to such Seller, (ii) examine, copy (at Buyer’s expense) and make extracts from its books and records, to inspect any of its properties, and (iii) discuss such Seller’s business and affairs with its officers.  Prior to the occurrence and continuance of a Default or an Event of Default, Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of any Seller’s business.

(h)           If any Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, such Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer (or the Custodian, as appropriate) in the exact form received, duly endorsed by such Seller to Buyer, if required, together with all related necessary transfer documents, to be held by Buyer hereunder as additional collateral security for the Transactions.  If any sums of money or property are paid or distributed in respect of the Purchased Assets and received by any Seller, such Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of such Seller, as additional collateral security for the Transactions.

(i)            At any time from time to time upon the reasonable request of Buyer, at the sole expense of Sellers, Sellers shall (i) promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may request for the purposes of obtaining or preserving the full benefits of this Agreement including the perfected, first priority security interest required hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Sellers (whether or not existing as of the Closing Date, any Purchase Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may request).  If any amount payable under or in connection with any of the Purchased Items shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be immediately delivered to Custodian pursuant to the Custodial Agreement, duly endorsed in blank, to be itself held as a Purchased Item pursuant to this Agreement, and the documents delivered in connection herewith.

(j)            Sellers shall provide, or to cause to be provided, to Buyer the following financial and reporting information:

(i)            Within fifteen (15) calendar days after each month-end, a monthly reporting package substantially in the form of Exhibit III-A attached hereto (the “Monthly Reporting Package”);

(ii)           Within forty-five (45) calendar days after the last day of each of the first three fiscal quarters in any fiscal year, a quarterly reporting package substantially in the form of Exhibit III-B attached hereto (the “Quarterly Reporting Package”);

(iii)          Within ninety (90) calendar days after the last day of its fiscal year, an annual reporting package substantially in the form of Exhibit III-C attached hereto (the “Annual Reporting Package”); and

(iv)          Upon Buyer’s request:

(A)          a listing of any changes in Hedging Transactions with Qualified Hedge Counterparties, the names of the Qualified Hedge Counterparties and the material terms of such Hedging Transactions, delivered within ten (10) days after Buyer’s request;

(B)          copies of Sellers’ (if applicable) and Guarantor’s Federal Income Tax returns, if any, delivered within thirty (30) days after the filing thereof; and

(C)          such other information regarding the financial condition, operations or business of Sellers, Guarantor or any Mortgagor in respect of a Purchased Asset as Buyer may reasonably request; provided that Sellers shall not be in breach of their obligations under this Article 11(j)(iv)(C) so long as Sellers have made commercially reasonable efforts to obtain and deliver to Buyer any such information that is not in Sellers’ possession.  In the event that (i) Sellers shall be unable to obtain and deliver any information reasonably requested by Buyer with respect to a Purchased Asset as a result of the failure of the related Mortgagor to deliver such information when required under the related Purchased Asset Documents, (ii) such failure by the related Mortgagor constitutes an event of default by such Mortgagor beyond applicable notice and grace periods under the related Purchased Asset Documents and (iii) Buyer has reasonably determined that such failure has a material adverse effect on Buyer’s ability to determine the Market Value of the related Purchased Asset, then Buyer may deliver written notice to Sellers requiring Sellers to repurchase the related Purchased Asset within seven (7) days after receipt by Sellers of such written notice from Buyer and/or may, in connection with Buyer’s determination of Market Value with respect to the related Purchased Asset, draw any adverse inference from any such missing information as Buyer may determine in its sole discretion.

In the event that (i) Sellers fail to deliver the complete Monthly Reporting Package described in clause (j)(i) above as a result of the failure of any Mortgagor to deliver any information for the related time period as required by the related Purchased Asset Documents, and (ii) such failure by the related Mortgagor constitutes an event of default by such Mortgagor beyond applicable notice and grace periods under the related Purchased Asset Documents, then Buyer may deliver written notice to Sellers requiring Sellers to repurchase the related Purchased Asset at the Repurchase Price therefor within seven (7) days after receipt by Sellers of such written notice from Buyer and/or may, in connection with Buyer’s determination of Market Value with respect to the related Purchased Asset, draw any adverse inference from any such missing information as Buyer may determine in its sole discretion.

(k)           Sellers shall make a representative available to Buyer every month for attendance at a telephone conference, the date of which to be mutually agreed upon by Buyer and Sellers, regarding the status of each Purchased Asset, Sellers’ compliance with the requirements of Articles 11 and 12, and any other matters relating to the Transaction Documents or Transactions that Buyer wishes to discuss with Sellers.

(l)            Sellers shall and shall cause Guarantor to at all times (i) comply in all material respects with all contractual obligations, (ii) comply in all material respects with all Requirements of Law, laws, ordinances, rules, regulations and orders (including, without limitation, environmental laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over Sellers and Guarantor or any of their assets and (iii) do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by Sellers and of Sellers’ status as a “qualified transferee” (however denominated) under all documents that govern the Purchased Assets), except to the extent that, solely with respect to Guarantor, such failure to comply or maintain and preserve would not reasonably be likely to cause a Material Adverse Effect.

(m)          Sellers shall and shall cause Guarantor to at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP.  Each Seller will maintain records with respect to the Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Purchased Items were held by such Seller for its own account.

(n)           Sellers shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents, including but not limited to the Structuring Fees, Extension Fees and Exit Fees.  Each Seller will continue to be a U.S. Person that is a partnership for U.S. federal income tax purposes, or a disregarded entity of a U.S. Person for U.S. federal income tax purposes.  Each Seller shall pay and discharge all Taxes on its assets and on the Purchased Items that, in each case, in any manner would create any Lien upon the Purchased Items, except for Liens created pursuant to the Transaction Documents and other than any Liens with respect to Taxes, such taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or Taxes that are not yet due and payable.

(o)           Sellers shall advise Buyer in writing of the opening of any new chief executive office, principal office or place of business or of the closing of any such office of Sellers, Pledgor or Guarantor and of any change in Sellers’, Pledgor’s or Guarantor’s name or jurisdiction of organization not less than thirty (30) days prior to taking any such action.  No Seller shall (A) change its organizational number, tax identification number, fiscal year, method of accounting, identity, structure or jurisdiction of organization (or have more than one such jurisdiction), move the location of its principal place of business and chief executive office (as defined in the UCC) from its location as of the Purchase Date or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action, or (B) move, or consent to Custodian moving, the Purchased Asset Documents from the location thereof on the applicable Purchase Date for the related Purchased Asset, unless in each case such Seller has given at least thirty (30) days’ prior notice to Buyer and has taken all actions required under the UCC to continue the first priority perfected security interest of Buyer in the Purchased Assets.

(p)           [Reserved.]

(q)           [Reserved.]

(r)            Each Seller shall enter into Hedging Transactions with respect to each of the Hedge-Required Assets to the extent necessary to hedge interest rate risk associated with the Purchase Price on such Hedge-Required Assets, in a manner reasonably acceptable to Buyer.  Each Seller shall take such actions as Buyer deems necessary to perfect the security interest granted in each Hedging Transaction, and shall assign to Buyer, which assignment shall be consented to in writing by each Affiliated Hedge Counterparty or Qualified Hedge Counterparty, all of such Seller’s rights (but none of the obligations) in, to and under each Hedging Transaction.

(s)            Each Seller shall provide the Custodian with copies of all documentation relating to Hedging Transactions promptly after entering into same.

(t)            No Seller shall cause or permit any Change of Control without the prior written consent of Buyer in its sole and absolute discretion.

(u)           Sellers shall cause each servicer of a Purchased Asset to provide to Buyer and to the Custodian via electronic transmission, promptly upon request by Buyer a Servicing Tape for the month (or any portion thereof) prior to the date of Buyer’s request; provided that, to the extent any servicer does not provide any such Servicing Tape, Sellers shall prepare and provide to Buyer and the Custodian via electronic transmission a remittance report containing the servicing information that would otherwise be set forth in the Servicing Tape; provided, further, that regardless of whether Sellers at any time deliver any such remittance report, Sellers shall at all times use commercially reasonable efforts to cause each servicer to provide each Servicing Tape in accordance with this Article 11(u).

(v)           Each Seller’s organizational documents shall at all times include the following provisions: (a) at all times there shall be, and Seller shall cause there to be, at least one (1) Independent Director; (b) Seller shall not, without the unanimous written consent of its board of directors including the Independent Director, commence or consent or acquiesce to the commencement of any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar proceeding with respect to Seller; (c) no Independent Director may be removed or replaced without Cause and unless Seller provides Buyer with not less than five (5) Business Days’ prior written notice of (i) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (ii) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director; and provided further, that any removal or replacement shall not be effective until the replacement Independent Director has accepted his or her appointment; (d) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Bankruptcy Code and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of Seller, including its creditors in acting or otherwise voting with respect to a material action; (e) except for duties to Seller as set forth in clause (d) above (including duties to its equity owners and its creditors solely to the extent of their respective economic interests in Seller but excluding (i) all other interests of the equity owners, (ii) the interests of other Affiliates of Sellers, and (iii) the interests of any group of Affiliates of which Seller is a part), the Independent Director shall not have any fiduciary duties to any Person bound by its organizational documents; (f) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (g) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Bankruptcy Code, an Independent Director shall not be liable to Seller or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct.  “Cause” means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties as set forth in Seller’s organizational documents, (ii) that such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) that such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) that such Independent Director no longer meets the definition of Independent Director.

(w)          No Seller has and each Seller will not, except in connection with the obligations contemplated under the Transaction Documents:

(i)            engage in any business or activity other than the entering into and performing its obligations under the Transaction Documents, and activities incidental thereto;

(ii)           acquire or own any assets other than (A) the Purchased Assets, and (B) such incidental personal property related thereto;

(iii)          merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (except in the ordinary course of its business) or change its legal structure;

(iv)          (A) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable laws of the jurisdiction of its organization or formation, or (B) amend, modify, terminate or fail to comply with the provisions of its organizational documents, in each case without the prior written consent of Buyer;

(v)           own any subsidiary, or make any investment in, any Person;

(vi)          commingle its assets with the assets of any other Person, or permit any Affiliate or constituent party independent access to its bank accounts;

(vii)         incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the debt incurred pursuant to this Agreement and the other Transaction Documents and unsecured trade debt in an unpaid amount less than $200,000 in the aggregate at any time outstanding;

(viii)        fail to maintain its records and books of account (in which complete entries will be made in accordance with GAAP consistently applied), bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that a Seller’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separate identity of each Seller from such Affiliate and that each Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person, and (B) each Seller’s assets, liabilities and net worth shall also be listed on each Seller’s own separate balance sheet;

(ix)          except for capital contributions or capital distributions permitted under the terms and conditions of each Seller’s organizational documents and properly reflected on its books and records, enter into any transaction, contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of any Seller, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)           maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person and not maintain its properties, assets and accounts separate from those of any Affiliate or any other Person;

(xi)          assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets to secure the obligations of any other Person or hold out its credit or assets as being available to satisfy the obligations of any other Person or enter into any transaction with an Affiliate of Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction;

(xii)         make any loans or advances to any Person, or own any stock or securities of, any Person;

(xiii)        fail to (A) file its own tax returns separate from those of any other Person, except to the extent a Seller is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable Requirements of Law, and (B) pay any taxes required to be paid under applicable law; provided, however, that no Seller shall have any obligation to reimburse its equityholders or their Affiliates for any taxes that such equityholders or their Affiliates may incur as a result of any profits or losses of such Seller;

(xiv)        fail to (A) hold itself out to the public as a legal entity separate and distinct from any other Person, (B) conduct its business solely in its own name or (C) correct any known misunderstanding regarding its separate identity;

(xv)         fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided that the foregoing shall not require any member, partner or shareholder of any Seller to make any additional capital contributions to such Seller;

(xvi)        if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of one hundred percent (100%) of all directors or managers of the applicable Seller, including, without limitation, the Independent Director, commence any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar proceeding with respect to Seller;

(xvii)       fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses;

(xviii)      fail to remain solvent or pay its own liabilities only from its own funds; provided that the foregoing shall not require any member, partner or shareholder of any Seller to make any additional capital contributions to any Seller;

(xix)        acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable;

(xx)         have any employees;

(xxi)        fail to maintain and use separate stationery, invoices and checks bearing its own name;

(xxii)       have any of its obligations guaranteed by an Affiliate, other than Guarantor;

(xxiii)      identify itself as a department or division of any other Person;

(xxiv)     acquire obligations or securities of its members or any Affiliates; or

(xxv)      buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities).

(x)           With respect to each Purchased Asset, Sellers shall notify Buyer in writing of the creation of any right or interest in such Purchased Asset or related Underlying Mortgaged Property that is senior to or pari passu with the rights and interests of Buyer with respect to such Purchased Asset under this Agreement and the other Transaction Documents, and whether any such interest will be held or obtained by Sellers or an Affiliate of Sellers.

(y)           [Reserved].

(z)           Sellers shall be solely responsible for the fees and expenses of the Custodian, Depository and each servicer (including, without limitation, the Primary Servicer and the Interim Servicer) of any or all of the Purchased Assets.

(aa)         [Reserved].

(bb)         With respect to each Purchased Asset, Sellers shall take all action reasonably necessary or required by the Transaction Documents, Purchased Asset Documents and each and every Requirement of Law, or reasonably requested by Buyer, to perfect, protect and more fully evidence Buyer’s ownership of and first priority perfected security interest in such Purchased Asset and related Purchased Asset Documents, including executing or causing to be executed, if applicable such other instruments or notices as may be reasonably necessary or appropriate and filing and maintaining effective UCC financing statements, continuation statements and assignments and amendments thereto.  Sellers shall not materially amend, modify, waive or terminate any provision of any Purchase Agreement or Servicing Agreement without Buyer’s consent.  Each Seller shall mark its computer records and tapes to evidence the interests granted to Buyer hereunder.  No Seller shall take any action to cause any Purchased Asset that is not evidenced by an instrument or chattel paper (as defined in the UCC) to be so evidenced.  If a Purchased Asset becomes evidenced by an instrument or chattel paper, the same shall be promptly delivered to Custodian on behalf of Buyer, together with endorsements required by Buyer in accordance with the provisions of the Custodial Agreement.

(cc)         Upon the occurrence and during the continuance of an Event of Default, or at any time that a Mortgagor is not required to remit Income to Primary Servicer or to any other servicer approved by Buyer which has signed a Servicer Notice acceptable to Buyer, Sellers shall, pursuant to Re-direction Letters delivered by the applicable Seller or by Custodian on behalf of the applicable Seller and Buyer, cause the Mortgagors under the Purchased Assets and all other applicable Persons to, deposit all Income in respect of the Purchased Assets into the Depository Account on the day the related payments are due.  Sellers (a) shall, and shall cause Primary Servicer and Interim Servicer to, comply with and enforce each Re-direction Letter, (b) shall not amend, modify, waive, terminate or revoke any Re-direction Letter without Buyer’s consent, and (c) shall take all reasonable steps to enforce each Re-direction Letter.  In connection with each principal payment or prepayment under a Purchased Asset, Sellers shall provide or cause to be provided to Buyer sufficient detail to enable Buyer to identify the Purchased Asset to which such payment applies.  If any Seller receives any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Purchased Assets, or otherwise in respect thereof, such Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and immediately deliver the same to Buyer or its designee in the exact form received, together with duly executed instruments of transfer, stock powers or assignment in blank and such other documentation as Buyer shall reasonably request.

(dd)         Sellers shall promptly (and in no event later than two (2) Business Days from the date that Seller has Knowledge of each such occurrence, except as otherwise provided below) notify Buyer of the occurrence of any of the following of which any Seller has Knowledge, together with a certificate of a Responsible Officer of Sellers setting forth details of such occurrence and any action Sellers have taken or propose to take with respect thereto:

(i)            a breach of any representation contained herein;

(ii)           any of the following:  (A) with respect to any Purchased Asset or related Underlying Mortgaged Property, a material change in Market Value, material loss or damage, material licensing or permit issues, violation of any Requirement of Law, violation of any Environmental Law or any other actual or expected event or change in circumstances that could reasonably be expected to result in a default or material decline in value or cash flow, and (B) with respect to any Seller, a violation of any Requirement of Law or other event or circumstance that could reasonably be expected to have a Material Adverse Effect;

(iii)          the existence of any Default, Event of Default, any event of default beyond applicable notice and grace periods under the Purchased Asset Documents for any Purchased Asset or any written notice of any material default received or provided by or on behalf of any Seller pursuant to the Purchased Asset Documents for any Purchased Asset;

(iv)          the resignation or termination of any servicer under any Servicing Agreement with respect to any Purchased Asset;

(v)           the establishment of a rating by any Rating Agency applicable to Guarantor and any downgrade in or withdrawal of such rating once established;

(vi)          Seller shall promptly, and in any event no less than ten (10) days after service of process on any Seller, any Pledgor or Guarantor on any of the following,

provide Buyer written notice of the commencement of, settlement of or material judgment in any litigation, action, suit, arbitration, investigation or other legal or arbitration proceedings before any Governmental Authority that (i) affects any Seller, any Pledgor or Guarantor, a Purchased Asset or an Underlying Mortgaged Property, or questions or challenges the validity or enforceability of any Transaction Document, and (ii) either (A) makes a claim or claims (x) in any amount with respect to any Seller, any Pledgor, a Purchased Asset, an Underlying Mortgaged Property, or any Transaction Document and (y) in an aggregate amount greater than $25,000,000 with respect to any Pledgor or Guarantor, or (B) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect;

(vii)         within one (1) Business Day of any applicable Person obtaining Knowledge thereof, any failure of Guarantor to satisfy the Guarantor Liquidity Test during any Margin Deficit Extension Period;

(viii)        any event or occurrence that could be reasonably determined to cause Guarantor to breach any of the covenants contained in paragraph 9 of the Guarantee Agreement; and

(ix)          upon obtaining any Knowledge that any financial data or other information prepared by a third party relating to any Purchased Asset is untrue, incomplete or incorrect in any material respect.

(ee)         If the aggregate outstanding Purchase Price of all Purchased Assets as of any date of determination exceeds the Maximum Facility Amount, Sellers shall immediately pay to Buyer an amount necessary to reduce such aggregate outstanding Purchase Price to an amount equal to or less than the Maximum Facility Amount.

ARTICLE 12.
EVENTS OF DEFAULT; REMEDIES

(a)           Each of the following events shall constitute an “Event of Default” under this Agreement:

(i)            any Seller or Guarantor shall fail to repurchase (A) Purchased Assets upon the applicable Repurchase Date (including, without limitation, any failure to repurchase all Purchased Assets after Sellers deliver a Repurchase Notice in accordance with Article 17(a) or Article 28(a)) or (B) a Purchased Asset that is no longer an Eligible Asset in accordance with Article 12(c);

(ii)           Buyer shall fail to receive on any Remittance Date the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Sellers to Buyer) (including, without limitation, in the event the Income paid or distributed on or in respect of the Purchased Assets is insufficient to make such payment and Sellers do not make such payment or cause such payment to be made);

(iii)          any Seller or Guarantor shall fail to cure any Margin Deficit, to the extent such Margin Deficit equals or exceeds the Minimum Transfer Amount, in accordance with Article 4 of this Agreement;

(iv)          any Seller or Guarantor shall fail to make any payment not otherwise addressed under this Article 12(a) owing to Buyer that has become due, whether by acceleration or otherwise under the terms of this Agreement or the terms of any Pledge Agreement, or the Guarantee Agreement or any other Transaction Document, which failure is not remedied within three (3) Business Days of notice thereof;

(v)           any Seller shall default in the observance or performance of its obligation in Article 7(e) hereof or any agreement contained in Article 10 of this Agreement and, such default shall not be cured within five (5) Business Days after notice by Buyer to Sellers thereof;

(vi)          an Act of Insolvency occurs with respect to any Seller, Guarantor or any direct or indirect parent of either Seller that is also a Subsidiary of Guarantor;

(vii)         a Change of Control occurs without Buyer’s prior written consent;

(viii)        any Seller or Guarantor shall admit in writing to any Person its inability to, or its intention not to, perform any of its obligations hereunder;

(ix)          the Custodial Agreement, the Depository Agreement, any Pledge Agreement, the Guarantee Agreement, the Fee Letter, any Servicer Notice or any other Transaction Document shall for whatever reason be terminated (except with Buyer’s prior written consent) or cease to be in full force and effect, or the enforceability thereof shall be contested by any Seller, any Pledgor, or Guarantor, as applicable;

(x)           any Seller or Guarantor shall be in default under (i) any Indebtedness of any Seller or Guarantor, as applicable, which default (1) involves the failure to pay a matured obligation in excess of $500,000 in the aggregate, with respect to Sellers or $25,000,000, with respect to Guarantor or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is at least $500,000 in the aggregate, with respect to Sellers or $25,000,000, with respect to Guarantor; or (ii) any other material contract to which any Seller or Guarantor is a party which default (1) involves the failure to pay a matured obligation or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is $500,000 in the aggregate, with respect to Sellers or $25,000,000, with respect to Guarantor;

(xi)          any Seller or Guarantor or any Subsidiary of Guarantor shall be in default under any Indebtedness of any Seller, Guarantor or any Subsidiary of Guarantor, as applicable, to Buyer or any of its present or future Affiliates, which default (A) involves the failure to pay a matured obligation in excess of $10,000,000 in the aggregate, or (B) permits the acceleration of the maturity of obligations in excess of $10,000,000 in the aggregate by any other party to or beneficiary with respect to such Indebtedness;

(xii)         (A) any Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Code, (B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the Pension Benefit Guaranty Corporation or a Plan shall arise on the assets of any Seller or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event (as so defined) or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, (E) any Seller or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (F) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (A) through (F) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(xiii)        either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Assets, and such condition is not cured by Sellers within five (5) Business Days after notice thereof from Buyer to Sellers, or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Buyer in any of the Purchased Assets and Sellers fail to cure same within three (3) Business Days after notice from Buyer;

(xiv)        an “Event of Default” or “Termination Event” occurs on the part of any Seller or Guarantor under any Hedging Transaction with an Affiliated Hedge Counterparty that involves the failure to pay a matured obligation in excess of $500,000 in the aggregate, with respect to Sellers or $25,000,000, with respect to Guarantor and which is not cured within any applicable cure period thereunder or, if no cure period exists thereunder, which is not cured by Sellers or Guarantor, as applicable, within three (3) Business Days after notice thereof;

(xv)         any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of any Seller or Guarantor, which suspension has a Material Adverse Effect in the determination of Buyer;

(xvi)        any representation (other than the representations and warranties of Sellers set forth in Exhibit VI and Article 9(b)(x)(D)) made by any Seller to Buyer pursuant to the Transaction Documents shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated and, to the extent that such incorrect or untrue representation is capable of being cured by Sellers, as determined by Buyer in its discretion, such breach is not cured by Sellers within five (5) Business

Days of the earlier of (A) Knowledge on the part of any Seller of such incorrect or untrue representation or (B) delivery of notice thereof to Sellers by Buyer;

(xvii)       any final non-appealable judgment(s) by any competent court in the United States of America for the payment of money (a) rendered against one or both Sellers in an amount greater than $500,000 in the aggregate or (b) rendered against Guarantor in an amount greater than $25,000,000, and remained undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Buyer;

(xviii)      if any Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement, other than as specifically otherwise referred to in this Article 12(a), and such breach or failure to perform is not remedied no later than five (5) Business Days after (A) delivery of notice thereof to Sellers by Buyer, or (B) Knowledge on the part of any Seller of any material breach or failure to perform; provided, however, if (A) such breach or failure to perform is susceptible of cure but cannot reasonably be cured within such five (5) Business Day period and (B) Sellers shall have commenced to cure such breach or failure to perform within such five (5) Business Day period, then such five (5) Business Day period shall be extended for so long as Sellers diligently and expeditiously continue to pursue a cure of such breach or failure to perform, as determined by Buyer in its discretion, which extended period shall in no event exceed thirty (30) days in the aggregate;

(xix)        [Reserved];

(xx)         the breach by Guarantor of (a) any of the covenants under Section 9 of the Guarantee Agreement, (b) any payment obligation set forth in the Guarantee Agreement or (c) any other term, covenant or condition set forth in the Guarantee Agreement or if any representation or warranty made in the Guarantee Agreement by Guarantor or in any Covenant Compliance Certificate furnished by Guarantor to Buyer pursuant to the provisions hereof or thereof shall prove to have been false or misleading in any material respect as of the time made; provided, however, that any such default or breach under clause (c) shall not constitute an Event of Default if Guarantor cures such default or breach, as the case may be, within five (5) Business Days after written notice thereof from Buyer;

(xxi)        the breach by Interim Servicer of any term or condition set forth in the Interim Servicing Agreement beyond any applicable grace and/or cure periods following which breach the applicable Seller has not within thirty (30) calendar days (or such longer period as may be reasonably required with diligence, not to exceed sixty (60) calendar days in the aggregate), replaced the Interim Servicer and related Interim Servicing Agreement with a new Interim Servicer and a new Interim Servicing Agreement, in each case, acceptable to Buyer in its reasonable discretion;

(xxii)       notwithstanding any other provision of this Article 12(a), if any Seller engages in any conduct or action where Buyer’s prior consent is required by any Transaction Document and such Seller fails to obtain such consent;

(xxiii)                                                any Seller, Guarantor or any Subsidiary of Guarantor that is also a direct or indirect parent of any Seller is required to register as an “investment company” (as defined in the Investment Company Act) or the arrangements contemplated by the Transaction Documents shall require registration of such Seller or Guarantor as an “investment company”;

(xxiv)                                               any Seller fails to pay any Minimum Purchased Asset Fee when due and payable pursuant to Article 3(bb);

(xxv)                                                  any Seller or any servicer fails to deposit all Income and other amounts as required by the provisions of this Agreement when due (or, in the case of any third-party servicer that is not an Affiliate of Guarantor, Manager, any Pledgor or any Seller, within two (2) Business Days of when due), and, following the occurrence of any event of default under any Servicing Agreement the applicable Seller has not replaced the related servicer and related Servicing Agreement with a new servicer and a new Servicing Agreement, in each case, acceptable to Buyer in its reasonable discretion within thirty (30) days (or such longer period as may be reasonably required with diligence, not to exceed sixty (60) calendar days in the aggregate);

(xxvi)                                               Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Guarantor as a “going concern” or a reference of similar import, other than a qualification or limitation expressly related to Buyer’s rights in the Purchased Assets;

(xxvii)                                            any failure of Sellers to notify Buyer of Guarantor’s failure to satisfy the Guarantor Liquidity Test during any Margin Deficit Extension Period as required pursuant to Article 4(c); and

(xxviii)                                         any failure of Sellers to pay any fee when due and payable pursuant to Article 3(ee).

(b)                                 After the occurrence and during the continuance of an Event of Default, each Seller hereby appoints Buyer as attorney-in-fact of such Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  If an Event of Default shall occur and be continuing with respect to any Seller, the following rights and remedies shall be available to Buyer:

(i)                    At the option of Buyer, exercised by written notice to Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to any Seller or Guarantor), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)                 If Buyer exercises or is deemed to have exercised the option referred to in Article 12(b)(i) of this Agreement:

(A)                               each Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date; and

(B)                               to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Depository or Sellers from time to time pursuant to Article 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 12(b)(iii) of this Agreement); and

(C)                               the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets.

(iii)                               Upon the occurrence and during the continuance of an Event of Default with respect to any Seller, Buyer may (A) immediately sell on a servicing released basis, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may deem satisfactory any or all of the Purchased Assets, and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Sellers credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets (provided that, solely for purposes of this Article 12(b)(iii)(B), Buyer’s determination of Market Value shall not take into consideration the second sentence of the definition thereof) against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Sellers under the Transaction Documents.  The proceeds of any disposition of Purchased Assets effected pursuant to this Article 12(b)(iii) shall be applied, (v) first, to the actual out-of-pocket costs and expenses incurred by Buyer in connection with Sellers’ default; (w) second, to actual, out-of-pocket damages incurred by Buyer in connection with Sellers’ default, (x) third, to the Repurchase Price; (y) fourth, to any Breakage Costs; and (z) fifth, to return any excess to Sellers.

(iv)                              The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid.  In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)                Each Seller shall be liable to Buyer and its Affiliates and shall indemnify Buyer and its Affiliates for the amount (including in connection with the enforcement of this Agreement) of all losses, costs and expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default with respect to any Seller.

(vi)             Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Sellers.  Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of each Seller’s obligations to Buyer under this Agreement, without prejudice to Buyer’s right to recover any deficiency.

(vii)          Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default with respect to any Seller and at any time during the continuance thereof.  All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(viii)       Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses Sellers might otherwise have to require Buyer to enforce its rights by judicial process.  Each Seller also waives, to the extent permitted by law, any defense any Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies.  Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(c)                                  If at any time Buyer determines that any Purchased Asset is not an Eligible Asset as a result of a breach of any representation or warranty set forth in this Agreement (including the exhibits hereto) that materially and adversely affects the value of such Purchased Asset, the Underlying Mortgaged Property related thereto or the interests of the Buyer in such Purchased Asset, except to the extent specifically disclosed in writing in a Requested Exceptions Report approved by Buyer (which approval shall be evidenced by Buyer’s execution of the related Confirmation), the related Transaction shall terminate and the applicable Seller shall be required to repurchase such Purchased Asset. No later than three (3) Business Days after receiving notice from Buyer that such Purchased Asset is not an Eligible Asset, as provided in the immediately foregoing sentence, the applicable Seller shall repurchase the affected Purchased Asset and such Seller shall pay the applicable Repurchase Price for such Purchased Asset to Buyer by depositing such amount in immediately available funds at the direction of Buyer.

ARTICLE 13.

SINGLE AGREEMENT

Buyer and each Seller acknowledge that, and have entered hereinto and will enter into each Transaction (including any related Additional Advance or Future Funding Transaction) hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each of Buyer and each Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 14.

RECORDING OF COMMUNICATIONS

EACH OF BUYER AND EACH SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY.  EACH OF BUYER AND EACH SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

ARTICLE 15.

NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth above, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article 15.  A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x)

in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Article 15.  A party receiving a notice that does not comply with the technical requirements for notice under this Article 15 may elect to waive any deficiencies and treat the notice as having been properly given.

ARTICLE 16.

ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 17.

NON-ASSIGNABILITY

(a)                                 No Seller may assign any of its rights or obligations under this Agreement without the prior written consent of Buyer and any attempt by any Seller to assign any of its rights or obligations under this Agreement without the prior written consent of Buyer shall be null and void.  Buyer may, without consent of any Seller, sell participating interests in any Transaction, its interest in the Purchased Assets, or any other interest of Buyer under this Agreement to one or more banks, financial institutions or other entities (“Participants”) participating interests in any Transaction, its interest in the Purchased Assets, or any other interest of Buyer under this Agreement; provided, that, notwithstanding the foregoing, any such sale to a Participant that is not an Eligible Transferee shall require the prior consent of Sellers, such consent not to be unreasonably withheld, conditioned or delayed, unless a Material Default or an Event of Default has occurred and is continuing, in which case Sellers’ consent shall not be required.  Buyer may, at any time and from time to time, assign to any Person (an “Assignee” and together with Participants, each a “Transferee” and collectively, the “Transferees”) all or any part of its rights its interest in the Purchased Assets, or any other interest of Buyer under this Agreement; provided, that, notwithstanding the foregoing, any such assignment to an Assignee that is not an Eligible Transferee shall require the prior consent of Sellers, such consent not to be unreasonably withheld, conditioned or delayed, unless a Material Default or an Event of Default has occurred and is continuing, in which case Sellers’ consent shall not be required.

Additional terms and provisions governing assignments and participations under this Article 17(a) are set forth in the Fee Letter, and are hereby incorporated by reference.

Each Seller agrees to, and to cause Guarantor to, cooperate with Buyer in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement in order to give effect to such assignment, transfer or sale; provided that (a) any such restatements of, and amendments, supplements and other modifications shall not have a material adverse effect on any of the rights or obligations of Sellers or Guarantor under this Agreement or the other Transaction Documents and (b) Sellers and Guarantor shall not be responsible for payment of any costs or expenses incurred by Buyer in connection with, and Buyer shall reimburse Sellers or Guarantor, as applicable, for the reasonable, out-of-pocket expenses incurred by Sellers or Guarantor in connection with, the negotiation and execution of any such restatements of, and amendments, supplements and other modifications requested by Buyer pursuant to this Article 17(a).  Each Seller agrees that each Participant shall be entitled to the benefits of Article 3(j), Article 3(k), and Articles 3(p) through (u) (subject to the requirements and limitations therein, including the requirements under Article 3(t) (it being understood, with respect to any Participant, that the documentation required under Article 3(t) shall be delivered to the participating Buyer)) to the same extent as if it were an Assignee and had acquired its interest by assignment pursuant to this Article 17(a); provided that such Participant (A) agrees to be subject to the provisions of Article 3(w) as if it were an Assignee under this Article 17(a), and (B) shall not be entitled to receive any greater payment under Article 3(k), Article 3(p), or Article 3(s), with respect to any participation, than its participating Buyer, as applicable, would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, in any case which occurs after the Participant acquired the applicable participation.  Each Buyer that sells a participation agrees, at Sellers’ request and expense, to use reasonable efforts to cooperate with Sellers to effectuate the provisions of Article 3(w) with respect to the applicable Participant.  So long as no Default or Event of Default has occurred and is continuing, Buyer shall notify Sellers in writing of an assignment to any Assignee at least thirty (30) days prior to the effective date of such assignment; provided that Buyer shall have no liability for any failure to provide such notice, and any such failure shall not affect the validity or enforceability of such assignment; provided, further, that no such notice shall be required in connection with the sale by Buyer of any interest by way of participation.

(b)                                 Buyer, acting for this purpose as an agent of Sellers, shall maintain at one of its offices a register for the recordation of the names and addresses of Buyer, and the percentage of the rights and obligations under this Agreement owing to, Buyer and each Transferee pursuant to the terms hereof from time to time, it being understood that each participating Buyer or Assignee shall maintain said register with respect to its Participants (each such register, a “Register”).  The entries in the Register shall be conclusive, and each of each Seller, Buyer, and each Transferee shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer or Transferee, as applicable, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Sellers at any reasonable time and from time to time upon reasonable prior notice; provided that Buyer shall have no obligation to disclose all or any portion of the Register regarding Participants (including the identity of any Participant or any information relating to a Participant’s beneficial interest in this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such beneficial interest in this Agreement or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Register shall be conclusive absent manifest error, and Buyer shall treat each Person whose name is recorded in the Register as the owner of its respective interest for all purposes of this Agreement notwithstanding any notice to the contrary.  No sale, assignment, transfer or participation pursuant to this Article 17 shall be effective until reflected in the Register.

ARTICLE 18.

GOVERNING LAW

THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

ARTICLE 19.

NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder.  No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.  Without limitation of any of the foregoing, the failure to give a notice pursuant to Articles 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

ARTICLE 20.

USE OF EMPLOYEE PLAN ASSETS

(a)                                 If assets of an employee benefit plan subject to any provision of ERISA are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction.  The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)                                 Subject to the last sentence of subparagraph (a) of this Article 20, any such Transaction shall proceed only if the applicable Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)                                  By entering into a Transaction or a related Additional Advance or Future Funding Transaction pursuant to this Article 20, the applicable Seller shall be deemed (i) to represent to Buyer that since the date of such Seller’s latest such financial statements, there has been no material adverse change in such Seller’s financial condition that such Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

ARTICLE 21.

INTENT

(a)                                 The parties intend and recognize that each Transaction is a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).  The parties intend (a) for each Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 741 of the Bankruptcy Code, (b) for the grant of a security interest set forth in Article 6 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code and a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code, and (c) that each party (for so long as each is either a “financial institution,” “financial participant,” “repo participant,” “master netting participant” or other entity listed in Section 546, 555, 559, 561, 362(b)(6) or 362(b)(7) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract,” and a “master netting agreement,” including (x) the rights, set forth in Article 12 and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, and (y) the right to offset or net out as set forth in Article 12 and in Sections 362(b)(6), 362 (b)(7), 362(b)(27), 362(o) and 546 of the Bankruptcy Code.

(b)                                 It is understood that either party’s right to accelerate or terminate this Agreement or to liquidate Assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Article 12 hereof is a contractual right to accelerate, terminate or liquidate this Agreement or the Transactions as described in Sections 555 and 559 of the Bankruptcy Code.  It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.

(c)                                  The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction, Additional Advance and Future Funding Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)                                 Each party hereto hereby further agrees that it shall not challenge the characterization of (i) this Agreement or any Transaction, Additional Advance or Future Funding Transaction] as a “repurchase agreement,” “securities contract” and/or “master netting agreement,” or (ii) each party as a “repo participant” within the meaning of the Bankruptcy Code except insofar as the type of Asset subject to the Transactions, Additional Advances and/or Future Funding Transactions or, in the case of a “repurchase agreement,” the term of the

Transactions, Additional Advances and/or Future Funding Transactions, would render such definition inapplicable.

(e)                                  It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction, Additional Advance and Future Funding Transaction] hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(f)                                   It is understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and as used in Section 561 of the Bankruptcy Code.

(g)                                  It is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes and for accounting purposes, each Transaction, Additional Advance and Future Funding Transaction constitute a financing, and that each Seller be (except to the extent that Buyer shall have exercised its remedies following an Event of Default) the owner of the applicable Purchased Assets for such purposes.  Unless prohibited by applicable law, each Seller and Buyer shall treat the Transactions, Additional Advances and Future Funding Transactions as described in the preceding sentence (including on any and all filings with any U.S. Federal, state, or local taxing authority and agree not to take any action inconsistent with such treatment).

ARTICLE 22.

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)                                 in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)                                 in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the Exchange Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder;

(c)                                  in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d)                                 in the case of Transactions in which one of the parties is an “insured depository institution”, as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code,

funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

ARTICLE 23.

CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a)                                 Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)                                 To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)                                  The parties hereby irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein.  The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Article 23 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against any Seller or its property in the courts of other jurisdictions.

(d)                                 EACH SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

ARTICLE 24.

NO RELIANCE

Each of Buyer and each Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)                                 It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b)                                 It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c)                                  It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)                                 It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation; and

(e)                                  It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 25.

INDEMNITY

Each Seller hereby agrees to indemnify Buyer, each Assignee, Buyer’s Affiliates, each Assignee’s Affiliates and each of Buyer’s, such Assignee’s and any such Affiliate’s respective officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, taxes (including stamp, excise, sales or other taxes that may be payable or determined to be payable with respect to any of the Purchased Assets or Purchased Items or in connection with any of the transactions contemplated by this Agreement and the documents delivered in connection herewith, other than income, withholding or other taxes imposed upon Buyer or any Indemnified Party), fees, costs, expenses (including reasonable attorneys’ fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions hereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing except, in each case, to the extent that any claimed Indemnified Amount results from such Indemnified Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment or arbitration proceeding pursuant to an arbitration award.  Without limiting the generality of the foregoing, each Seller agrees to hold each Indemnified Party harmless from and indemnify each Indemnified Party against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act.  In any suit, proceeding or action brought by any Indemnified Party in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, each Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense (including reasonable attorneys’ fees), loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Seller.  Each Seller also agrees to reimburse Buyer as and when billed by Buyer for all Buyer’s reasonable costs and out-of-pocket expenses incurred in connection with Buyer’s due diligence reviews with respect to the Purchased Assets (including, without limitation, those incurred pursuant to Article 26 and Article 3 (including, without limitation, all Pre-Transaction Legal Expenses, even if the underlying prospective Transaction for which they were incurred does not take place for any reason) and the enforcement or the preservation of Buyer’s rights under this Agreement, any Transaction Documents or Transaction contemplated hereby, including without limitation the reasonable out-of-pocket fees and disbursements of its counsel.  Each Seller hereby acknowledges that the obligations of Sellers hereunder are a recourse obligation of each Seller.  This Article 25 shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs or expenses arising from any non-Tax claim.

ARTICLE 26.

DUE DILIGENCE

Each Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and each Seller agrees that upon reasonable prior notice to Sellers, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of any Seller, Primary Servicer, Interim Servicer, any other servicer or sub-servicer and/or the Custodian.  Each Seller agrees to reimburse Buyer for any and all reasonable out-of-pocket costs and expenses incurred by Buyer with respect to continuing due diligence on the Purchased Assets during the term of this Agreement, which shall be paid by Sellers to Buyer within thirty (30) days after receipt of an invoice therefor.  Each Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files and the Purchased Assets.  Without limiting the generality of the foregoing, each Seller acknowledges that Buyer may enter into Transactions with Sellers based solely upon the information provided by Sellers to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets.  Buyer may underwrite such Purchased Assets itself or engage a third party underwriter to perform such underwriting.  Each Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Sellers.  Each Seller further agrees that Sellers shall reimburse Buyer for any and all reasonable attorneys’ fees, and actual out-of-pocket costs and expenses incurred by Buyer in connection with continuing due diligence on Eligible Assets and Purchased Assets.

ARTICLE 27.

SERVICING

(a)                                 Each servicer of any Purchased Asset (including, without limitation, the Interim Servicer and the Primary Servicer) shall service the Purchased Assets for the benefit of Buyer and Buyer’s successors and assigns.  Sellers shall cause each such servicer (including, without limitation, the Interim Servicer and the Primary Servicer) to service the Purchased Assets at Sellers’ sole cost and for the benefit of Buyer in accordance with Accepted Servicing Practices; provided that, without prior written consent of Buyer in its sole discretion as required by Article 7(d), no servicer (including, without limitation, the Interim Servicer and the Primary Servicer) of any of the Purchased Assets shall take any action with respect to any Purchased Asset described in Article 7(d).

(b)                                 Each Seller agrees that Buyer is the owner of all Servicing Rights, servicing records, including, but not limited to, any and all servicing agreements (including, without limitation, the Primary Servicing Agreement, the Interim Servicing Agreement or any other servicing and/or subservicing agreement relating to the servicing of any or all of the Purchased Assets) (collectively, the “Servicing Agreements”), files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing and/or subservicing of Purchased Assets (the “Servicing Records”), so long as the Purchased Assets are subject to this Agreement.  Each Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Assets and all Servicing Rights and Servicing Records to secure the obligation of each Seller or its designee to service in conformity with this Article 27 and any other obligation of Sellers to Buyer.  Each Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(c)                                  Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Assets on a servicing released basis and/or (ii) terminate Primary Servicer, Interim Servicer or any other servicer or sub-servicer of the Purchased Assets (including, without limitation, any Seller, in its capacity as servicer of the Purchased Assets), with or without cause, in each case without payment of any termination fee.

(d)                                 No Seller shall employ sub-servicers or any other servicer other than Primary Servicer pursuant to the Primary Servicing Agreement or Interim Servicer pursuant to the Interim Servicing Agreement to service the Purchased Assets without the prior written approval of Buyer, in Buyer’s sole discretion.  If the Purchased Assets are serviced by a sub-servicer or any other servicer, Sellers shall, irrevocably assign all rights, title and interest (if any) in the servicing agreements in the Purchased Assets to Buyer.  Sellers shall cause all servicers other than the Interim Servicer (including, without limitation, the Primary Servicer) and sub-servicers engaged by any Seller to execute the Servicer Notice with Buyer acknowledging Buyer’s ownership of the Purchased Assets and Servicing Rights and Buyer’s security interest and agreeing that each servicer and/or sub servicer shall immediately transfer all Income and other amounts with respect to the Purchased Assets to Buyer in accordance with the applicable Servicing Agreement and so long as any Purchased Asset is owned by Buyer hereunder, following notice from Buyer to Sellers and each such servicer of an Event of Default under this Agreement, each such servicer (including the Interim Servicer and Primary Servicer) or sub-servicer shall take no action with regard to such Purchased Asset other than as specifically directed by Buyer.  Sellers shall cause each Servicing Agreement (including the Interim Servicing Agreement) to be consistent with the terms of this Agreement and each Servicer (including the Interim Servicer) to comply with such terms.

(e)                                  [Reserved.]

(f)                                   For the avoidance of doubt, no Seller retains any economic rights to the servicing of the Purchased Assets.  As such, each Seller expressly acknowledges that the Purchased Assets are sold to Buyer on a “servicing released” basis with such servicing retained by Buyer.

(g)                                  Contemporaneously with the execution of this Agreement on the Closing Date, Buyer, Sellers and Interim Servicer shall enter into the Interim Servicing Agreement.  The Interim Servicing Agreement shall automatically terminate on the last day of each calendar month during the term of this Agreement commencing with the last day of the calendar month following the month in which the Closing Date occurs, unless, in each case, Buyer shall agree, by prior written notice to the Interim Servicer to be delivered on or before such scheduled termination date, to extend the termination date for the following calendar month (which notice may be set forth in the monthly remittance report received from the Interim Servicer for such month).  Neither Sellers nor Interim Servicer may assign its rights or obligations under the Interim Servicing Agreement without the prior written consent of Buyer.

ARTICLE 28.

MISCELLANEOUS

(a)                                 Each Seller hereby acknowledges and agrees that Buyer may either securitize or participate or otherwise sell interests in the Transactions or any Transaction (any such transaction, a “Secondary Market Transaction”).  To the extent Buyer desires to implement any Secondary Market Transaction, each Seller agrees to reasonably cooperate with Buyer, at Buyer’s sole cost and expense (including, without limitation, Buyer’s attorneys’ fees and costs and Sellers’ and Guarantor’s reasonable attorneys’ fees and costs), to plan, structure, negotiate, implement and execute such Secondary Market Transaction; provided that such Secondary Market Transaction has no material adverse tax consequence on Sellers or their direct or indirect owners; provided, further that, notwithstanding the foregoing, any such Secondary Market Transaction with a counterparty that is not an Eligible Transferee shall require the prior consent of Sellers, such consent not to be unreasonably withheld, conditioned or delayed, unless a

Material Default or an Event of Default has occurred and is continuing, in which case Sellers’ consent shall not be required.

Additional terms and provisions governing Secondary Market Transactions under this Article 28(a) are set forth in the Fee Letter, and are hereby incorporated by reference.

Each Seller agrees to, and to cause Guarantor to, cooperate with Buyer in connection with any such Secondary Market Transaction and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement in order to give effect to such Secondary Market Transaction; provided that (a) any such restatements of, and amendments, supplements and other modifications shall not have a material adverse effect on any of the rights or obligations of Sellers or Guarantor under this Agreement or the other Transaction Documents and (b) Sellers and Guarantor shall not be responsible for payment of any costs or expenses incurred by Buyer in connection with, and, without duplication of the amounts described in the second sentence of this Article 28(a), Buyer shall reimburse Sellers or Guarantor, as applicable, for the reasonable, out-of-pocket expenses incurred by Sellers or Guarantor in connection with, the negotiation and execution of any such restatements of, and amendments, supplements and other modifications requested by Buyer pursuant to this Article 28(a).  Each Seller consents to disclosure by Buyer or any of its Affiliates of the Purchased Assets, collateral therefor and each Seller’s and its Affiliates’ and/or principals’ operating and financial statements in connection with the servicing of any Purchased Assets and any Secondary Market Transaction.  Notwithstanding the foregoing, Buyer shall not engage in any Secondary Market Transactions with any Person other than an Eligible Transferee without the prior consent of the applicable Seller, such consent not to be unreasonably withheld, conditioned or delayed, unless a Material Default or an Event of Default has occurred and is continuing, in which case such Seller’s consent shall not be required.

(b)                                 All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement.  In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(c)                                  The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(d)                                 The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(e)                                  Without limiting the rights and remedies of Buyer under the Transaction Documents, Sellers shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder, whether or not such Transaction Document (or amendment thereto) or Transaction is ultimately consummated.  Each Seller agrees to pay Buyer on demand all actual out-of-pocket costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Sellers in respect of the Purchased Assets, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Purchased Items and for the custody, care or preservation of the Purchased Items (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise.  In addition, each Seller agrees to pay Buyer on demand all reasonable actual out-of-pocket costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Depository Account and registering the Purchased Items in the name of Buyer or its nominee.  All such expenses shall be recourse obligations of each Seller to Buyer under this Agreement.

(f)                                   In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, each Seller hereby grants to Buyer and its Affiliates a right of offset, to secure repayment of all amounts owing to Buyer or its Affiliates by any Seller under the Transaction Documents, upon any and all monies, securities, collateral or other property of any Seller and the proceeds therefrom, now or hereafter held or received by Buyer or its Affiliates or any entity under the Control of Buyer or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located), for the account of any Seller, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of any Seller at any time existing.  Buyer and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to any Seller, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against any amounts owing to Buyer or its Affiliates by any Seller thereof under the Transaction Documents or any other agreement, irrespective of whether Buyer or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts.  Each Seller shall be deemed directly indebted to Buyer and its Affiliates in the full amount of all amounts owing to Buyer and its Affiliates by each Seller under the Transaction Documents or any other agreement, and Buyer and its Affiliates shall be entitled to exercise the rights of offset provided for above.  ANY AND ALL RIGHTS TO REQUIRE BUYER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO BUYER OR ITS AFFILIATES BY ANY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY EACH SELLER.

(g)                                  All information regarding the terms set forth in any of the Transaction Documents or the Transactions shall be kept confidential and shall not be disclosed by either party hereto to any Person except (a) to the Affiliates of such party or its or their respective directors, officers, employees, agents, advisors, attorneys, accountants and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority, stock exchange, government department or agency, or required by Requirements of Law, (c) to the extent required to be included in the financial statements of either party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Transaction Documents, Purchased Assets or Underlying Mortgaged Properties, (e) to the extent required to consummate and administer a Transaction, (f) in the event any party is legally compelled to make pursuant to deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by court order of a court of competent jurisdiction, and (g) to any actual or prospective Participant, Assignee or Qualified Hedge Counterparty that agrees to comply with this Article 28(g); provided, that, except with respect to the disclosures by Buyer under this Article 28(g), no such disclosure made with respect to any Transaction Document shall include a copy of such Transaction Document to the extent that a summary would suffice, but if it is necessary for a copy of any Transaction Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure.

(h)                                 Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(i)                                     This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(j)                                    The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights.  Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(k)                                 Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(l)                                     Wherever pursuant to this Agreement, Buyer exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Buyer in its sole discretion, Buyer shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Buyer shall be final and conclusive.

ARTICLE 29.

JOINT AND SEVERAL LIABILITY

(a)                                 Each Seller hereby acknowledges and agrees that each Seller shall be jointly and severally liable to Buyer to the maximum extent permitted by any Requirement of Law for all representations, warranties, covenants, obligations and indemnities of all of Sellers hereunder including, without limitation, all of the Repurchase Obligations.

(b)                                 Each Seller hereby acknowledges and agrees that (i) the liability of each Seller (A) shall be absolute and unconditional and shall remain in full force and effect (or, as applicable, be reinstated) until all Repurchase Obligations shall have been paid in full and the expiration of any applicable preference or similar period pursuant to any Insolvency Law, or at law or in equity, without any claim having been made before the expiration of such period asserting an interest in all or any part of any payment(s) received by Buyer, and (B) until such payment has been made, shall not be discharged, affected, modified or impaired on the occurrence from time to time of any event, including any of the following, whether or not with notice to or the consent of any or all of Sellers: (1) the failure to give notice to each Seller of the occurrence of an Event of Default, (2) the release, substitution or exchange by Buyer of any Purchased Item (including, without limitation, any Purchased Asset) (whether with or without consideration) or the acceptance by Buyer of any additional collateral or the availability or claimed availability of any other collateral or source of repayment or any nonperfection or other impairment of collateral, (3) the release of any Person primarily or secondarily liable for all or any part of the Repurchase Obligations, whether by Buyer or in connection with any Act of Insolvency or other insolvency proceeding affecting any Seller or any other Person who, or any of whose property, shall at the time in question be obligated in respect of the Repurchase Obligations or any part thereof, (4) the sale, exchange, waiver, surrender or release of any Purchased Item (including, without limitation, any Purchased Asset), guarantee or other collateral by Buyer, or (5) to the extent permitted by any Requirement of Law, any other event, occurrence, action or circumstance that would, in the absence of this Article 29, result in the release or discharge of any or all of Sellers from the performance or observance of any Repurchase Obligation, (ii) Buyer shall not be required first to initiate any suit or to exhaust its remedies against any Seller or any other Person to become liable, or against any of the Purchased Items (including, without limitation, any Purchased Asset), in order to enforce the Transaction Documents, and each Seller expressly agrees that, notwithstanding the occurrence of any of the foregoing, each Seller shall be and remain directly and primarily liable for all sums due under any of the Transaction Documents, and (iii) on the disposition by Buyer of any of the Purchased Items (including, without limitation, each of the Purchased Assets), each Seller shall be and shall remain jointly and severally liable for any deficiency.

(c)                                  Each Seller hereby agrees that, to the extent another Seller shall have paid more than its proportionate share of any payment made hereunder, the appropriate Seller shall be entitled to seek and receive contribution from and against any other Seller which has not paid its proportionate share of such payment; provided however, that the provisions of this clause shall in no respect limit the obligations and liabilities of any Seller to Buyer, and, notwithstanding any payment or payments made by any Seller (“Paying Seller”) hereunder or any set-off or application of funds of Paying Seller by Buyer, Paying Seller shall not be entitled to be subrogated to any of the rights of Buyer against any other Seller or any collateral security or guarantee or right of offset held by Buyer, nor shall Paying Seller seek or be entitled to seek any contribution or reimbursement from the other Sellers in respect of payments made by Paying Seller hereunder, until all amounts owing to Buyer by Sellers under the Transaction Documents are paid in full.  If any amount shall be paid to Paying Seller on account of such subrogation rights at any time when all such amounts shall not have been paid in full, such amount shall be held by Paying Seller in trust for Buyer, segregated from other funds of Paying Seller, and shall, forthwith upon receipt by Paying Seller, be turned over to Buyer in the exact form received by Paying Seller (duly indorsed by the paying Seller to Buyer, if required), to be applied against amounts owing to Buyer by Sellers under the Transaction Documents, whether matured or unmatured, in such order as Buyer may determine.

(d)                                 Each Seller shall remain fully obligated under this Agreement notwithstanding that, without any reservation of rights against any Seller and without notice to or further assent by any Seller, any demand by Buyer for payment of any amounts owing to Buyer by any other Seller under the Transaction Documents may be rescinded by Buyer and any the payment of any such amounts may be continued, and the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer (including any extension or postponement of the time for payment or performance or renewal or refinancing of any Repurchase Obligation), and this Agreement and the other Transaction Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with its terms, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of amounts owing to Buyer by Sellers under the Transaction Documents may be sold, exchanged, waived, surrendered or released.  Buyer shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for amounts owing to Buyer by Sellers under the Transaction Documents, or any property subject thereto.

(e)                                  Each Seller waives any and all notice of the creation, renewal, extension or accrual of any amounts at any time owing to Buyer by any other Seller under the Transaction Documents and notice of or proof of reliance by Buyer upon any Seller or acceptance of the obligations of any Seller under this Agreement, and all such amounts, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the obligations of Sellers under this Agreement; and all dealings between Sellers, on the one hand, and Buyer, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the obligations of Sellers under this Agreement.  Each Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Seller with respect to any amounts at any time owing to Buyer by any Seller under the Transaction Documents.  Each Seller understands and agrees that it shall continue to be liable under this Agreement without regard to (i) the validity, regularity or enforceability of any other provision of this Agreement or any other Transaction Document, any amounts at any time owing to Buyer by any Seller under the Transaction Documents, or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Seller against Buyer, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of Sellers) which constitutes, or might be construed to constitute, an equitable or legal discharge of Sellers for any amounts owing to Buyer by Sellers under the Transaction Documents, or of Sellers under this Agreement, in bankruptcy or in any other instance.  When pursuing its rights and remedies under this Agreement or under any of the other Transaction Documents against any Seller or any of the Purchased Items (including, without limitation, any or all of the Purchased Assets), when making any demand hereunder against any Seller, Buyer may, but shall be under no obligation to, make a similar demand on any other Seller, or otherwise pursue such rights and remedies as it may have against any Seller or any other Person or against any collateral security or guarantee related thereto or any right of offset with respect thereto, and any failure by Buyer to make any such demand, file suit or otherwise pursue such other rights or remedies or to collect any payments from any Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve any Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against any Seller.  As used herein, the term “demand” shall include the commencement and continuation of any legal proceedings.

(f)                                   The Repurchase Obligations are full recourse obligations to each Seller, and each Seller hereby forever waives, demises, acquits and discharges any defense to the contrary, and shall at no time assert or allege any defense, to the contrary.

(g)                                  Anything herein or in any other Transaction Document to the contrary notwithstanding, the maximum liability of any Seller hereunder in respect of the liabilities of the other Sellers under this Agreement and the other Transaction Documents shall in no event exceed the amount which can be guaranteed by each Seller under applicable federal and state laws relating to the insolvency of debtors.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

BUYER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association

By:	/s/ Thomas N. Cassino
	Name:	Thomas N. Cassino
	Title:	Executive Director

SELLERS:

STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C., a Delaware limited liability company

By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Authorized Signatory

STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C., a Delaware limited liability company

By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Authorized Signatory

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Sellers

EXHIBIT III-A	Monthly Reporting Package

EXHIBIT III-B	Quarterly Reporting Package

EXHIBIT III-C	Annual Reporting Package

EXHIBIT IV	Form of Custodial Delivery Certificate

EXHIBIT V	Form of Power of Attorney

EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Assets

EXHIBIT VII	Asset Information

EXHIBIT VIII	Purchase and Additional Advance Procedures

EXHIBIT IX	Form of Bailee Letter

EXHIBIT X	Form of Margin Deficit Notice

EXHIBIT XI	Form of U.S. Tax Compliance Certificates

EXHIBIT XII	UCC Filing Jurisdictions

EXHIBIT XIII	[Reserved.]

EXHIBIT XIV	Form of Servicer Notice

EXHIBIT XV	Form of Release Letter

EXHIBIT XVI	Form of Covenant Compliance Certificate

EXHIBIT XVII	Form of Re-direction Letter

ANNEX I

NAMES AND ADDRESSES FOR COMMUNICATIONS BETWEEN PARTIES

Buyer:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

383 Madison Avenue

New York, New York 10179

Attention:                                         Ms. Nancy S. Alto

Telephone:                                   (212) 834-3038

Telecopy:                                          (917) 546-2564

With copies to:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

383 Madison Avenue

New York, New York 10179

Attention:                                         Thomas Nicholas Cassino

Telephone:                                   (212) 834-5158

Telecopy:                                          (212) 834-6029

and

Cadwalader Wickersham & Taft LLP

227 West Trade Street

Charlotte, North Carolina 28202

Attention:                                         Stuart N. Goldstein, Esq.

Telephone:                                   (704) 348-5258

Telecopy:                                          (704) 348-5200

Sellers:

STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C.

STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C.

c/o Starwood Property Trust, Inc.

591 West Putnam Avenue

Greenwich, Connecticut 06830

Attention: General Counsel

Telephone:  (203) 422-8191

Facsimile: (203) 422-8192

Email: asossen@starwood.com

With a copy to:

Sidley Austin LLP

787 Seventh Ave.

New York, NY 10019

Telephone: (212) 839-7352

Facsimile: (212) 839-5599

Attention: Robert L. Boyd

Email: rboyd@sidley.com

2

EXHIBIT I

CONFIRMATION STATEMENT

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Ladies and Gentlemen:

Seller is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which JPMorgan Chase Bank, National Association shall purchase from us the Purchased Assets identified on the attached Schedule 1 pursuant to the Uncommitted Master Repurchase Agreement, dated as of December 10, 2015 (the “Agreement”), between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“Buyer”) and STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C. [(“Seller”)] and STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C. [(“Seller”)] on the following terms.  Capitalized terms used herein without definition have the meanings given in the Agreement.

Purchase Date:	[ ] [ ], 201[ ]
Purchased Assets:	[Name]: As identified on attached Schedule 1
Aggregate Principal Amount of Purchased Assets:	$[ ]
Repurchase Date:
Purchase Price: Maximum Purchase Price:	$[ ] $[ ]
Market Value(1):	$[ ]
Pricing Rate:	one month LIBOR plus %
Requested Advance Rate: Maximum Advance Rate:
Existing Mezzanine Debt:	[Yes/No]
Total Future Funding Obligations of Seller: Future Funding Amount: Governing Agreements:	$[ ] $[ ] [the funding of which by Buyer shall be subject to the terms and conditions of Article 3(c) of the Agreement.] As identified on attached Schedule 1
Type of Funding:	[Table/Non-table]
Wiring Instructions:
Primary Servicer:

(1)  As of the Purchase Date only.

Name and address for communications:	Buyer:	JPMorgan Chase Bank, National Association 383 Madison Avenue New York, New York 10179 Attention: Ms. Nancy S. Alto Telephone: (212) 834-3038 Telecopy: (917) 546-2564

With a copy to:	JPMorgan Chase Bank, National Association 383 Madison Avenue New York, New York 10179
	Attention:	Mr. Thomas Nicholas Cassino
	Telephone:	(212) 834-5158
	Telecopy:	(212) 834-6029

Seller:	[STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C.] [STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C.]
c/o Starwood Property Trust, Inc.
591 West Putnam Avenue
Greenwich, Connecticut
	Attention: Telephone: Telecopy:	General Counsel (203) 422-8191 (203) 422-8192

With copies to:	Sidley Austin LLP 787 Seventh Avenue New York, New York
	Attention:	Robert L. Boyd
	Telephone:	(212) 839-7352
	Telecopy:	(212) 839-5599

[STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C.]

[STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C.]

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Schedule 1 to Confirmation Statement

Purchased Assets:

Aggregate Principal Amount:

EXHIBIT II

AUTHORIZED REPRESENTATIVES OF SELLERS

Name	Specimen Signature

EXHIBIT III-A

MONTHLY REPORTING PACKAGE

The Monthly Reporting Package shall include, inter alia, the following:

•                                          To the extent required to be delivered monthly in accordance with the related Purchased Asset Documents, any and all financial statements, rent rolls or other material information received from the borrowers related to each Purchased Asset.  To the extent that any Seller is not entitled pursuant to the related Purchased Asset Documents to obtain such financial statements, rent rolls and other material information from the borrowers on a monthly basis, Sellers shall provide such information to Buyer on a quarterly basis.

•                                          A remittance report containing servicing information, including without limitation, the amount of each periodic payment due, the amount of each periodic payment received, the date of receipt, the date due, and whether, to Seller’s Knowledge, there has been any material adverse change to the real property, on a loan by loan basis and in the aggregate, with respect to the Purchased Assets serviced by any servicer (such remittance report, a “Servicing Tape”), or to the extent any servicer does not provide any such Servicing Tape, a remittance report containing the servicing information that would otherwise be set forth in the Servicing Tape.

•                                          A listing of all Purchased Assets reflecting the payment status of each Purchased Asset and any material changes in the financial or other condition of each Purchased Asset.

•                                          A listing of any existing Defaults to the extent Seller has Knowledge thereof.

EXHIBIT III-B

QUARTERLY REPORTING PACKAGE

The Quarterly Reporting Package shall include the following:

•                                          Consolidated unaudited financial statements of Guarantor presented fairly in accordance with GAAP or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the Exchange Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements, in either case accompanied by a Covenant Compliance Certificate, including a statement of operations and a statement of changes in cash flows for such quarter and statement of net assets as of the end of such quarter.

EXHIBIT III-C

ANNUAL REPORTING PACKAGE

The Annual Reporting Package shall include the following:

•                                          Guarantor’s consolidated audited financial statements, prepared by a nationally recognized independent certified public accounting firm and presented fairly in accordance with GAAP and accompanied by an unqualified report of the nationally recognized independent certified public accounting firm that prepared them or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the Exchange Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements, in either case accompanied by a Covenant Compliance Certificate, including a statement of operations and a statement of changes in cash flows for such quarter and statement of net assets as of the end of such quarter.

EXHIBIT IV

FORM OF CUSTODIAL DELIVERY CERTIFICATE

On this [   ] of [    ], 201[  ], [STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C.] [STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C.], a Delaware limited liability company (“Seller”) under that certain Uncommitted Master Repurchase Agreement, dated as of December 10, 2015 (the “Repurchase Agreement”) between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“Buyer”), STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C. and STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C., does hereby deliver to Wells Fargo Bank, National Association (“Custodian”), as custodian under that certain Custodial Agreement, dated as of December 10, 2015 (the “Custodial Agreement”), among Buyer, Custodian and Seller, the Purchased Asset Files with respect to the Purchased Assets to be purchased by Buyer pursuant to the Repurchase Agreement, which Purchased Assets are listed on the Purchased Asset Schedule attached hereto and which Purchased Assets shall be subject to the terms of the Custodial Agreement on the date hereof.

With respect to the Purchased Asset Files delivered hereby, for the purposes of issuing the Trust Receipt, the Custodian shall review the Purchased Asset Files to ascertain delivery of the documents listed in Section 3 to the Custodial Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Custodial Agreement.

IN WITNESS WHEREOF, Seller has caused its name to be signed hereto by its officer thereunto duly authorized as of the day and year first above written.

[STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C.]

[STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C.]

By:
Name:
Title:

Purchased Asset Schedule to Custodial Delivery

Purchased Assets

EXHIBIT V

FORM OF POWER OF ATTORNEY

Know All Men by These Presents, that [STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C.] [STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C.], a Delaware limited liability company (“Seller”), does hereby appoint JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“Buyer”), its attorney-in-fact to act in Seller’s name, place and stead in any way that Seller could do with respect to (i) the completion of the endorsements of the Purchased Assets, including without limitation the Mortgage Notes, Assignments of Mortgages, Mezzanine Notes, Participation Certificates and assignments of Participation Interests and any transfer documents related thereto, (ii) the recordation of the Assignments of Mortgages, (iii) the preparation and filing, in form and substance satisfactory to Buyer, of such financing statements, continuation statements, and other uniform commercial code forms, as Buyer may from time to time, reasonably consider necessary to create, perfect, and preserve Buyer’s security interest in the Purchased Assets and (iv) the enforcement of Seller’s rights under the Purchased Assets purchased by Buyer pursuant to the Uncommitted Master Repurchase Agreement, dated as of December 10, 2015 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”), between Buyer, Starwood Property Mortgage Sub-14, L.L.C. and Starwood Property Mortgage Sub-14-A, L.L.C., and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent; provided, however that Buyer shall not exercise any of its rights under this Power of Attorney unless and until an Event of Default has occurred and is continuing.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

THIS POWER OF ATTORNEY IS COUPLED WITH AN INTEREST AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this tenth (10th) day of December, 2015.

[SIGNATURES ON THE FOLLOWING PAGE]

2

[STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C.]

[STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C.]

By:
Name:
Title:

3

EXHIBIT VI

REPRESENTATIONS AND WARRANTIES

REGARDING EACH INDIVIDUAL PURCHASED ASSET THAT IS A

SENIOR MORTGAGE LOAN

1.                                      As applicable, each Purchased Asset is either a whole loan and not a participation interest in a whole loan or an A-note interest in a whole loan.  The sale of the Purchased Assets to Buyer or its designee does not require Seller to obtain any governmental or regulatory approval or consent that has not been obtained.  It being understood that B-notes secured by the same Mortgage as a Senior Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Underlying Mortgaged Property. Seller has no Knowledge of any mezzanine debt related to the Underlying Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

2.                                      No Purchased Asset is 30 days or more delinquent in payment of principal and interest (without giving effect to any applicable grace period) and no Purchased Asset has been 30 days or more (without giving effect to any applicable grace period in the related Mortgage Note) past due.

3.                                      Except with respect to the ARD Loans, which provide that the rate at which interest accrues thereon increases after the Anticipated Repayment Date, the Purchased Assets (exclusive of any default interest, late charges or prepayment premiums) are fixed rate mortgage loans or floating rate mortgage loans with terms to maturity, at origination or as of the most recent modification, as set forth in the Purchased Asset Schedule.

4.                                      The information pertaining to each Purchased Asset set forth on the Purchased Asset Schedule is true and correct in all material respects as of the Purchase Date.  Seller has delivered to Buyer a true, correct and complete copy of all related Purchased Asset Documents, which have not been amended, modified, supplemented or restated since the related date of origination except as such amendment, modification, supplement or restatement has been delivered to Buyer prior to the Purchase Date and, in the case of any Significant Modification occurring on or after the related Purchase Date, with respect to which Buyer has provided prior written consent.

5.                                      At the time of the assignment of the Purchased Assets to Buyer, Seller had good and marketable title to and was the sole owner and holder of, each Purchased Asset, free and clear of any pledge, lien, encumbrance or security interest and such assignment validly and effectively transfers and conveys all legal and beneficial ownership of the Purchased Assets to Buyer free and clear of any pledge, lien, charge, encumbrance, participation or security interest, any other ownership interests and other interests on, in or to such Senior Mortgage Loan.  Seller has full right and authority to sell, assign and transfer each Senior Mortgage Loan, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Senior Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Senior Mortgage Loan subject to the rights and obligations of Seller pursuant to the Agreement.

6.                                      To the extent required under applicable law, Seller is authorized to transact and do business in the jurisdiction in which each Underlying Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Senior Mortgage Loan.

7.                                      In respect of each Purchased Asset, (A) the related Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico and (B) the Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

8.                                      Each Purchased Asset is secured by (or in the case of a Participation Interest, the Underlying Mortgage Loan is secured by) a Mortgage that establishes and creates a valid and subsisting first priority lien on the Underlying Mortgaged Property, free and clear of any liens, claims, encumbrances, participation interests, pledges, charges or security interests subject only to Permitted Encumbrances.  Such Mortgage, together with any separate security agreement, UCC financing statement or similar agreement, if any, establishes and creates a first priority security interest in favor of Seller in all personal property owned by the Mortgagor that is used in, and is reasonably necessary to, the operation of the Underlying Mortgaged Property and, to the extent a security interest may be created therein and perfected by the filing of a UCC financing statement under the Uniform Commercial Code as in effect in the relevant jurisdiction, the proceeds arising from the Underlying Mortgaged Property and other collateral securing such Purchased Asset, subject only to Permitted Encumbrances.  There exists with respect to such Underlying Mortgaged Property an assignment of leases and rents provision, either as part of the related Mortgage or as a separate document or instrument, which establishes and creates a first priority security interest in and to leases and rents arising in respect of the Underlying Mortgaged Property subject only to Permitted Encumbrances.  No person other than the related Mortgagor and the mortgagee owns any interest in any payments due under the related leases.  Subject to applicable Requirements of Law, such assignment of leases and rents provision provides for the appointment of a receiver for rents or allows the holder of the related Mortgage to enter into possession of the Underlying Mortgaged Property to collect rent or provides for rents to be paid directly to the holder of the related Mortgage in the event of a default beyond applicable notice and grace periods, if any, under the related Purchased Asset Documents.  As of the origination date, there are no mechanics’ or other similar liens or claims that were filed for work, labor or materials affecting the Underlying Mortgaged Property that are or may be prior or equal to the lien of the Mortgage, except those that are insured against pursuant to the applicable Title Policy (as defined below). As of the Purchase Date, there are no mechanics’ or other similar liens or claims that have been filed for work, labor or materials affecting the Underlying Mortgaged Property that are or may be prior or equal in priority to the lien of the Mortgage, except those that are insured against pursuant to the applicable Title Policy (as defined below).  Except with respect to other Eligible Assets subject to Transactions under the Agreement, no (a) Underlying Mortgaged

Property secures any mortgage loan not represented on the Purchased Asset Schedule, (b) Purchased Asset is cross-defaulted with any other mortgage loan, other than a mortgage loan listed on the Purchased Asset Schedule, or (c) Purchased Asset is secured by property that is not an Underlying Mortgaged Property.

9.                                      The Purchased Asset Documents for each Senior Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Seller against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

10.                               The related Mortgagor under each Purchased Asset has good and indefeasible fee simple or, with respect to those Purchased Assets described in clause (31) hereof, leasehold title to the Underlying Mortgaged Property comprising real estate subject to any Permitted Encumbrances.

11.                               Seller has received an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Insurer (as defined below) and irrevocably obligating the Title Insurer to issue such title insurance policy, a title policy commitment or pro-forma “marked up” at the closing of the related Purchased Asset and countersigned by the Title Insurer or its authorized agent) as adopted in the applicable jurisdiction (the “Title Policy”), which was issued by a nationally recognized title insurance company (the “Title Insurer”) qualified to do business in the jurisdiction where the Underlying Mortgaged Property is located, covering the portion of each Underlying Mortgaged Property comprised of real estate and insuring that the related Mortgage is a valid first lien in the original principal amount of the related Purchased Asset on the Mortgagor’s fee simple interest (or, if applicable, leasehold interest) in such Underlying Mortgaged Property comprised of real estate subject only to Permitted Encumbrances.  Such Title Policy was issued in connection with the origination of the related Purchased Asset. No claims have been made under such Title Policy.  Such Title Policy is in full force and effect and all premiums thereon have been paid and will provide that the insured includes the owner of the Purchased Asset and its successors and/or assigns. No holder of the related Mortgage has done, by act or omission, anything that would, and Seller has no actual Knowledge of any other circumstance that would, impair the coverage under such Title Policy.  Each Title Policy contains no exclusion for, or affirmatively insures (except for any Underlying Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (i) that the Underlying Mortgaged Property shown on the Survey is the same as the property legally described in the Mortgage, and (i) to the extent that the Underlying Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

12.                               The related Assignment of Mortgage and the related assignment of the assignment of leases and rents executed by Seller in blank (assuming the insertion of an assignee’s name), upon recording of same in the applicable jurisdiction will constitute the legal, valid and binding assignment of such Mortgage and the related assignment of leases and rents from Seller to such named assignee (except as such enforcement may be limited by anti-deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) (collectively, the “Standard Qualifications”).  The allonge or endorsement of the related Mortgage Note by Seller in blank constitutes the legal, valid, binding and enforceable (except as such enforcement may be limited by the Standard Qualifications) assignment of such Mortgage Note, and together with such Assignment of Mortgage and the related assignment of assignment of leases and rents, will legally and validly convey all right, title and interest in such Purchased Asset and (except in the case of an A-note or a Participation Interest) the Purchased Asset Documents to the named assignee (except as such enforcement may be limited by the Standard Qualifications).

13.                               The Purchased Asset Documents for each Purchased Asset (or in the case of a Participation Interest, the Underlying Mortgage Loan) provide that such Purchased Asset (or Underlying Mortgage Loan) is non-recourse except that the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from at least the following acts of the related Mortgagor and/or its principals: (a) (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Underlying Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; (b) (A) misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (c) the Mortgagor’s fraud or intentional misrepresentation; (d) willful misconduct by the Mortgagor or guarantor; (e) breaches of the environmental covenants in the Mortgage Loan documents; or (f) commission of material physical waste at the Underlying Mortgaged Property, which may, with respect to this clause (f), in certain instances, be limited to acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

14.                               The Purchased Asset Documents for each Purchased Asset contain enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization against the Underlying Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non judicial foreclosure, and there is no exemption available to the related Mortgagor that would interfere with such right of foreclosure except (i) any statutory right of redemption or (ii) any limitation arising under anti deficiency laws or by bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

15.                               Each of the related Mortgage Notes and Mortgages are the legal, valid and binding obligations of the related Mortgagor named on the Purchased Asset Schedule and each of the other related Purchased Asset Documents is the legal, valid and binding obligation of the parties thereto (subject to any non-recourse provisions therein), enforceable in accordance with its terms, except as such enforcement may be limited by anti deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and except that certain provisions of such Purchased Asset Documents are or may be unenforceable in whole or in part under applicable state or federal laws, but the inclusion of such provisions does not render any of the Purchased Asset Documents invalid as a whole, and such Purchased Asset Documents taken as a whole are enforceable to the extent necessary and customary for the practical realization of the principal rights and benefits afforded thereby.

16.                               The terms of the Purchased Assets or the related Purchased Asset Documents, (including, in the case of a Participation Interest, the documents evidencing the Underlying Mortgage Loan) have not been altered, impaired, modified or waived in any material respect, except prior to the Purchase Date by written instrument duly submitted for recordation, to the extent required, and as set forth in a document in the related Purchased Asset File delivered to Buyer prior to the Purchase Date.

17.                               With respect to each Mortgage that is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and no fees or expenses are or will become payable to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor other than de minimis fees paid in connection with the full or partial release of the Underlying Mortgaged Property or related security for such Purchased Asset following payment of such Purchased Asset in full.

18.                               No Purchased Asset has been satisfied, canceled, subordinated, released or rescinded, in whole or in part, and the related Mortgagor has not been released, in whole or in part, from its obligations under any related Purchased Asset Document except pursuant to a document delivered to Buyer prior to the Purchase Date and, in the case of any Significant Modification occurring on or after the related Purchase Date, with respect to which Buyer has provided prior written consent.

19.                               Except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, neither the Purchased Asset nor any of the related Purchased Asset Documents is subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury, including, without limitation, any valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Senior Mortgage Loan, nor will the operation of any of the terms of any such Purchased Asset Documents, or the exercise (in compliance with procedures permitted under applicable law) of any right thereunder, render any Purchased Asset Documents subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury (subject to anti-deficiency or one form of action laws and to bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)), and no such right of rescission, set-off, abatement, diminution, valid counterclaim or defense has been asserted with respect thereto.  None of the Purchased Asset Documents provides for a release of a portion of the Underlying Mortgaged Property from the lien of the Mortgage except upon payment or defeasance in full of all obligations under the Mortgage, provided that, notwithstanding the foregoing, certain of the Purchased Assets may allow partial release (a) upon payment or defeasance of an allocated loan amount which may be formula based, but in no event less than 115% of the allocated loan amount, or (b) in the event the portion of the Underlying Mortgaged Property being released was not given any material value in connection with the underwriting or appraisal of the related Purchased Asset.

20.                               There is no payment default that has existed for more than ten (10) days, and (a) there is no other material default under any of the related Purchased Asset Documents, giving effect to any applicable notice and/or grace period; no such material default or breach has been waived by Seller or on its behalf or, by Seller’s predecessors in interest with respect to the Purchased Assets; and (b) no event has occurred that, with the passing of time or giving of notice would constitute a material default or breach under the related Purchased Asset Documents, which in the case of clauses (a) or (b) would materially and adversely affect the value of the Purchased Asset or the value, use or operation of the related Underlying Mortgaged Property.  No Purchased Asset has been accelerated and no foreclosure or power of sale proceeding has been initiated in respect of the related Mortgage.  Seller has not waived any material claims against the related Mortgagor under any non-recourse exceptions contained in the Mortgage Note.

21.                               The principal amount of the Purchased Asset stated on the Purchased Asset Schedule has been fully disbursed as of the Purchase Date (except as set forth in the Confirmation, and for certain amounts that were fully disbursed by the mortgagee, but escrowed pursuant to the terms of the related Purchased Asset Documents) and there are no future advances required to be made by the mortgagee under any of the related Purchased Asset Documents.  Seller has not, nor, have any of its agents or predecessors in interest with respect to the Purchased Assets, in respect of such Purchased Asset, directly or indirectly, advanced funds or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor other than (a) interest accruing on such Purchased Asset from the date of such disbursement of such Purchased Asset to the date which preceded by thirty (30) days the first payment date under the related Mortgage Note and (b) application and commitment fees, escrow funds, points and reimbursements for fees and expenses, incurred in connection with the origination and funding of the Purchased Asset.

22.                               No Purchased Asset has capitalized interest included in its principal balance, or provides for any shared appreciation rights or other equity participation therein and no contingent or additional interest contingent on cash flow or, except for ARD Loans, negative amortization accrues or is due thereon.

23.                               Each Purchased Asset identified in the Purchased Asset Schedule as an ARD Loan substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date.  Each ARD Loan has an Anticipated Repayment Date not less than seven years following the origination of such Purchased Asset.  If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the Purchased Asset or a unilateral option (as defined in Treasury Regulations under Article 1001 of the Code) in the Purchased Asset exercisable during the term of the mortgage loan, (i) the Purchased Asset’s interest rate will step up to an interest rate per annum as specified in the related Purchased Asset Documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the Excess Cash Flow collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all Excess Cash Flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the Underlying Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related Mortgage Interest Rate on such Purchased Asset’s Anticipated Repayment Date.  No ARD Loan provides that the property manager for the Underlying Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

24.                               Each Purchased Asset identified in the Purchased Asset Schedule as an ARD Loan with a hard lockbox requires that tenants at the Underlying Mortgaged Property shall (and each Purchased Asset identified in the Purchased Asset Schedule as an ARD Loan with a springing lockbox requires that tenants at the Underlying Mortgaged Property shall, upon the occurrence of a specified trigger event, including, but not limited to, the occurrence of the related Anticipated Repayment Date) make rent payments into a lockbox controlled by the holder of the Purchased Asset and to which the holder of the Purchased Asset has a first perfected security interest; provided however, with respect to each ARD Loan that is secured by a multi-family property with a hard lockbox, or with respect to each ARD Loan that is secured by a multi-family property with a springing lockbox, upon the occurrence of a specified trigger event, including, but not limited to, the occurrence of the related Anticipated Repayment Date, tenants either pay rents to a lockbox controlled by the holder of the mortgage loan or deposit rents with the property manager who will then deposit the rents into a lockbox controlled by the holder of the Purchased Asset.

25.                               The servicing and collection practices used by Seller and each originator that is an Affiliate of Seller in respect of each Senior Mortgage Loan and the terms of the Purchased Asset Documents evidencing such Purchased Asset comply in all material respects with all applicable local, state and federal laws, and regulations and Seller and each originator that is an Affiliate of Seller has complied with all material requirements pertaining to the origination, funding and servicing of the Purchased Assets, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a Material Adverse Effect on the Purchased Asset.

26.                               The Underlying Mortgaged Property is, in all material respects, in compliance with, and is used and occupied in accordance with, all restrictive covenants of record applicable to such Underlying Mortgaged Property and applicable zoning laws and all inspections, licenses, permits and certificates of occupancy required by law, ordinance or regulation to be made or issued with regard to the Underlying Mortgaged Property governing the occupancy, use, and operation of such Underlying Mortgaged Property have been obtained and are in full force and effect, except to the extent (a)(i) any material non-compliance with applicable zoning laws is insured by an ALTA lender’s title insurance policy (or binding commitment therefor), or the equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy or (ii) the failure to obtain or maintain such inspections, licenses, permits or certificates of occupancy does not materially impair or materially and adversely affect the use and/or operation of the Underlying Mortgaged Property as it was used and operated as of the date of origination of the Purchased Asset or the rights of a holder of the related Purchased Asset, or (b) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Underlying Mortgaged Property or are insured by applicable provisions of the Title Policy.

27.                               All (a) taxes, water charges, sewer rents, assessments or other similar outstanding governmental charges and governmental assessments that became due and owing prior to the Purchase Date in respect of the Underlying Mortgaged Property (excluding any related personal property), and that if left unpaid, would be, or might become, a lien on such Underlying Mortgaged Property having priority over the related Mortgage and (b) insurance premiums or ground rents that became due and owing prior to the Purchase Date in respect of the Underlying Mortgaged Property (excluding any related personal property), have been paid, or if any such items are disputed, an escrow of funds in an amount sufficient (together with escrow payments required to be made prior to delinquency) to cover such taxes and assessments and any late charges due in connection therewith has been established.  As of the date of origination, the Underlying Mortgaged Property consisted of one or more separate and complete tax parcels.  For purposes of this representation and warranty, the items identified herein shall not be considered due and owing until the date on which interest or penalties would be first payable thereon.

28.                               None of the improvements that were included for the purpose of determining the appraised value of the Underlying Mortgaged Property at the time of the origination of such Purchased Asset lies outside the boundaries and building restriction lines of such Underlying Mortgaged Property, except to the extent that they are legally nonconforming as contemplated by the representation in clause (38) below, and no improvements on adjoining properties encroach upon such Underlying Mortgaged Property, with the exception in each case of (a) immaterial encroachments that do not materially adversely affect the security intended to be provided by the related Mortgage or the use, enjoyment, value or marketability of such Underlying Mortgaged Property or (b) encroachments with respect to which affirmative insurance or endorsement coverage was obtained under the related Title Policy.  With respect to each Purchased Asset, the property legally described in the Survey, if any, obtained for the Underlying Mortgaged Property for purposes of the origination thereof is the same as the property legally described in the Mortgage.  Seller has no Knowledge of any material issues with the physical condition of the Underlying Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Underlying Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (a) and (b) of the preceding sentence.

29.                               As of the date of the applicable engineering report (which was performed within 12 months prior to the Purchase Date) related to the Underlying Mortgaged Property and, as of the Purchase Date, in each case, except as may be set forth in the applicable engineering report, the Underlying Mortgaged Property was and is (i) in good repair, free and clear of any damage that would materially adversely affect the value of such Underlying Mortgaged Property as security for such Purchased Asset or the use and operation of the Underlying Mortgaged Property as it was being used or operated as of the origination date or (ii) escrows in an amount consistent with the standard utilized by Seller with respect to similar loans it holds for its own account have been established, which escrows will in all events be not less than 100% of the estimated cost of the required repairs.  The Underlying Mortgaged Property has not been damaged by fire, wind or other casualty or physical condition (including, without limitation, any soil erosion or subsidence or geological condition), which damage has not either been fully repaired or fully insured, or for which escrows in an amount consistent with the standard utilized by Seller with respect to loans it holds for its own account have not been established.

30.                               There are no proceedings pending or, to Seller’s Knowledge, threatened, for the partial or total condemnation of the Underlying Mortgaged Property.

31.                               The Purchased Assets that are identified as being secured in whole or in part by a leasehold estate (a “Ground Lease”) (except with respect to any Purchased Asset also secured by the related fee interest in the Underlying Mortgaged Property), satisfy the following conditions:

(i)                    such Ground Lease or a memorandum thereof has been or will be duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction; such Ground Lease, or other agreement received by the originator of the Purchased Asset from the ground lessor, provides that the interest of the lessee thereunder may be encumbered by the related Mortgage and does not restrict the use of the Underlying Mortgaged Property by such lessee, its successors or assigns, in a manner that would adversely affect the security provided by the Mortgage; as of the date of origination of the Purchased Asset (or in the case of a Participation Interest, the Underlying Mortgage Loan), there was no material change of record in the terms of such Ground Lease with the exception of written instruments that are part of the related Purchased Asset File and there has been no material change in the terms of such Ground Lease since the recordation of the related Purchased Asset, with the exception of written instruments that are part of the related Purchased Asset File;

(ii)                 such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the related fee interest and Permitted Encumbrances and such Ground Lease is, and shall remain, prior to any mortgage or other lien upon the related fee interest unless a nondisturbance agreement is obtained from the holder of any mortgage on the fee interest that is assignable to or for the benefit of the related lessee and the related mortgagee;

(iii)              such Ground Lease provides that upon foreclosure of the related Mortgage or assignment of the Mortgagor’s interest in such Ground Lease in lieu thereof, the mortgagee under such Mortgage is entitled to become the owner of such interest upon notice to, but without the consent of, the lessor thereunder and, in the event that such mortgagee becomes the owner of such interest, such interest is further assignable by such mortgagee and its successors and assigns upon notice to such lessor, but without a need to obtain the consent of such lessor;

(iv)             such Ground Lease is in full force and effect and no default of tenant or ground lessor was in existence at origination, or is currently in existence under such Ground Lease, nor at origination was, or is there any condition that, but for the passage of time or the giving of notice, would result in a default under the terms of such Ground Lease; either such Ground Lease or a separate agreement contains the ground lessor’s covenant that it shall not amend, modify, cancel or terminate such Ground Lease without the prior written consent of the mortgagee under such Mortgage and any amendment, modification, cancellation or termination of the Ground Lease without the prior written consent of the related mortgagee, or its successors or assigns is not binding on such mortgagee, or its successor or assigns;

(v)                such Ground Lease or other agreement requires that the lessor thereunder will supply an estoppel and give written notice of any material default by the lessee to the mortgagee under the related Mortgage, provided that such mortgagee has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease; and such Ground Lease or other agreement provides that no such notice of default and no termination of the Ground Lease in connection with such notice of default shall be effective against such mortgagee unless such notice of default has been given to such mortgagee and any related Ground Lease contains the ground lessor’s covenant that it will give to the related mortgagee, or its successors or assigns, any notices it sends to the Mortgagor;

(vi)             either (i) the related ground lessor has subordinated its interest in the Underlying Mortgaged Property to the interest of the holder of the Purchased Asset (or in the case of a Participation Interest, the Underlying Mortgage Loan) or (ii) such Ground Lease or other agreement provides that (A) the mortgagee under the related Mortgage is permitted a reasonable opportunity to cure any default under such Ground Lease that is curable, including reasonable time to gain possession of the interest of the lessee under the Ground Lease, after the receipt of notice of any such default before the lessor thereunder may terminate such Ground Lease; (B) in the case of any such default that is not curable by such mortgagee, or in the event of the bankruptcy or insolvency of the lessee under such Ground Lease, such mortgagee has the right, following termination of the existing Ground Lease or rejection thereof by a bankruptcy trustee or similar party, to enter into a new ground lease with the lessor on substantially the same terms as the existing Ground Lease; and (C) all rights of the Mortgagor under such Ground Lease may be exercised by or on behalf of such mortgagee under the related Mortgage upon foreclosure or assignment in lieu of foreclosure;

(vii)          such Ground Lease has an original term (or an original term plus one or more optional renewal terms that under all circumstances may be exercised, and will be enforceable, by the mortgagee or its assignee) that extends not less than 20 years beyond the stated maturity date of the related Purchased Asset (or in the case of a Participation Interest, of the Underlying Mortgage Loan);

(viii)       under the terms of such Ground Lease and the related Mortgage, taken together, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (IX))) will be applied either to the repair or restoration of all or part of the Underlying Mortgaged Property, with the mortgagee under such Mortgage or a financially responsible institution acting as trustee appointed by it, or consented to by it, or by the lessor having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent institutional lender), or to the payment in whole or in part of the outstanding principal balance of such Purchased Asset together with any accrued and unpaid interest thereon;

(ix)             in the case of a total or substantial taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the Underlying Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Senior Mortgage Loan, together with any accrued interest;

(x)                Seller has not received any written notice of default under or notice of termination of such ground lease; and

(xi)             such Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by Seller; such Ground Lease contains a covenant (or applicable laws provide) that the lessor thereunder is not permitted, in the absence of an uncured default, to disturb the possession, interest or quiet enjoyment of any lessee in the relevant portion of such Underlying Mortgaged Property subject to such Ground Lease for any reason, or in any manner, which would materially adversely affect the security provided by the related Mortgage.

32.                               An Environmental Site Assessment relating to each Underlying Mortgaged Property and prepared no earlier than 12 months prior to the Purchase Date was obtained and reviewed by Seller in connection with the origination of such Purchased Asset and a copy is included in the Purchased Asset File.

33.                               Except as may be set forth in the Environmental Site Assessment, there are no adverse circumstances or conditions with respect to or affecting the Underlying Mortgaged Property that would constitute or result in a material violation of any applicable federal, state or local environmental laws, rules and regulations (collectively, “Environmental Laws”) and such ESA (i) did not reveal any known circumstance or condition that rendered the Underlying Mortgaged Property at the date of the ESA in material noncompliance with applicable Environmental Laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with Environmental Laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, other than with respect to an Underlying Mortgaged Property (A) for which environmental insurance is maintained, or (B) that would require (x) any expenditure less than or equal to 5% of the outstanding principal balance of the mortgage loan to achieve or maintain compliance in all material respects with any Environmental Laws or (y) any expenditure greater than 5% of the outstanding principal balance of such Purchased Asset to achieve or maintain compliance in all material respects with any Environmental Laws for which, in connection with this clause (y), adequate sums, but in no event less than 110% of the estimated cost as set forth in the Environmental Site Assessment, were reserved in connection with the origination of the Purchased Asset and for which the related Mortgagor has covenanted to perform, or (iii) as to which the related Mortgagor or one of its affiliates is currently taking or required to take such actions, if any, with respect to such conditions or circumstances as have been recommended by the Environmental Site Assessment or required by the applicable Governmental Authority, or (iv) as to which another responsible party not related to the Mortgagor with assets reasonably estimated by Seller at the time of origination to be sufficient to effect all necessary or required remediation identified in a notice or other action from the applicable Governmental Authority is currently taking or required to take such actions, if any, with respect to such regulatory authority’s order or directive, or (v) as to which the conditions or circumstances identified in the Environmental Site Assessment were investigated further and based upon such additional investigation, an environmental consultant recommended no further investigation or remediation, or (vi) as to which a party with financial resources reasonably estimated to be adequate to cure the condition or circumstance that would give rise to such material violation provided a guarantee or indemnity to the related Mortgagor or to the mortgagee to cover the costs of any required investigation, testing, monitoring or remediation, or (vii) as to which the related Mortgagor or other responsible party obtained a “No Further Action” letter or other evidence reasonably acceptable to a prudent commercial mortgage lender that applicable federal, state, or local Governmental Authorities had no current intention of taking any action, and are not requiring any action, in respect of such condition or circumstance, or (viii) that would not require substantial cleanup, remedial action or other extraordinary response under any Environmental Laws reasonably estimated to cost in excess of 5% of the outstanding principal balance of such Purchased Asset.

34.                               Each recordable Purchased Asset Document or related assignment thereof delivered by Seller to Buyer in connection with such Purchased Asset is in form and substance acceptable for recording in the applicable jurisdiction.

35.                               With respect to any material adverse environmental condition set forth in the Environmental Site Assessment, there exists either (i) environmental insurance with respect to such Underlying Mortgaged Property or (ii) an amount in an escrow account pledged as security for such Purchased Asset under the relevant Purchased Asset Documents equal to no less than 110% of the amount estimated in such Environmental Site Assessment as sufficient to pay the cost of such remediation or other action in accordance with such Environmental Site Assessment. Except for any hazardous materials being handled in accordance with applicable Environmental Laws, (i) the related Underlying Mortgaged Property is not being used for the treatment or disposal of hazardous materials; (ii) no hazardous materials are being used or stored or generated for off-site disposal or otherwise present at such Underlying Mortgaged Property other than hazardous materials of such types and in such quantities as are customarily used or stored or generated for off-site disposal or otherwise present in or at properties of the relevant property type; and (iii) such Underlying Mortgaged Property is not subject to any environmental hazard (including, without limitation, any situation involving hazardous materials) that under the Environmental Laws would have to be eliminated before the sale of, or that could otherwise reasonably be expected to adversely affect in more than a de minimis manner the value or marketability of, such Underlying Mortgaged Property.

36.                               The related Mortgage or other Purchased Asset Documents contain covenants on the part of the related Mortgagor requiring its compliance with any present or future federal, state and local Environmental Laws and regulations in connection with the Underlying Mortgaged Property.  The related Mortgagor (or an affiliate thereof) has agreed to indemnify, defend and hold Seller, and its successors and assigns (or in the case of a Participation Interest, the lender of record), harmless from and against any and all losses, liabilities, damages, penalties, fines, expenses and claims of whatever kind or nature (including attorneys’ fees and costs) imposed upon or incurred by or asserted against any such party resulting from a breach of the environmental representations, warranties or covenants given by the related Mortgagor in connection with such Purchased Asset.

37.                               For each of the Purchased Assets that is covered by environmental insurance, each environmental insurance policy is in an amount equal to 125% of the outstanding principal balance of the related Purchased Asset and has a term ending no sooner than the date that is five years after the maturity date (or, in the case of an ARD Loan, the final maturity date) of the related Purchased Asset.  All environmental assessments or updates that were in the possession of Seller and that relate to an Underlying Mortgaged Property as being insured by an environmental insurance policy have been delivered to or disclosed to the environmental insurance carrier issuing such policy prior to the issuance of such policy.

38.                               As of the date of origination of the related Purchased Asset, and, as of the Purchase Date, the Underlying Mortgaged Property is covered by insurance policies providing the coverage described below and the Purchased Asset Documents permit the mortgagee to require the coverage described below.  All premiums with respect to the insurance policies insuring each Underlying Mortgaged Property have been paid in a timely manner or escrowed to the extent required by the Purchased Asset Documents, and Seller has not received any notice of cancellation or termination.  The relevant Purchased Asset File contains the insurance policy required for such Purchased Asset or a certificate of insurance for such insurance policy.  Each Mortgage requires that the Underlying Mortgaged Property and all improvements thereon be covered by insurance policies providing (a) coverage in the amount of the lesser of full replacement cost of such Underlying Mortgaged Property and the outstanding principal balance of the related Purchased Asset (subject to customary deductibles) for fire and extended perils included within the classification “All Risk of Physical Loss” in an amount sufficient to prevent the Mortgagor from being deemed a co-insurer and to provide coverage on a full replacement cost basis of such Underlying Mortgaged Property (in some cases exclusive of foundations and footings) with an agreed amount endorsement to avoid application of any coinsurance provision; such policies contain a standard mortgagee clause naming mortgagee and its successor in interest as additional insureds or loss payee, as applicable; (b) business interruption or rental loss insurance in an amount at least equal to (i) 12 months of operations, with an extended indemnity for twelve (12) additional months after the Underlying Mortgaged Property is repaired or rebuilt as a result of casualty or condemnation or (ii) in some cases all rents and other amounts customarily insured under this type of insurance of the Underlying Mortgaged Property; (c) flood insurance (if any portion of the improvements on the Underlying Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (“FEMA”), with respect to certain Purchased Assets and the Secretary of Housing and Urban Development with respect to other mortgage loans, as having special flood hazards) in an amount not less than amounts prescribed by FEMA; (d) workers’ compensation, if required by law; (e) comprehensive general liability insurance in an amount equal to not less than $1,000,000; all such insurance policies contain clauses providing they are not terminable and may not be terminated without thirty (30) days prior written notice to the mortgagee (except where applicable law requires a shorter period or except for nonpayment of premiums, in which case not less than ten (10) days prior written notice to the mortgagee is required).  In addition, each Mortgage permits the related mortgagee to make premium payments to prevent the cancellation thereof and shall entitle such mortgagee to reimbursement therefor.  Any insurance proceeds in respect of a casualty, loss or taking will be applied either to the repair or restoration of all or part of the Underlying Mortgaged Property or the payment of the outstanding principal balance of the related Purchased Asset together with any accrued interest thereon.  The Underlying Mortgaged Property is insured by an insurance policy, issued by an insurer meeting the requirements of such Purchased Asset (or in the case of a Participation Interest, of the Underlying Mortgage Loan) and having a claims-paying or financial strength rating of at least A:X from A.M. Best Company or “A” (or the equivalent) from S&P, Fitch or Moody’s.  An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Underlying Mortgaged Property in the event of an earthquake.  In such instance, the PML was based on a return period of not less than 100 years, an exposure period of 50 years and a 10% probability of exceedence.  If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Underlying Mortgaged Property was obtained by an insurer rated at least A:X by A.M. Best Company or “A” (or the equivalent) from S&P, Fitch or Moody’s.  The insurer issuing each of the foregoing insurance policies is qualified to write insurance in the jurisdiction where the Underlying Mortgaged Property is located.

39.                               All escrow and reserve amounts required to be deposited by each Mortgagor at origination under the related Purchased Asset Documents have been deposited at origination.

40.                               To Seller’s Knowledge, as of the date of origination of the related Purchased Asset there were and, as of the Purchase Date, there are, no actions, suits, arbitrations or governmental investigations or proceedings by or before any court or other Governmental Authority or agency now pending against or affecting the Mortgagor or guarantor under any Purchased Asset or any of the Mortgaged Properties that, if determined against such Mortgagor or such Underlying Mortgaged Property, would materially and adversely affect the value of such Underlying Mortgaged Property, the security intended to be provided with respect to the related Purchased Asset, the ability of such Mortgagor and/or the current use or operation of such Underlying Mortgaged Property to generate net cash flow to pay principal, interest and other amounts due under the related Purchased Asset, title to the Underlying Mortgaged Property, or the validity or enforceability of the Mortgage.

41.                               Each Purchased Asset complied at origination, in all material respects, with all of the terms, conditions and requirements of Seller’s and each originator’s underwriting standards and all laws and regulations applicable to such Purchased Asset and since origination, the Purchased Asset has been serviced in all material respects in a legal manner in conformance with Seller’s and each such originator’s servicing standards.

42.                               The originator of the Purchased Asset or Seller has inspected or caused to be inspected each Underlying Mortgaged Property within the 12 months prior to the Purchase Date.

43.                               The Purchased Asset Documents require the Mortgagor to provide the holder of the Purchased Asset with quarterly and annual operating statements, financial statements and except for Purchased Assets for which the related Underlying Mortgaged Property is leased to a single tenant, quarterly rent rolls.

44.                               All escrow deposits and payments required by the terms of each Purchased Asset are in the possession, or under the control of Seller (or in the case of a Participation Interest, the servicer of the Underlying Mortgage Loan), and all amounts required to be deposited by the applicable Mortgagor under the related Purchased Asset Documents have been deposited, and there are no deficiencies with regard thereto (subject to any applicable notice and cure period).  All of Seller’s interest in such escrows and deposits will be conveyed by Seller to Buyer hereunder.

45.                               Each Mortgagor with respect to a Purchased Asset is an entity whose organizational documents or related Purchased Asset Documents provide that it is, and at least so long as the Purchased Asset is outstanding will continue to be, a Single Purpose Entity.  Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Senior Mortgage Loan with a principal balance as of the Purchase Date in excess of $5,000,000 provide that the Mortgagor is a Single Purpose Entity, and each Senior Mortgage Loan with a principal balance as of the Purchase Date of $25,000,000 or more has a counsel’s opinion regarding non-consolidation of the Mortgagor.  For this purpose, “Single Purpose Entity” shall mean a Person, other than an individual, whose organizational documents provide that it shall engage solely in the business of owning and operating the Underlying Mortgaged Property and that does not engage in any business unrelated to such property and the financing thereof, does not have any assets other than those related to its interest in the Underlying Mortgaged Property or the financing thereof or any indebtedness other than as permitted by the related Mortgage or other Purchased Asset Documents, and the organizational documents of which require that it have its own separate books and records and its own accounts, in each case that are separate and apart from the books and records and accounts of any other Person, except as permitted by the related Mortgage or other Purchased Asset Documents, and that it holds itself out as a legal entity, separate and apart from any other person or entity.

46.                               The gross proceeds of each Purchased Asset to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Purchased Asset and either: (a) such Purchased Asset is secured by an interest in real property having a fair market value (i) at the date the Purchased Asset was originated at least equal to 80% of the original principal balance of the Purchased Asset or (ii) at the Purchase Date at least equal to 80% of the original principal balance of the Purchased Asset on such date; provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Purchased Asset and (B) a proportionate amount of any lien that is in parity with the Purchased Asset (unless such other lien secures a Purchased Asset that is cross-collateralized with such Purchased Asset, in which event the computation described in sub-clauses (a)(i) and (a)(ii) of this clause (46) shall be made on a pro rata basis in accordance with the fair market values of the Mortgaged Properties securing such cross-collateralized Purchased Asset); or (b) substantially all the proceeds of such Purchased Asset were used to acquire, improve or protect the real property that served as the only security for such Purchased Asset (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Article 1.860G-2(a)(1)(ii)).  If the Purchased Asset was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Article 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Purchased Asset or (y) satisfies the provisions of either sub-clause (a)(i) above (substituting the date on the last such modification for the date the Purchased Asset was originated) or sub-clause (a)(ii), including the proviso thereto.  The Purchased Asset is a “qualified mortgage” within the meaning of Article 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations Article 1.860G-2(f)(2)).  Any prepayment premium and yield maintenance charges applicable to the Purchased Asset constitute “customary prepayment penalties” within the meaning of Treasury Regulations Article 1.860G-1(b)(2).

47.                               Each of the Purchased Assets contain a “due on sale” clause, which provides for the acceleration of the payment of the unpaid principal balance of the Purchased Asset (or in the case of a Participation Interest, of the related mortgage loan) if, without the prior written consent of the holder of the Purchased Asset (or in the case of an A-note or a Participation Interest, of the holder of title to the Underlying Mortgage Loan), the property subject to the Mortgage, or any controlling interest therein, is directly or indirectly transferred or sold (except that it may provide for transfers by devise, descent or operation of law upon the death of a member, manager, general partner or shareholder of a Mortgagor and that it may provide for assignments subject to the Purchased Asset holder’s approval of transferee, transfers to affiliates, transfers to family members for estate planning purposes, transfers among existing members, partners or shareholders in Mortgagors or transfers of passive interests so long as the key principals or general partner retains control).  The Purchased Asset Documents contain a “due on encumbrance” clause, which provides for the acceleration of the payment of the unpaid principal balance of the Purchased Asset if the property subject to the Mortgage or any controlling interest in the Mortgagor is further pledged or encumbered, unless the prior written consent of the holder of the Purchased Asset is obtained (except that it may provide for assignments subject to the Purchased Asset holder’s approval of transferee, transfers to affiliates or transfers of passive interests so long as the key principals or general partner retains control).  As of the Purchase Date, Seller holds no preferred equity interest in any Mortgagor and Seller holds no mezzanine debt related to such Underlying Mortgaged Property.

48.                               Each Purchased Asset containing provisions for defeasance of mortgage collateral requires either (a) the prior written consent of, and compliance with the conditions set by, the holder of the Purchased Asset to any defeasance, or (b)(i) the replacement collateral consist of U.S. “government securities,” within the meaning of Treasury Regulations Article 1.860 G-2(a)(8)(i), in an amount sufficient to make all scheduled payments under the Mortgage Note when due (up to the maturity date for the related Purchased Asset, the Anticipated Repayment Date for ARD Loans or the date on which the Mortgagor may prepay the related Purchased Asset without payment of any prepayment penalty); (ii) the loan may be assumed by a Single Purpose Entity approved by the holder of the Purchased Asset; (iii) counsel provide an opinion that the trustee has a perfected security interest in such collateral prior to any other claim or interest; and (iv) such other documents and certifications as the mortgagee may reasonably require, which may include, without limitation, (A) a certification that the purpose of the defeasance is to facilitate the disposition of the mortgaged real property or any other customary commercial transaction and not to be part of an arrangement to collateralize a REMIC offering with obligations that are not real estate mortgages and (B) a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note when due.  Each Purchased Asset containing provisions for defeasance provides that, in addition to any cost associated with defeasance, the related Mortgagor shall pay, as of the date the mortgage collateral is defeased, all scheduled and accrued interest and principal due as well as an amount sufficient to defease in full the Purchased Asset.  In addition, if the related Purchased Asset permits defeasance, then the mortgage loan documents provide that the related Mortgagor shall (x) pay all reasonable fees associated with the defeasance of the Purchased Asset and all other reasonable expenses associated with the defeasance, or (y) provide all opinions required under the related Purchased Asset Documents, including a REMIC opinion, and any applicable rating agency letters confirming that no downgrade or qualification shall occur as a result of the defeasance.

49.                               In the event that a Purchased Asset is secured by more than one Underlying Mortgaged Property, then, in connection with a release of less than all of such Mortgaged Properties, an Underlying Mortgaged Property may not be released as collateral for the related Purchased Asset unless, in connection with such release, an amount equal to not less than 115% of the Allocated Loan Amount for such Underlying Mortgaged Property is prepaid or, in the case of a defeasance, an amount equal to 115% of the Allocated Loan Amount is defeased through the deposit of replacement collateral (as contemplated in clause (48) hereof) sufficient to make all scheduled payments with respect to such defeased amount, or such release is otherwise in accordance with the terms of the Purchased Asset Documents.

50.                               Each Underlying Mortgaged Property is owned in fee by the related Mortgagor, with the exception of (i) Mortgaged Properties that are secured in whole or in a part by a Ground Lease and (ii) out-parcels, and is used and occupied for commercial or multifamily residential purposes in accordance with applicable law.

51.                               If any letter of credit was issued and is outstanding in connection with such Purchased Asset, Seller has delivered to Buyer the original of such letter of credit, together with any modifications, amendments or endorsements necessary to permit Buyer to draw upon such letter of credit.

52.                               Neither Seller nor any affiliate thereof has any obligation to make any capital contributions to the related Mortgagor under the Purchased Asset.  The Purchased Asset was not originated for the sole purpose of financing the construction of incomplete improvements on the Underlying Mortgaged Property.

53.                               If the related Mortgage or other Purchased Asset Documents provide for a grace period for delinquent monthly payments, such grace period is no longer than ten (10) days from the applicable payment date.

54.                               The following statements are true with respect to the Underlying Mortgaged Property: (a) the Underlying Mortgaged Property is located on or adjacent to a dedicated road or has access to an irrevocable easement permitting ingress and egress and (b) the Underlying

Mortgaged Property is served by public or private utilities, water and sewer (or septic facilities) and otherwise appropriate for the use in which the Underlying Mortgaged Property is currently being utilized.

55.                               None of the Purchased Asset Documents contain any provision that expressly excuses the related borrower from obtaining and maintaining insurance coverage for acts of terrorism and, in circumstances where terrorism insurance is not expressly required, the mortgagee is not prohibited from requesting that the related borrower maintain such insurance, in each case, to the extent such insurance coverage is generally available for like properties in such jurisdictions at commercially reasonable rates. Each Underlying Mortgaged Property is insured by an “all-risk” casualty insurance policy that does not contain an express exclusion for (or, alternatively, is covered by a separate policy that insures against property damage resulting from) acts of terrorism.

56.                               An Appraisal of the Underlying Mortgaged Property was conducted in connection with the origination of such Purchased Asset (or in the case of a Participation Interest, the date of origination of the Underlying Mortgage Loan), and such Appraisal satisfied the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Purchased Asset (or in the case of a Participation Interest, the Underlying Mortgage Loan) was originated.  The appraisal date is within six (6) months prior to the Senior Mortgage Loan origination date, and within twelve (12) months prior to the Purchase Date. The Appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to Seller’s Knowledge, had no interest, direct or indirect, in the Underlying Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Senior Mortgage Loan. Each appraiser has represented in such Appraisal or in a supplemental letter that the Appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

57.                               [Reserved.]

58.                               [Reserved.]

59.                               The Senior Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Senior Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Senior Mortgage Loan and (B) either: (a) such Senior Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Senior Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Senior Mortgage Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Senior Mortgage Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Senior

Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Senior Mortgage Loan; or (b) substantially all of the proceeds of such Senior Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Senior Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Senior Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Senior Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Senior Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Senior Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2).  All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

60.                               Seller has obtained a rent roll other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within one hundred eighty (180) days of the date of origination of the related Senior Mortgage Loan. Seller has obtained operating histories with respect to each Underlying Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within one hundred eighty (180) days of the date of origination of the related Senior Mortgage Loan. The operating histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Underlying Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for Mortgaged Properties acquired with the proceeds of a Senior Mortgage Loan, operating histories may not have been available.

61.                               Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 20% or greater direct ownership share (i.e., the “Major Sponsors”).  Each originator (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least ten (10) years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least ten (10) years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last ten (10) years (clauses (1) and (2) above, collectively, the “Sponsor Diligence”).  Based solely on searches of the public records or services such as Lexis/Nexis or a similar service performed by Seller and the Sponsor Diligence, to the Knowledge of Seller, no

Mortgagor, Major Sponsor or guarantor (i) was a debtor in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony within the five (5) years prior to origination of the Purchased Asset.

62.                               With respect to each Senior Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Seller reviewed an estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Mortgage Loan, and to the Seller’s Knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property, the Seller has received lease estoppels executed within 90 days of the origination date of the related Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Underlying Mortgaged Property. To the Seller’s knowledge, each lease with respect to the Underlying Mortgaged Property is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

63.                               Such Senior Mortgage Loan is not cross-collateralized or cross-defaulted with any other Asset that is not subject to a Transaction.

64.                               [Reserved.]

65.                               Seller and each originator has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination and/or acquisition of the Senior Mortgage Loan.

Defined Terms

As used in this Exhibit:

The term “Allocated Loan Amount” shall mean, for each Underlying Mortgaged Property, the portion of principal of the related Purchased Asset allocated to such Mortgaged Property for certain purposes (including determining the release prices of properties, if permitted) under such Purchased Asset as set forth in the related loan documents.  There can be no assurance, and it is unlikely, that the Allocated Loan Amounts represent the current values of individual Mortgaged Properties, the price at which an individual Underlying Mortgaged Property could be sold in the future to a willing buyer or the replacement cost of the Mortgaged Properties.

The term “Anticipated Repayment Date” shall mean, with respect to any Purchased Asset that is indicated on the Purchased Asset Schedule as having a Revised Rate, the date upon which such Purchased Asset commences accruing interest at such Revised Rate.

The term “Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.

The term “ARD Loan” shall mean any Purchased Asset that provides that if the unamortized principal balance thereof is not repaid on its Anticipated Repayment Date, such Purchased Asset will accrue Excess Interest at the rate specified in the related Mortgage Note and the Mortgagor is required to apply excess monthly cash flow generated by the Underlying Mortgaged Property to the repayment of the outstanding principal balance on such Purchased Asset.

The term “Environmental Site Assessment” shall mean a Phase I environmental report meeting the requirements of the American Society for Testing and Materials, and, if in accordance with customary industry standards a reasonable lender would require it, a Phase II environmental report, each prepared by a licensed third party professional experienced in environmental matters.

The term “Excess Cash Flow” shall mean the cash flow from the Underlying Mortgaged Property securing an ARD Loan after payments of interest (at the Mortgage Interest Rate) and principal (based on the amortization schedule), and (a) required payments for the tax and insurance fund and ground lease escrows fund, (b) required payments for the monthly debt service escrows, if any, (c) payments to any other required escrow funds and (d) payment of operating expenses pursuant to the terms of an annual budget approved by the servicer and discretionary (lender approved) capital expenditures.

The term “Excess Interest” shall mean any accrued and deferred interest on an ARD Loan in accordance with the following terms.  Commencing on the respective Anticipated Repayment Date each ARD Loan (pursuant to its existing terms or a unilateral option, as defined in Treasury Regulations under Article 1001 of the Code, in the Purchased Assets exercisable during the term of the Purchased Asset) generally will bear interest at a fixed rate (the “Revised Rate”) per annum equal to the Mortgage Interest Rate plus a percentage specified in the related Purchased Asset Documents.  Until the principal balance of each such Purchased Asset has been reduced to zero (pursuant to its existing terms or a unilateral option, as defined in Treasury Regulations under Article 1001 of the Code, in the Purchased Assets exercisable during the term of the mortgage loan), such Purchased Asset will only be required to pay interest at the Mortgage Interest Rate and the interest accrued at the excess of the related Revised Rate over the related Mortgage Interest Rate will be deferred (such accrued and deferred interest and interest thereon, if any, is “Excess Interest”).

The term “Mortgage Interest Rate” shall mean the fixed rate, or the formula applicable to determine the floating rate, of interest per annum that each Purchased Asset bears as of the Purchase Date.

The term “Permitted Encumbrances” shall mean:

I.                                        the lien of current real property taxes, water charges, sewer rents and assessments not yet delinquent or accruing interest or penalties;

II.                                   covenants, conditions and restrictions, rights of way, easements and other matters of public record acceptable to mortgage lending institutions generally and referred to in the related mortgagee’s title insurance policy;

III.                              other matters to which like properties are commonly subject and which are acceptable to mortgage lending institutions generally, and

IV.                               the rights of tenants, as tenants only, whether under ground leases or space leases at the Underlying Mortgaged Property that together do not materially and adversely affect the related Mortgagor’s ability to timely make payments on the related Purchased Asset, which do not materially interfere with the benefits of the security intended to be provided by the related Mortgage or the use, for the use currently being made, the operation as currently being operated, enjoyment, value or marketability of such Underlying Mortgaged Property, provided, however, that, for the avoidance of doubt, Permitted Encumbrances shall exclude all pari passu, second, junior and subordinated mortgages but shall not exclude mortgages that secure Purchased Assets that are cross-collateralized with other Purchased Assets.

The term “Revised Rate” shall mean, with respect to those Purchased Assets on the Purchased Asset Schedule indicated as having a revised rate, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Purchased Asset, as calculated and as set forth in the related Purchased Asset.

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET THAT IS A
JUNIOR MORTGAGE LOAN

1.                                      The representations and warranties set forth in this Exhibit VI regarding the Senior Mortgage Loan to which the Purchased Asset is related shall be deemed incorporated herein with respect to each such Purchased Asset.

2.                                      The information pertaining to each Purchased Asset set forth on the Purchased Asset Schedule is true and correct in all material respects as of the Purchase Date.  Seller has delivered to Buyer a true, correct and complete copy of all related Purchased Asset Documents, which have not been amended, modified, supplemented or restated since the related date of origination except as such amendment, modification, supplement or restatement has been delivered to Buyer prior to the Purchase Date and, in the case of any Significant Modification occurring on or after the related Purchase Date, with respect to which Buyer has provided prior written consent.

3.                                      There exists no material default, breach, violation or event of acceleration (and no event that, with the passage of time or the giving of notice, or both, would constitute any of the foregoing) under the documents evidencing or securing the Purchased Asset, in any such case to the extent the same materially and adversely affects the value of the Purchased Asset and the related underlying real property.

4.                                      Except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, neither the Purchased Asset nor any of the related Purchased Asset Documents is subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of any such Purchased Asset Documents, or the exercise (in compliance with procedures permitted under applicable law) of any right thereunder, render any Purchased Asset Documents subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury (subject to anti-deficiency or one form of action laws and to bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)), and no such right of rescission, set-off, abatement, diminution, valid counterclaim or defense has been asserted with respect thereto.

5.                                      The Purchased Asset Documents have been duly and properly executed by the originator of the Purchased Asset, and each is the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  The Purchased Asset is not usurious.

6.                                      The terms of the related Purchased Asset Documents have not been impaired, waived, altered or modified in any material respect (other than by a written instrument that is included in the related Purchased Asset File delivered to Buyer prior to the Purchase Date).

7.                                      The assignment of the Purchased Asset constitutes the legal, valid and binding assignment of such Purchased Asset from Seller to or for the benefit of Buyer enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

8.                                      [Reserved].

9.                                      The servicing and collection practices used by Seller and each originator that is an Affiliate of Seller in respect of each Purchased Asset comply in all material respects with all applicable local, state and federal laws, and regulations and Seller and each originator that is an Affiliate of Seller has complied with all material requirements pertaining to the origination, funding and servicing of the Purchased Assets, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a Material Adverse Effect on the Purchased Asset.

10.                               Each recordable Purchased Asset Document or related assignment thereof delivered by Seller to Buyer in connection with such Purchased Asset is in form and substance acceptable for recording in the applicable jurisdiction.

11.                               As of the Purchase Date, there is no payment default that has existed for more than ten (10) days, and there is no other material default under any of the related Purchased Asset Documents, giving effect to any applicable notice and/or grace period; no such material default or breach has been waived by Seller or on its behalf or, by Seller’s predecessors in interest with respect to the Purchased Assets; and no event has occurred that, with the passing of time or giving of notice would constitute a material default or breach; provided, however, that the representations and warranties set forth in this sentence do not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of any subject matter otherwise covered by any other representation or warranty made by Seller in this Exhibit VI.  No Purchased Asset has been accelerated and no foreclosure or power of sale proceeding has been initiated in respect of the related Mortgage.  Seller has not waived any material claims against the related Mortgagor under any non-recourse exceptions contained in the Mortgage Note.

12.                               No Purchased Asset has been satisfied, canceled, subordinated (except to the senior mortgage loan from which the Purchased Asset is derived), released or rescinded, in whole or in part, and the related Mortgagor has not been released, in whole or in part, from its obligations under any related Purchased Asset Document.

13.                               [Reserved.]

14.                               [Reserved.]

15.                               The Senior Mortgage Loan to which the Purchased Asset relates is also a Purchased Asset.

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET THAT IS A
PARTICIPATION INTEREST

1.                                      The representations and warranties set forth in this Exhibit VI regarding Senior Mortgage Loans shall be deemed incorporated herein with respect to each Underlying Mortgage Loan related to the Purchased Asset.

2.                                      The information set forth in the Purchased Asset Schedule is complete, true and correct in all material respects.  Seller has delivered to Buyer a true, correct and complete copy of all related Purchased Asset Documents, which have not been amended, modified, supplemented or restated since the related date of origination except as such amendment, modification, supplement or restatement has been delivered to Buyer prior to the Purchase Date and, in the case of any Significant Modification occurring on or after the related Purchase Date, with respect to which Buyer has provided prior written consent.

3.                                      There exists no material default, breach, violation or event of acceleration (and no event that, with the passage of time or the giving of notice, or both, would constitute any of the foregoing) under the documents evidencing or securing the Purchased Asset, in any such case to the extent the same materially and adversely affects the value of the Purchased Asset and the related underlying real property.

4.                                      Except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, neither the Purchased Asset nor any of the related Purchased Asset Documents is subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of any such Purchased Asset Documents, or the exercise (in compliance with procedures permitted under applicable law) of any right thereunder, render any Purchased Asset Documents subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury (subject to anti-deficiency or one form of action laws and to bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)), and no such right of rescission, set-off, abatement, diminution, valid counterclaim or defense has been asserted with respect thereto.

5.                                      The Purchased Asset Documents have been duly and properly executed by the originator of the Purchased Asset, and each is the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  The Purchased Asset is not usurious.

6.                                      The terms of the related Purchased Asset Documents have not been impaired, waived, altered or modified in any material respect (other than by a written instrument that is included in the related Purchased Asset File delivered to Buyer prior to the Purchase Date).

7.                                      The assignment of the Purchased Asset constitutes the legal, valid and binding assignment of such Purchased Asset from Seller to or for the benefit of Buyer enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

8.                                      [Reserved].

9.                                      The servicing and collection practices used by Seller and each originator that is an Affiliate of Seller in respect of each Purchased Asset comply in all material respects with all applicable local, state and federal laws, and regulations and Seller and each originator that is an Affiliate of Seller has complied with all material requirements pertaining to the origination, funding and servicing of the Purchased Assets, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a Material Adverse Effect on the Purchased Asset.

10.                               Each recordable Purchased Asset Document or related assignment thereof delivered by Seller to Buyer in connection with such Purchased Asset is in form and substance acceptable for recording in the applicable jurisdiction.

11.                               As of the Purchase Date, there is no payment default that has existed for more than ten (10) days, and there is no other material default under any of the related Purchased Asset Documents, giving effect to any applicable notice and/or grace period; no such material default or breach has been waived by Seller or on its behalf or by Seller’s predecessors in interest with respect to the Purchased Assets; and no event has occurred that, with the passing of time or giving of notice would constitute a material default or breach; provided, however, that the representations and warranties set forth in this sentence do not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of any subject matter otherwise covered by any other representation or warranty made by Seller in this Exhibit VI.  No Purchased Asset has been accelerated and no foreclosure or power of sale proceeding has been initiated in respect of the related Mortgage.  Seller has not waived any material claims against the related Mortgagor under any non-recourse exceptions contained in the Mortgage Note.

12.                               No Purchased Asset has been satisfied, canceled, subordinated (except to the senior mortgage loan from which the Purchased Asset is derived), released or rescinded, in whole or in part, and the related Mortgagor has not been released, in whole or in part, from its obligations under any related Purchased Asset Document except pursuant to a document delivered to Buyer prior to the Purchase Date and, in the case of any Significant Modification occurring on or after the related Purchase Date, with respect to which Buyer has provided prior written consent.

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET THAT IS A
MEZZANINE LOAN

1.                                      The representations and warranties set forth in this Exhibit VI regarding Senior Mortgage Loans shall be deemed incorporated herein in respect of each Underlying Mortgage Loan related to the Purchased Asset.

2.                                      If the Purchased Asset is a Related Mezzanine Loan, the Underlying Mortgage Loan to which the Purchased Asset relates is also a Purchased Asset.

3.                                      The Mezzanine Loan is a performing mezzanine loan secured by a pledge of all of the Capital Stock of a Mortgagor on a performing Underlying Mortgage Loan that owns income producing commercial real estate.

4.                                      As of the Purchase Date, such Mezzanine Loan complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Mezzanine Loan.

5.                                      At the time of the assignment of such Mezzanine Loan to Buyer, Seller had good and marketable title to and was the sole owner and holder of, each such Mezzanine Loan, free and clear of any pledge, lien, encumbrance or security interest and such assignment validly and effectively transfers and conveys all legal and beneficial ownership of the Mezzanine Loan to Buyer free and clear of any pledge, lien, charge, encumbrance, participation or security interest, any other ownership interests and other interests on, in or to such Mezzanine Loan.  Seller has full right and authority to sell, assign and transfer each Mezzanine Loan, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Mezzanine Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mezzanine Loan subject to the rights and obligations of Seller pursuant to the Agreement.

6.                                      No fraudulent acts were committed by Seller in connection with its acquisition or origination of such Mezzanine Loan nor were any fraudulent acts committed by any Person in connection with the origination of such Mezzanine Loan.

7.                                      All information pertaining to each Purchased Asset set forth on the Purchased Asset Schedule in respect of such Mezzanine Loan and the Underlying Mortgage Loan related thereto is accurate and complete in all material respects.  Seller has delivered to Buyer a true, correct and complete copy of all related Purchased Asset Documents, which have not been amended, modified, supplemented or restated since the related date of origination except as such amendment, modification, supplement or restatement has been delivered to Buyer prior to the Purchase Date and, in the case of any Significant Modification occurring on or after the related Purchase Date, with respect to which Buyer has provided prior written consent.

8.                                      Each recordable Purchased Asset Document or related assignment thereof delivered by Seller to Buyer in connection with such Purchased Asset is in form and substance acceptable for recording in the applicable jurisdiction.

9.                                      Such Mezzanine Loan and the related Underlying Mortgage Loan are presently outstanding, the proceeds thereof have been fully and properly disbursed and, except for amounts held in escrow by Seller, there is no requirement for any future advances thereunder.

10.                               Seller has full right, power and authority to sell and assign such Mezzanine Loan and such Mezzanine Loan or any related Mezzanine Note has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

11.                               Other than consents and approvals obtained as of the related Purchase Date or those already granted in the documentation governing such Mezzanine Loan (the “Mezzanine Loan Documents”), no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Mezzanine Loan, for Buyer’s exercise of any rights or remedies in respect of such Mezzanine Loan or for Buyer’s sale, pledge or other disposition of such Mezzanine Loan.  No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

12.                               The Mezzanine Collateral is a pledge of equity ownership interests in the related borrower under the Underlying Mortgage Loan or a direct or indirect owner of the related borrower and the security interest created thereby has been fully perfected in favor of Seller as lender under the Mezzanine Loan.

13.                               The owner of the Underlying Mortgaged Property (the “Underlying Property Owner”) has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with requisite power and authority to own its assets and to transact the business in which it is now engaged, the sole purpose of the Underlying Property Owner under its organizational documents is to own, finance, sell or otherwise manage the related Underlying Mortgaged Property and to engage in any and all activities related or incidental thereto, and the Underlying Mortgaged Property constitutes the sole assets of the Underlying Property Owner.

14.                               The Underlying Property Owner has good and marketable title to the Underlying Mortgaged Property, no claims under the title policies insuring the Underlying Property Owner’s title to the Underlying Mortgaged Property have been made.

15.                               [Reserved].

16.                               The Mezzanine Loan Documents provide for the acceleration of the payment of the unpaid principal balance of the Mezzanine Loan if (i) the related borrower voluntarily transfers or encumbers all or any portion of any related Mezzanine Collateral, or (ii) any direct or indirect interest in the related borrower is voluntarily transferred or assigned, other than, in each case, as permitted under the terms and conditions of the related loan documents.

17.                               Pursuant to the terms of the Mezzanine Loan Documents: (a) no material terms of any related Underlying Mortgage Loan may be waived, canceled, subordinated or modified in any material respect and no material portion of such Mortgage or the Underlying Mortgaged Property may be released without the consent of the holder of the Mezzanine Loan; (b) no material action may be taken by the Underlying Property Owner with respect to the Underlying Mortgaged Property without the consent of the holder of the Mezzanine Loan; (c) the holder of the Mezzanine Loan is entitled to approve the budget of the Underlying Property Owner as it relates to the Underlying Mortgaged Property; and (d) the holder of the Mezzanine Loan’s consent is required prior to the Underlying Property Owner incurring any additional indebtedness.

18.                               There is no payment default that has existed for more than ten (10) days, and there is no other material default under any of the related Purchased Asset Documents, giving effect to any applicable notice and/or grace period; no such material default or breach has been waived by Seller or on its behalf or, by Seller’s predecessors in interest with respect to the Purchased Assets; and no event has occurred that, with the passing of time or giving of notice would constitute a material default or breach under the related Purchased Asset Documents that would materially and adversely affect the value of the Purchased Asset.  No Purchased Asset has been accelerated and no foreclosure or power of sale proceeding has been initiated in respect of the related Mezzanine Collateral.  Seller has not waived any material claims against the related mezzanine borrower under any non-recourse exceptions contained in the Mezzanine Note.

19.                               No default or event of default has occurred under any agreement pertaining to any lien or other interest that ranks pari passu with or senior to the interests of the holder of such Mezzanine Loan or with respect to any Underlying Mortgage Loan in respect of the related Underlying Mortgaged Property and there is no provision in any agreement related to any such lien, interest or loan which would provide for any increase in the principal amount of any such lien, other interest or loan.

20.                               Seller’s security interest in the Mezzanine Loan is covered by a UCC-9 insurance policy (the “UCC-9 Policy”) in the maximum principal amount of the Mezzanine Loan insuring that the related pledge is a valid first priority lien on the collateral pledged in respect of such Mezzanine Loan (the “Mezzanine Collateral”), subject only to the exceptions stated therein (or a pro forma title policy or marked up title insurance commitment on which the required premium has been paid exists which evidences that such UCC-9 Policy will be issued), such UCC-9 Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, no material claims have been made thereunder and no claims have been paid thereunder, Seller has not done, by act or omission, anything that would materially impair the coverage under the UCC-9 Policy and as of the Purchase Date, the UCC-9 Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of Buyer without the consent of or notice to the insurer.

21.                               The Mezzanine Loan, and each party involved in the origination of the Mezzanine Loan, complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

22.                               Seller has delivered to Buyer or its designee the original promissory note made in respect of such Mezzanine Loan, together with an original assignment thereof executed by Seller in blank.

23.                               Seller has not received any written notice that the Mezzanine Loan may be subject to reduction or disallowance for any reason, including without limitation, any setoff, right of recoupment, defense, counterclaim or impairment of any kind.

24.                               Seller has no obligation to make loans to (except as specified in the related Confirmation), make guarantees on behalf of, or otherwise extend credit to, or make any of the foregoing for the benefit of, the Mezzanine Borrower or any other person under or in connection with the Mezzanine Loan.

25.                               The servicing and collection practices used by the servicer of the Mezzanine Loan, and the origination practices of the related originator, have been in all respects legal, proper and prudent and have met customary industry standards by prudent institutional commercial mezzanine lenders and mezzanine loan servicers except to the extent that, in connection with its origination, such standards were modified as reflected in the documentation delivered to Buyer.

26.                               If applicable, the ground lessor consented to and acknowledged that (i) the Mezzanine Loan is permitted / approved, (ii) any foreclosure of the Mezzanine Loan and related change in ownership of the ground lessee will not require the consent of the ground lessor or constitute a default under the ground lease, (iii) copies of default notices would be sent to Mezzanine Lender and (iv) it would accept cure from Mezzanine Lender on behalf of the ground lessee.

27.                               To the extent Buyer was granted a security interest with respect to the Mezzanine Loan, such interest (i) was given for due consideration, (ii) has attached, (iii) is perfected, (iv) is a first priority Lien, and (v) has been appropriately assigned to Buyer by the Underlying Property Owner.

28.                               No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority is required for any transfer or assignment by the holder of such Mezzanine Loan.

29.                               Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Mezzanine Loan is or may become obligated.

30.                               [Reserved.]

31.                               All real estate taxes and governmental assessments, or installments thereof, which would be a lien on any related Underlying Mortgaged Property and that prior to the Purchase

Date for the related Purchased Asset have become delinquent in respect of such Underlying Mortgaged Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established.  For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

32.                               [Reserved.]

33.                               The fire and casualty insurance policy covering the Underlying Mortgaged Property (i) affords (and will afford) sufficient insurance against fire and other risks as are usually insured against in the broad form of extended coverage insurance from time-to-time available, as well as insurance against flood hazards if the Underlying Mortgaged Property is located in an area identified by FEMA as having special flood hazards, (ii) is a standard policy of insurance for the locale where the Underlying Mortgaged Property is located, is in full force and effect, and the amount of the insurance is in the amount of the full insurable value of the Underlying Mortgaged Property on a replacement cost basis or the unpaid balance of the related Mortgage Loan, whichever is less, (iii) names (and will name) the present owner of the Underlying Mortgaged Property as the insured, and (iv) contains a standard mortgagee loss payable clause in favor of Seller.

34.                               As of the Purchase Date of the Mezzanine Loan, all insurance coverage required under the Mezzanine Loan Documents and/or the Underlying Mortgage Loan related to the Underlying Mortgaged Property, which insurance covered such risks as were customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Underlying Mortgaged Property in the jurisdiction in which such Underlying Mortgaged Property is located, and with respect to a fire and extended perils insurance policy, is in an amount (subject to a customary deductible) at least equal to the lesser of (i) the replacement cost of improvements located on such Underlying Mortgaged Property, or (ii) the outstanding principal balance of the Underlying Mortgage Loan, and in any event, the amount necessary to prevent operation of any co-insurance provisions; and, except if such Underlying Mortgaged Property is operated as a mobile home park, is also covered by business interruption or rental loss insurance, in an amount at least equal to 12 months of operations of the related Underlying Mortgaged Property, all of which was in full force and effect with respect to each related Underlying Mortgaged Property; and, as of the Purchase Date for the related Purchased Asset, all insurance coverage required under the Mezzanine Loan Documents and/or any Underlying Mortgage Loan related to the Underlying Mortgaged Property, which insurance covers such risks and is in such amounts as are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Underlying Mortgaged Property in the jurisdiction in which such Underlying Mortgaged Property is located, is in full force and effect with respect to each related Underlying Mortgaged Property; all premiums due and payable through the Purchase Date for the related Purchased Asset have been paid; and no notice of termination or cancellation with respect to any such insurance policy has been received by Seller; and except for certain amounts not greater than amounts which would be considered prudent by an institutional commercial and/or multifamily mortgage lender with respect to a similar mortgage loan and which are set forth in the Mezzanine Loan Documents and/or any Underlying Mortgage Loan related to the Underlying Mortgaged Property, any insurance proceeds in respect of a casualty loss, will be applied either (i) to the repair or restoration of all or part of the related Underlying Mortgaged Property or (ii) the reduction of the outstanding principal balance of the Underlying Mortgage Loan, subject in either case to requirements with respect to leases at the related Underlying Mortgaged Property and to other exceptions customarily provided for by prudent institutional lenders for similar loans.  The Underlying Mortgaged Property is also covered by comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Underlying Mortgaged Property, in an amount customarily required by prudent institutional lenders.  An architectural or engineering consultant has performed an analysis of the Underlying Mortgaged Properties located in seismic zone 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Underlying Mortgaged Property in the event of an earthquake.  In such instance, the PML was based on a 475 year lookback with a 10% probability of exceedance in a 50 year period.  If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Underlying Mortgaged Property was obtained by an insurer rated at least A-:V by A.M. Best Company or “BBB-” (or the equivalent) from S&P and Fitch or “Baa3” (or the equivalent) from Moody’s.  If the Underlying Mortgaged Property is located in Florida or within 25 miles of the coast of Texas, Louisiana, Mississippi, Alabama, Georgia, North Carolina or South Carolina such Underlying Mortgaged Property is insured by windstorm insurance in an amount at least equal to the lesser of (i) the outstanding principal balance of such Underlying Mortgage Loan and (ii) 100% of the full insurable value, or 100% of the replacement cost, of the improvements located on the related Underlying Mortgaged Property.

35.                               The insurance policies contain a standard Mortgagee clause naming the Mortgagee, its successors and assigns as loss payee, in the case of a property insurance policy, and additional insured in the case of a liability insurance policy and provide that they are not terminable without 30 days prior written notice to the Mortgagee (or, with respect to non-payment, 10 days prior written notice to the Mortgagee) or such lesser period as prescribed by applicable law.  Each Mortgage requires that the Mortgagor under the related Underlying Mortgage Loan maintain insurance as described above or permits the Mortgagee to require insurance as described above, and permits the Mortgagee to purchase such insurance at the Mortgagor’s expense if Mortgagor fails to do so.

36.                               There is no material and adverse environmental condition or circumstance affecting the Underlying Mortgaged Property; there is no material violation of any applicable Environmental Law with respect to the Underlying Mortgaged Property; neither Seller nor the Underlying Property Owner has taken any actions which would cause the Underlying Mortgaged Property not to be in compliance with all applicable Environmental Laws; the loan documents relating to the Underlying Mortgage Loan require the borrower to comply with all Environmental Laws; and each Mortgagor has agreed to indemnify the Mortgagee for any losses resulting from any material, adverse environmental condition or failure of the Mortgagor to abide by such Environmental Laws or has provided environmental insurance.

37.                               No borrower under the Mezzanine Loan nor any Mortgagor under any Underlying Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

38.                               Each related Underlying Mortgaged Property was inspected by or on behalf of the related originator or an affiliate during the 12 month period prior to the related origination date.

39.                               To Seller’s Knowledge, there are no material violations of any applicable zoning ordinances, building codes and land laws applicable to the Underlying Mortgaged Property or the use and occupancy thereof which (i) are not insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy or (ii) would have a material adverse effect on the value, operation or net operating income of the Underlying Mortgaged Property.  The Purchased Asset Documents and the loan documents relating to the Underlying Mortgage Loan require the Underlying Mortgaged Property to comply with all applicable laws and ordinances.

40.                               [Reserved.]

41.                               As of the Purchase Date for the related Purchased Asset, there was no pending action, suit or proceeding, or governmental investigation of which Seller, the Mezzanine Borrower or the Underlying Property Owner has received notice, against the Mortgagor under the related Underlying Mortgage Loan or the related Underlying Mortgaged Property the adverse outcome of which could reasonably be expected to materially and adversely affect the Mezzanine Loan or the Underlying Mortgage Loan.

42.                               [Reserved.]

43.                               Except for Mortgagors under Underlying Mortgage Loans the Underlying Mortgaged Property with respect to which includes a Ground Lease, the related Mortgagor (or its affiliate) has title in the fee simple interest in each related Underlying Mortgaged Property.

44.                               The related Underlying Mortgaged Property is not encumbered, and none of the Purchased Asset Documents or any loan documents relating to the Underlying Mortgage Loan permits the related Underlying Mortgaged Property to be encumbered subsequent to the Purchase Date of the related Purchased Asset without the prior written consent of the holder thereof, by any lien securing the payment of money junior to or of equal priority with, or superior to, the lien of the related Mortgage (other than Permitted Encumbrances).

45.                               Each related Underlying Mortgaged Property constitutes one or more complete separate tax lots (or the related Mortgagor has covenanted to obtain separate tax lots and a Person has indemnified the Mortgagee for any loss suffered in connection therewith or an escrow of funds in an amount sufficient to pay taxes resulting from a breach thereof has been established) or is subject to an endorsement under the related title insurance policy.

46.                               An Appraisal of the related Underlying Mortgaged Property was conducted in connection with the origination of the Underlying Mortgage Loan; and such Appraisal satisfied the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, as in effect on the date such Underlying Mortgage Loan was originated.

47.                               The related Underlying Mortgaged Property is served by public utilities, water and sewer (or septic facilities) and otherwise appropriate for the use in which the Underlying Mortgaged Property is currently being utilized.

48.                               With respect to each related Underlying Mortgaged Property consisting of a Ground Lease, Seller represents and warrants the following with respect to the related Ground Lease:

(i)                                     Such Ground Lease or a memorandum thereof has been or will be duly recorded no later than 30 days after the Purchase Date of the related Purchased Asset and such Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage or, if consent of the lessor thereunder is required, it has been obtained prior to the Purchase Date.

(ii)                                  Upon the foreclosure of the Underlying Mortgage Loan (or acceptance of a deed in lieu thereof), the Mortgagor’s interest in such Ground Lease is assignable to the Mortgagee under the leasehold estate and its assigns without the consent of the lessor thereunder (or, if any such consent is required, it has been obtained prior to the Purchase Date).

(iii)                               Such Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of the Mortgagee and any such action without such consent is not binding on the Mortgagee, its successors or assigns, except termination or cancellation if (i) an event of default occurs under the Ground Lease, (ii) notice thereof is provided to the Mortgagee and (iii) such default is curable by the Mortgagee as provided in the Ground Lease but remains uncured beyond the applicable cure period.

(iv)                              Such Ground Lease is in full force and effect, there is no material default under such Ground Lease, and there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default under such Ground Lease.

(v)                                 The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give notice of any default by the lessee to the Mortgagee.  The Ground Lease or ancillary agreement further provides that no notice given is effective against the Mortgagee unless a copy has been given to the Mortgagee in a manner described in the Ground Lease or ancillary agreement.

(vi)                              The Ground Lease (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, subject, however, to only the Title Exceptions or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Underlying Mortgaged Property is subject.

(vii)                           A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease) to cure any curable default under such Ground Lease before the lessor thereunder may terminate such Ground Lease.

(viii)                        Such Ground Lease has an original term (together with any extension options, whether or not currently exercised, set forth therein all of which can be exercised by the Mortgagee if the Mortgagee acquires the lessee’s rights under the Ground Lease) that extends not less than 20 years beyond the stated maturity date.

(ix)                              Under the terms of such Ground Lease, any estoppel or consent letter received by the Mortgagee from the lessor, and the related Mortgage, taken together, any related insurance proceeds or condemnation award (other than in respect of a total or substantially total loss or taking) will be applied either to the repair or restoration of all or part of the related Underlying Mortgaged Property, with the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment or defeasance of the outstanding principal balance of the Underlying Mortgage Loan, together with any accrued interest (except in cases where a different allocation would not be viewed as commercially unreasonable by any commercial mortgage lender, taking into account the relative duration of the Ground Lease and the related Mortgage and the ratio of the market value of the related Underlying Mortgaged Property to the outstanding principal balance of such Underlying Mortgage Loan).

(x)                                 The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial lender.

(xi)                              The ground lessor under such Ground Lease is required to enter into a new lease upon termination of the Ground Lease for any reason, including the rejection of the Ground Lease in bankruptcy.

49.                               The assignment of the Purchased Asset constitutes the legal, valid and binding assignment of such Purchased Asset from Seller to or for the benefit of Buyer enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

EXHIBIT VII

ASSET INFORMATION

Loan ID #:
Borrower Name:
Borrower Address:
Borrower City:
Borrower State:
Borrower Zip Code:
Recourse?
Guaranteed?
Related Borrower Name(s):
Original Principal Balance:
Note Date:
Loan Date:
Loan Type (e.g. fixed/arm):
Current Principal Balance:
Current Interest Rate (per annum):
Paid to date:
Annual P&I:
Next Payment due date:
Index (complete whether fixed or arm):
Gross Spread/Margin (complete whether fixed or arm):
Life Cap:
Life Floor:
Periodic Cap:
Periodic Floor:
Rounding Factor:
Lookback (in days):
Interest Calculation Method (e.g., Actual/360):
Interest rate adjustment frequency:
P&I payment frequency:
First P&I payment due:
First interest rate adjustment date:
First payment adjustment date:
Next interest rate adjustment date:
Next payment adjustment date:
Conversion Date:
Converted Interest Rate Index:
Converted Interest Rate Spread:
Maturity date:
Loan term:
Amortization term:

Hyper-Amortization Flag:
Hyper-Amortization Term:
Hyper-Amortization Rate Increase:
Balloon Amount:
Balloon LTV:
Prepayment Penalty Flag:
Prepayment Penalty Text:
Lockout Period:
Lien Position:
Fee/Leasehold:
Ground Lease Expiration Date:
CTL (Yes/No):
CTL Rating (Moody’s):
CTL Rating (Duff):
CTL Rating (S&P):
CTL Rating (Fitch):
Lease Guarantor:
CTL Lease Type (NNN, NN, Bondable):
Property Name:
Property Address:
Property City:
Property Zip Code:
Property Type (General):
Property Type (Specific):
Cross-collateralized (Yes/No)†:
Property Size:
Year built:
Year renovated:
Actual Average Occupancy:
Occupancy Rent Roll Date:
Underwritten Average Occupancy:
Largest Tenant:
Largest Tenant SF:
Largest Tenant Lease Expiration:
2nd Largest Tenant:
2nd Largest Tenant SF:
2nd Largest Tenant Lease Expiration:
3rd Largest Tenant:
3rd Largest Tenant SF:
3rd Largest Tenant Lease Expiration:
Underwritten Average Rental Rate/ADR:
Underwritten Vacancy/Credit Loss:

† If yes, give property information on each property covered and in aggregate as appropriate. Loan ID’s should be denoted with a suffix letter to signify loans/collateral.

Underwritten Other Income:
Underwritten Total Revenues:
Underwritten Replacement Reserves:
Underwritten Management Fees:
Underwritten Franchise Fees:
Underwritten Total Expenses:
Underwritten Leasing Commissions:
Underwritten Tenant Improvement Costs:
Underwritten NOI:
Underwritten NCF:
Underwritten Debt Service Constant:
Underwritten DSCR at NOI:
Underwritten DSCR at NCF:
Underwritten NOI Period End Date:
Hotel Franchise:
Hotel Franchise Expiration Date:
Appraiser Name:
Appraised Value:
Appraisal Date:
Appraisal Cap Rate:
Appraisal Discount Rate:
Underwritten LTV:
Environmental Report Preparer:
Environmental Report Date:
Environmental Report Issues:
Architectural and Engineering Report Preparer:
Architectural and Engineering Report Date:
Deferred Maintenance Amount:
Ongoing Replacement Reserve Requirement per A&E Report:
Immediate Repairs Escrow % (e.g. [ ]%):
Replacement Reserve Annual Deposit:
Replacement Reserve Balance:
Tenant Improvement/Leasing Commission Annual Deposits:
Tenant Improvement/Leasing Commission Balance:
Taxes paid through date:
Monthly Tax Escrow:
Tax Escrow Balance:
Insurance paid through date:
Monthly Insurance Escrow:
Insurance Escrow Balance:
Reserve/Escrow Balance as of Date:
Probable Maximum Loss %:
Covered by Earthquake Insurance (Yes/No):
Number of times 30 days late in last 12 months:
Number of times 60 days late in last 12 months:
Number of times 90 days late in last 12 months:
Servicing Fee:
Notes:

EXHIBIT VIII

PURCHASE AND ADDITIONAL ADVANCE PROCEDURES

(a)                                 Submission of Due Diligence Package.  No less than fifteen (15) Business Days prior to the proposed Purchase Date, Seller shall deliver to Buyer a due diligence package for Buyer’s review and approval, which shall contain the following items (the “Due Diligence Package”):

1.                                      Delivery of Purchased Asset Documents.  With respect to a New Asset that is a Pre-Existing Asset, each of the Purchased Asset Documents.

2.                                      Transaction-Specific Due Diligence Materials.  With respect to any New Asset, a summary memorandum outlining the proposed transaction, including potential transaction benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the proposed transaction that a reasonable buyer would consider material, together with the following due diligence information relating to the New Asset:

With respect to each Eligible Asset that is an Eligible Loan,

(i)                    the Asset Information and, if available, maps and photos;

(ii)                 a current rent roll and roll over schedule, if applicable;

(iii)              a cash flow pro-forma, plus historical information, if available;

(iv)             copies of appraisal, environmental, engineering and any other third-party reports; provided, that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Buyer, Seller shall deliver such items to Buyer promptly upon Seller’s receipt of such items;

(v)                a description of the underlying real estate directly or indirectly securing or supporting such Purchased Asset and the ownership structure of the borrower and the sponsor (including, without limitation, the board of directors, if applicable) and, to the extent that real property does not secure such Eligible Loan, the related collateral securing such Eligible Loan, if any;

(vi)             indicative debt service coverage ratios;

(vii)          indicative loan-to-value ratios;

(viii)       a term sheet outlining the transaction generally;

(ix)             a description of the Mortgagor, including experience with other projects (real estate owned), its ownership structure and financial statements;

(x)                a description of Seller’s relationship with the Mortgagor, if any;

(xi)             copies of documents evidencing such New Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, the underlying borrower’s and guarantor’s organizational documents, warrant agreements, and loan and collateral pledge agreements, as applicable, provided that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Buyer, Seller shall deliver such items to Buyer promptly upon Seller’s receipt of such items;

(xii)          in the case of Subordinate Eligible Assets, all information described in this section 2 that would otherwise be provided for the Underlying Mortgage Loan if it were an Eligible Asset, and in addition, all documentation evidencing such Subordinate Eligible Asset; and

(xiii)       any exceptions to the representations and warranties set forth in Exhibit VI to this Agreement.

3.                                      Environmental and Engineering.  A “Phase 1” (and, if requested by Buyer, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Buyer, by an engineer or environmental consultant reasonably approved by Buyer.

4.                                      Credit Memorandum.  A credit memorandum, asset summary or other similar document that details cash flow underwriting, historical operating numbers, underwriting footnotes, rent roll and lease rollover schedule.

5.                                      Appraisal.  Either an Appraisal approved by Buyer or a Draft Appraisal, each by an MAI appraiser, if applicable.  If Buyer receives only a Draft Appraisal prior to entering into a Transaction, Seller shall deliver an Appraisal approved by Buyer by an MAI appraiser on or before ten (10) calendar days after the Purchase Date.  The related Appraisal shall (i) be dated less than twelve (12) months prior to the proposed financing date and (ii) not be ordered by the related borrower or an Affiliate of the related borrower.

6.                                      Opinions of Counsel.  An opinion to Seller and its successors and assigns from counsel to the underlying obligor on the underlying loan transaction, as applicable, as to enforceability of the loan documents governing such transaction and such other matters as Buyer shall require (including, without limitation, opinions as to due formation, authority, choice of law and perfection of security interests).

7.                                      Additional Real Estate Matters.  To the extent obtained by Seller from the Mortgagor or the underlying obligor relating to any Eligible Asset at the origination of the Eligible Asset, such other real estate related certificates and documentation as may have been requested by Buyer, such as abstracts of all leases in effect at the real property relating to such Eligible Asset.

8.                                      Other Documents.  Any other documents as Buyer or its counsel shall reasonably deem necessary.

(b)                                 Submission of Legal Documents.  With respect to a New Asset that is an Originated Asset, no less than seven (7) calendar days prior to the proposed Purchase Date, Seller shall deliver, or cause to be delivered, to counsel for Buyer the following items, where applicable:

1.                                      Copies of all draft Purchased Asset Documents in substantially final form, blacklined against the approved form Purchased Asset Documents.

2.                                      Certificates or other evidence of insurance demonstrating insurance coverage in respect of the underlying real estate directly or indirectly securing or supporting such Purchased Asset of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents.  Such certificates or other evidence shall indicate that Seller (or, as to Subordinate Eligible Assets, the lead lender on the whole loan or mezzanine loan in which Seller is a participant or holder of a note or has an equity interest in the Mortgagor, as applicable), will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents.

3.                                      All Surveys of the underlying real estate directly or indirectly securing or supporting such Purchased Asset that are in Seller’s possession.

4.                                      Satisfactory reports of UCC, tax lien, judgment and litigation searches and title updates conducted by search firms and/or title companies reasonably acceptable to Buyer with respect to the Eligible Asset, underlying real estate directly or indirectly securing or supporting such Eligible Asset, Seller and Mortgagor, such searches to be conducted in each location Buyer shall reasonably designate.

5.                                      A Title Policy in favor of the applicable Seller (or its Affiliates the originated the Eligible Asset) and its successors and assigns (or a closing escrow letter signed by the title company committing to issue such a Title Policy), with an amount of insurance that shall be not less than the original principal amount of such Eligible Asset, in each case, reasonably satisfactory to Buyer.

6.                                      Certificates of occupancy and letters certifying that the property is in compliance with all applicable zoning laws, each issued by the appropriate Governmental Authority.

(c)                                  Approval of Eligible Asset.  Conditioned upon the timely and satisfactory completion of Seller’s requirements in clauses (a) and (b) above, Buyer shall, no less than five (5) calendar days prior to the proposed Purchase Date, in its sole and absolute discretion (A) notify Seller in writing (which may take the form of electronic mail format) that Buyer has not approved the proposed Eligible Asset as a Purchased Asset or (B) notify Seller in writing (which may take the form of electronic mail format) that Buyer has approved the proposed Eligible Asset as a Purchased Asset.

(d)                                 Assignment Documents.  No less than two (2) business days prior to the proposed Purchase Date, Seller shall have executed and delivered to Buyer, in form and substance reasonably satisfactory to Buyer and its counsel, all applicable assignment documents executed in blank with respect to the proposed Eligible Asset, which assignment shall be subject to no liens except as expressly permitted by Buyer, and blacklined copies of each document, showing all changes made to the forms of assignment documents that have been approved in advance by Buyer.

EXHIBIT IX

FORM OF BAILEE LETTER

[    ] [  ], 201[ ]

Re:                             Bailee Agreement (the “Bailee Agreement”) in connection with the pledge by [Starwood Property Mortgage Sub-14, L.L.C.] [Starwood Property Mortgage Sub-14-A, L.L.C.] ( “Seller”) to JPMorgan Chase Bank, National Association (“Buyer”)

Ladies and Gentlemen:

In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Buyer and [    ] (the “Bailee”) hereby agree as follows:

(a)                                 Seller shall deliver to the Bailee in connection with any Purchased Assets delivered to the Bailee hereunder an Identification Certificate in the form of Attachment 1 attached hereto to which shall be attached a Purchased Asset Schedule identifying which Purchased Assets are being delivered to the Bailee hereunder.  Such Purchased Asset Schedule shall contain the following fields of information:  (a) the loan identifying number; (b) the Purchased Asset obligor’s name; (c) the street address, city, state and zip code for the applicable real property; (d) the original balance; and (e) the current principal balance if different from the original balance.

(b)                                 On or prior to the date indicated on the Custodial Identification Certificate delivered by Seller (the “Funding Date”), Seller shall have delivered to the Bailee, as bailee for hire, the original documents set forth on Schedule A attached hereto (collectively, the “Purchased Asset File”) for each of the Purchased Assets (each a “Purchased Asset” and collectively, the “Purchased Assets”) listed in Exhibit A to Attachment 1 attached hereto (the “Purchased Asset Schedule”).

(c)                                  The Bailee shall issue and deliver to Buyer and Wells Fargo Bank, National Association (the “Custodian”) on or prior to the Funding Date by facsimile (a) in the name of Buyer, an initial trust receipt and certification in the form of Attachment 2 attached hereto (the “Bailee’s Trust Receipt and Certification”) which Bailee’s Trust Receipt and Certification shall state that the Bailee has received the documents comprising the Purchased Asset File as set forth in the Custodial Identification Certificate (as defined in that certain Custodial Agreement, dated as of December 10, 2015, among Starwood Property Mortgage Sub-14, L.L.C. and Starwood Property Mortgage Sub-14-A, L.L.C.,

Buyer and Custodian, in addition to such other documents required to be delivered to Buyer and/or Custodian pursuant to the Uncommitted Master Repurchase Agreement, dated as of December 10, 2015, between Starwood Property Mortgage Sub-14, L.L.C., Starwood Property Mortgage Sub-14-A, L.L.C. and Buyer (the “Repurchase Agreement”).

(d)                                 On the applicable Funding Date, in the event that Buyer fails to purchase from Seller the Purchased Assets identified in the related Custodial Identification Certificate, Buyer shall deliver by facsimile to the Bailee at [    ] to the attention of [    ], an authorization (the “Facsimile Authorization”) to release the Purchased Asset Files with respect to the Purchased Assets identified therein to Seller.  Upon receipt of such Facsimile Authorization, the Bailee shall release the Purchased Asset Files to Seller in accordance with Seller’s instructions.

(e)                                  Following the Funding Date, the Bailee shall forward the Purchased Asset Files to the Custodian at [    ], by insured overnight courier for receipt by the Custodian no later than 1:00 p.m. on the third Business Day following the applicable Funding Date (the “Delivery Date”).

(f)                                   From and after the applicable Funding Date until the time of receipt of the Facsimile Authorization or the applicable Delivery Date, as applicable, the Bailee (a) shall maintain continuous custody and control of the related Purchased Asset Files as bailee for Buyer and (b) is holding the related Purchased Assets as sole and exclusive bailee for Buyer unless and until otherwise instructed in writing by Buyer.

(g)                                  Seller agrees to indemnify and hold the Bailee and its partners, directors, officers, agents and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Agreement or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by the Bailee) were imposed on, incurred by or asserted against the Bailee because of the breach by the Bailee of its obligations hereunder, which breach was caused by negligence, lack of good faith or willful misconduct on the part of the Bailee or any of its partners, directors, officers, agents or employees.  The foregoing indemnification shall survive any resignation or removal of the Bailee or the termination or assignment of this Bailee Agreement.

(h)                                 In the event that the Bailee fails to produce a Mortgage Note, assignment of collateral or any other document related to a Purchased Asset that was in its possession within ten (10) business days after required or requested by

Seller or Buyer (a “Delivery Failure”), the Bailee shall indemnify Seller or Buyer in accordance with paragraph (g) above.

(i)                                     Seller agrees to indemnify and hold Buyer and its respective affiliates and designees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of a Custodial Delivery Failure or the Bailee’s negligence, lack of good faith or willful misconduct.  The foregoing indemnification shall survive any termination or assignment of this Bailee Agreement.

(j)                                    Seller hereby represents, warrants and covenants that the Bailee is not an affiliate of or otherwise controlled by Seller.  Notwithstanding the foregoing, the parties hereby acknowledge that the Bailee hereunder may act as Counsel to Seller in connection with a proposed transaction and [    ], if acting as Bailee, has represented Seller in connection with negotiation, execution and delivery of the Repurchase Agreement.

(k)                                 In connection with a pledge of the Purchased Assets as collateral for an obligation of Buyer, Buyer may pledge its interest in the corresponding Purchased Asset Files held by the Bailee for the benefit of Buyer from time to time by delivering written notice to the Bailee that Buyer has pledged its interest in the identified Purchased Assets and Purchased Asset Files, together with the identity of the party to whom the Purchased Assets have been pledged (such party, the “Pledgee”).  Upon receipt of such notice from Buyer, the Bailee shall mark its records to reflect the pledge of the Purchased Assets by Buyer to the Pledgee.  The Bailee’s records shall reflect the pledge of the Purchased Assets by Buyer to the Pledgee until such time as the Bailee receives written instructions from Buyer that the Purchased Assets are no longer pledged by Buyer to the Pledgee, at which time the Bailee shall change its records to reflect the release of the pledge of the Purchased Assets and that the Bailee is holding the Purchased Assets as custodian for, and for the benefit of, Buyer.

(l)                                     The agreement set forth in this Bailee Agreement may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.

(m)                             This Bailee Agreement may not be assigned by Seller or the Bailee without the prior written consent of Buyer.

(n)                                 For the purpose of facilitating the execution of this Bailee Agreement as herein provided and for other purposes, this Bailee Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

(o)                                 This Bailee Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(p)                                 Capitalized terms used herein and defined herein shall have the meanings ascribed to them in the Repurchase Agreement.

Very truly yours,

[STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C.], as Seller

[STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C.], as Seller

By:
Name:
Title:

ACCEPTED AND AGREED:

[BAILEE]

By:
Name:

ACCEPTED AND AGREED:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
Buyer

By:
Name:
Title:

Schedule A

[List of Purchased Asset Documents]

Attachment 1

IDENTIFICATION CERTIFICATE

On this [   ] day of [    ], 201[ ], [Starwood Property Mortgage Sub-14, L.L.C.] [Starwood Property Mortgage Sub-14-A, L.L.C.] (“Seller”), under that certain Bailee Agreement of even date herewith (the “Bailee Agreement”), among Seller, [    ] (the “Bailee”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Buyer, does hereby instruct the Bailee to hold, in its capacity as Bailee, the Purchased Asset Files with respect to the Purchased Assets listed on Exhibit A hereto, which Purchased Assets shall be subject to the terms of the Bailee Agreement as of the date hereof.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Bailee Agreement.

IN WITNESS WHEREOF, Seller has caused this Identification Certificate to be executed and delivered by its duly authorized officer as of the day and year first above written.

[STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C.]

[STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C.]

By:
Name:
Title:

Exhibit A to Attachment 1

PURCHASED ASSET SCHEDULE

Attachment 2

FORM OF BAILEE’S TRUST RECEIPT AND CERTIFICATION

[    ] [  ], 201[ ]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

383 Madison Avenue
New York, New York 10179
Attention:                                         Ms. Nancy S. Alto
Telephone:                                   (212) 834-3038

Telecopy:                                          (917) 546-2564

Re:                             Bailee Agreement, dated as of [    ] [  ], 201[ ] (the “Bailee Agreement”) among [Starwood Property Mortgage Sub-14, L.L.C.] [Starwood Property Mortgage Sub-14-A, L.L.C.] (“Seller”), JPMorgan Chase Bank, National Association (“Buyer”) and [    ] (“Bailee”)

Ladies and Gentlemen:

In accordance with the provisions of Paragraph (c) of the above-referenced Bailee Agreement, the undersigned, as the Bailee, hereby certifies that as to each Purchased Asset described in the Purchased Asset Schedule (Exhibit A to Attachment 1), a copy of which is attached hereto, it has reviewed the Purchased Asset File and has determined that (i) all documents listed in Schedule A attached to the Bailee Agreement are in its possession and (ii) such documents have been reviewed by it and appear regular on their face and relate to such Purchased Asset and (iii) based on its examination, the foregoing documents on their face satisfy the requirements set forth in Paragraph (b) of the Bailee Agreement.

The Bailee hereby confirms that it is holding each such Purchased Asset File as agent and bailee for the exclusive use and benefit of Buyer pursuant to the terms of the Bailee Agreement.

All initially capitalized terms used herein shall have the meanings ascribed to them in the above-referenced Bailee Agreement.

[ ], BAILEE

By:
Name:
Title:

EXHIBIT X

FORM OF MARGIN DEFICIT NOTICE

[DATE]

VIA ELECTRONIC TRANSMISSION

STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C.
STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C.
c/o Starwood Property Trust, Inc.

591 West Putnam Avenue

Greenwich, Connecticut 06830

Attention: General Counsel

Re:                             Uncommitted Master Repurchase Agreement, dated as of December 10, 2015 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement) by and between JPMorgan Chase Bank, National Association (“Buyer”) and Starwood Property Mortgage Sub-14, L.L.C. and Starwood Property Mortgage Sub-14-A, L.L.C. (“Sellers”).

Pursuant to Article 4(a) of the Master Repurchase Agreement, Buyer hereby notifies Sellers of the existence of a Margin Deficit as of the date hereof as follows:

Repurchase Price for the Purchased Assets set forth on Schedule I attached hereto:	$
Buyer’s Margin Amount for the Purchased Assets set forth on Schedule I attached hereto:	$
MARGIN DEFICIT:	$
Accrued Interest from [ ] to [ ]:	$
TOTAL WIRE DUE:	$
MARGIN EXCESS AVAILABLE FROM OTHER PURCHASED ASSETS AS SET FORTH ON SCHEDULE II ATTACHED HERETO	$

SELLERS ARE REQUIRED TO CURE THE MARGIN DEFICIT SPECIFIED ABOVE IN ACCORDANCE WITH THE MASTER REPURCHASE AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED ARTICLE 4(a) THEREOF.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

EXHIBIT XI-1

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Assignees That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 3(t) of the Uncommitted Master Repurchase Agreement, dated as of December 10, 2015 (the “Master Repurchase Agreement”), by and between JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States, as Buyer, and Starwood Property Mortgage Sub-14, L.L.C. and Starwood Property Mortgage Sub-14-A, L.L.C., each a Delaware limited liability company, as Sellers.  Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase Agreement.

The undersigned hereby certifies that (i) it is the sole record and beneficial owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Seller(s) with a correct, complete, and accurate executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Seller(s), and (2) the undersigned shall have at all times furnished the applicable Seller(s) with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF ASSIGNEE]

By:
Name:
Title:

Date:            , 201[ ]

EXHIBIT XI-2

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 3(t) of the Uncommitted Master Repurchase Agreement, dated as of December 10, 2015 (the “Master Repurchase Agreement”), by and between JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States, as Buyer, and Starwood Property Mortgage Sub-14, L.L.C. and Starwood Property Mortgage Sub-14-A, L.L.C., each a Delaware limited liability company, as Sellers.  Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase Agreement.

The undersigned hereby certifies that (i) it is the sole record and beneficial owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Buyer or Assignee with a correct, complete, and accurate executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer or Assignee in writing, and (2) the undersigned shall have at all times furnished such Buyer or Assignee with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:            , 201[ ]

EXHIBIT XI-3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 3(t) of the Uncommitted Master Repurchase Agreement, dated as of December 10, 2015 (the “Master Repurchase Agreement”), by and between JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States, as Buyer, and Starwood Property Mortgage Sub-14, L.L.C. and Starwood Property Mortgage Sub-14-A, L.L.C., each a Delaware limited liability company, as Sellers.  Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase Agreement.

The undersigned hereby certifies that (i) it is the sole record owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such interest, (iii) with respect such interest, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Buyer or Assignee with a correct, complete, and accurate executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer or Assignee and (2) the undersigned shall have at all times furnished such Buyer or Assignee with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:            , 201[ ]

EXHIBIT XI-4

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Assignees That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 3(t) of the Uncommitted Master Repurchase Agreement, dated as of December 10, 2015 (the “Master Repurchase Agreement”), by and between JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States, as Buyer, and Starwood Property Mortgage Sub-14, L.L.C. and Starwood Property Mortgage Sub-14-A, L.L.C., each a Delaware limited liability company, as Sellers.  Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase Agreement.

The undersigned hereby certifies that (i) it is the sole record owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such interest, (iii) with respect to such interest, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Seller(s) with a correct, complete, and accurate executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Seller(s), and (2) the undersigned shall have at all times furnished the applicable Seller(s) with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF ASSIGNEE]

By:
Name:
Title:

Date: , 201[ ]

EXHIBIT XII

UCC FILING JURISDICTIONS

Delaware

XII-4

EXHIBIT XIII

[Reserved.]

EXHIBIT XIV

FORM OF SERVICER NOTICE

[DATE]

[SERVICER]
[ADDRESS]
Attention:

Re:                             Uncommitted Master Repurchase Agreement, dated as of December 10, 2015 by and between JPMorgan Chase Bank, National Association (“Buyer”), Starwood Property Mortgage Sub-14, L.L.C. and Starwood Property Mortgage Sub-14-A, L.L.C. (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”); (capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement).

Ladies and Gentlemen:

[    ] (the “Servicer”) is servicing certain mortgage assets sold by [Starwood Property Mortgage Sub-14, L.L.C.] [Starwood Property Mortgage Sub-14-A, L.L.C.] (“Seller”) to Buyer pursuant to the Master Repurchase Agreement (the “Purchased Assets”) pursuant to a servicing agreement dated as of [    ] between Servicer and Seller (the “Servicing Agreement”).  Servicer is hereby notified that, pursuant to the Master Repurchase Agreement, Seller has sold the Purchased Assets to Buyer on a servicing-released basis, and has granted a security interest to Buyer in the Purchased Assets.

In accordance with Seller’s requirements under the Master Repurchase Agreement, Seller hereby notifies and instructs Servicer, and Servicer hereby agrees that Servicer shall (a) segregate all amounts collected on account of the Purchased Assets, (b) hold the Purchased Assets in trust for Buyer, (c) immediately following the receipt thereof by Servicer, remit all such Income to the Depository Account at [       ], ABA # [    ], Account # [    ].  Upon receipt of a notice of Event of Default under the Master Repurchase Agreement from Buyer, Servicer shall only follow the instructions of Buyer with respect to the Purchased Assets, and shall deliver to Buyer any information with respect to the Purchased Assets reasonably requested by Buyer.

Servicer hereby agrees that, notwithstanding any provision to the contrary in the Servicing Agreement or in any other agreement that exists between Servicer and Seller in respect of any Purchased Asset, (i) Servicer is servicing the Purchased Assets for the joint benefit of Seller and Buyer, (ii) Buyer is expressly intended to be a third-party beneficiary under the

Servicing Agreement, and (iii) Buyer may, at any time after the occurrence and during the continuance of an Event of Default under the Master Repurchase Agreement, terminate the Servicing Agreement and any other such agreement immediately upon the delivery of written notice thereof to Servicer and/or in any event transfer servicing to Buyer’s designee, at no cost or expense to Buyer, it being agreed that Seller will pay any and all fees required to terminate the Servicing Agreement and any other such agreement and to effectuate the transfer of servicing to the designee of Buyer in accordance with this Servicer Notice.

Notwithstanding any contrary information or direction that may be delivered to Servicer by Seller, Servicer may conclusively rely on any information, direction or notice of an Event of Default under the Master Repurchase Agreement delivered by Buyer, and, so long as an Event of Default under the Master Repurchase Agreement exists at such time, Seller shall indemnify and hold Servicer harmless for any and all claims asserted against Servicer for any actions taken in good faith by Servicer in connection with the delivery of such information, direction or notice of any such Event of Default.

No provision of this letter or any Servicing Agreement may be amended, countermanded or otherwise modified without the prior written consent of Buyer.  Buyer is an intended third party beneficiary of this letter.

Please acknowledge receipt and your agreement to the terms of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt.  Any notices to Buyer should be delivered to the following address:  [    ].

Very truly yours,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

ACKNOWLEDGED AND AGREED TO:

[STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C.]

[STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C.]

By:
Name:
Title:

EXHIBIT XV

FORM OF RELEASE LETTER

[Date]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

383 Madison Avenue
New York, New York 10179
Attention:  Ms. Nancy S. Alto

Re:                             Uncommitted Master Repurchase Agreement, dated as of December 10, 2015 by and between JPMorgan Chase Bank, National Association (“Buyer”) and Starwood Property Mortgage Sub-14, L.L.C. and Starwood Property Mortgage Sub-14-A, L.L.C. (each a “Seller” and, collectively, “Sellers”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”); (capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement).

Ladies and Gentlemen:

With respect to the Purchased Assets described in the attached Schedule A (the “Purchased Assets”) (a) we hereby certify to you that the Purchased Assets are not subject to a lien of any third party, and (b) we hereby release all right, interest or claim of any kind other than any rights under the Master Repurchase Agreement with respect to such Purchased Assets, such release to be effective automatically without further action by any party upon payment by Buyer of the amount of the Purchase Price contemplated under the Master Repurchase Agreement (calculated in accordance with the terms thereof) in accordance with the wiring instructions set forth in the Master Repurchase Agreement.

Very truly yours,

[STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C.]

By:
Name:
Title:

[STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C.]

By:
Name:
Title:

Schedule A

[List of Purchased Asset Documents]

EXHIBIT XVI

FORM OF COVENANT COMPLIANCE CERTIFICATE

[    ] [  ], 201[ ]

JPMorgan Chase Bank, National Association
383 Madison Avenue
New York, New York 10179
Attention:  Thomas Nicholas Cassino

This Covenant Compliance Certificate is furnished pursuant to that certain Uncommitted Master Repurchase Agreement, dated as of December 10, 2015 by and between JPMorgan Chase Bank, National Association (“Buyer”), Starwood Property Mortgage Sub-14, L.L.C. and Starwood Property Mortgage Sub-14-A, L.L.C. (collectively, “Sellers”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”).  Unless otherwise defined herein, capitalized terms used in this Covenant Compliance Certificate have the respective meanings ascribed thereto in the Master Repurchase Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.                                      I am a duly elected Responsible Officer of each Seller.

2.                                      All of the financial statements, calculations and other information set forth in this Covenant Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true, complete and correct as of the date hereof.

3.                                      I have reviewed the terms of the Master Repurchase Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of Sellers during the accounting period covered by the financial statements attached (or most recently delivered to Buyer if none are attached).

4.                                      As of the date hereof, and since the date of the certificate most recently delivered pursuant to Article 11(j) of the Master Repurchase Agreement, each Seller has observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects, every condition, contained in the Master Repurchase Agreement and the related documents to be observed, performed or satisfied by it.

5.                                      The examinations described in Paragraph 3 above did not disclose, and I have no Knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Covenant Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

6.                                      To my Knowledge, as of the date hereof, each of the representations and warranties made by each Seller in the Master Repurchase Agreement are true and correct in all material respects with the same force and effect as if made on and as of the date hereof, except as set forth in any Requested Exceptions Report.

7.                                      Attached as Exhibit 1 hereto is a description of all interests of Affiliates of any Seller in any Underlying Mortgaged Property.

8.                                      Attached as Exhibit 2 hereto are the financial statements required to be delivered pursuant to Article 11 of the Master Repurchase Agreement (or, if none are required to be delivered as of the date of this Covenant Compliance Certificate, the financial statements most recently delivered pursuant to Article 11 of the Master Repurchase Agreement), which financial statements, to the best of my Knowledge after due inquiry, fairly and accurately present in all material respects, the financial condition and operations of Guarantor as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 11.

9.                                      Attached as Exhibit 3 hereto are the calculations demonstrating compliance with the financial covenants set forth in Article 9 of the Guarantee Agreement.

To the best of my knowledge, each Seller has, during the period since the delivery of the immediately preceding Covenant Compliance Certificate, observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects every condition, contained in the Master Repurchase Agreement and the related documents to be observed, performed or satisfied by it, and I have no knowledge of the occurrence during such period, or present existence, of any condition or event which constitutes an Event of Default or Default (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

Described below are the exceptions, if any, to paragraph 8, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Guarantor or any Seller has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Covenant Compliance Certificate, are made and delivered this [  ] day of [    ], 201[  ].

[STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C.],
a Delaware limited liability company

By:
Name:
Title:

[STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C.],
a Delaware limited liability company

By:
Name:
Title:

STARWOOD PROPERTY TRUST INC.,
a Maryland corporation

By:
Name:
Title:

EXHIBIT XVII

FORM OF RE-DIRECTION LETTER

[SELLER LETTERHEAD]

RE-DIRECTION LETTER

AS OF [    ] [  ], 201[ ]

Ladies and Gentlemen:

Please refer to: (a) that certain [Loan Agreement], dated [    ] [  ], 201[ ], by and between [    ] (the “Borrower”), as borrower, and [    ] (the “Lender”), as lender; and (b) all documents securing or relating to that certain $[    ] loan made by the Lender to the Borrower on [    ] [  ], 201[ ] (the “Loan”).

You are advised as follows, effective as of the date of this letter.

Assignment of the Loan.  The Lender has entered into an Uncommitted Master Repurchase Agreement, dated as of December 10, 2015 (as the same may be amended and/or restated from time to time, the “Repurchase Agreement”), with JPMorgan Chase Bank, National Association (“JPMorgan”), 383 Madison Avenue, New York, New York 10179, and has assigned its rights and interests in the Loan (and all of its rights and remedies in respect of the Loan) to JPMorgan, subject to the terms of the Repurchase Agreement.  This assignment shall remain in effect unless and until JPMorgan has notified Borrower otherwise in writing.

Direction of Funds.  In connection with Borrower’s obligations under the Loan, Lender hereby directs Borrower to disburse, by wire transfer, any and all payments to be made under or in respect of the Loan to the following account, for the benefit of JPMorgan:

ABA # [    ]
Account # [    ]
Attn: [Insert information regarding Depository Account]
Acct Name: “[SERVICER] for the benefit of JPMorgan Chase Bank, National Association, as Repurchase Agreement Buyer”

This direction shall remain in effect unless and until JPMorgan has notified Borrower otherwise in writing.

Modifications, Waivers, Etc.  No modification, waiver, deferral, or release (in whole or in part) of any party’s obligations in respect of the Loan, or of any collateral for any obligations in respect of the Loan, shall be effective without the prior written consent of JPMorgan.  Notwithstanding the foregoing, neither Lender nor Servicer shall take any material action or effect any modification or amendment to any Purchased Asset without first having given prior notice thereof to Buyer in each such instance and receiving the prior written consent of Buyer.

Please acknowledge your acceptance of the terms and directions contained in this correspondence by executing a counterpart of this correspondence and returning it to the undersigned.

Very truly yours,

[STARWOOD PROPERTY MORTGAGE SUB-14, L.L.C., a Delaware limited liability company]

[STARWOOD PROPERTY MORTGAGE SUB-14-A, L.L.C., a Delaware limited liability company]

By:
Name:
Title:
Date: [ ] [ ], 201[ ]

Agreed and accepted this [ ]
day of [ ], 201[ ]

[ ]

By:
Name:
Title: